UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 2)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NETSMART TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(N/A)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Netsmart Technologies, Inc.
	(2)	Aggregate number of securities to which transaction applies:

6,549,058 shares of Netsmart Technologies, Inc. common stock outstanding as of November  30, 2006
914,547 options to purchase shares of Netsmart Technologies, Inc. common stock
130,158 warrants to purchase shares of Netsmart Technologies, Inc. common stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$16.50 per share of Netsmart Technologies, Inc. common stock(a)
	(4)	Proposed maximum aggregate value of transaction:
$115,746,000(a)
(a)

As of November 30, 2006, there were (i) 6,549,058 shares of common stock, par value $0.01 per share (“Common Stock”) of Netsmart Technologies, Inc. (“Netsmart”) outstanding and owned by stockholders, (ii) options to purchase 914,547 shares of Common Stock with an exercise price less than $16.50 per share, and (iii) warrants to purchase 130,158 shares of Common Stock with an exercise price less than $16.50 per share. The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $16.50 in cash per share of Common Stock, plus (y) $6,982,167 (net of exercise price) expected to be paid to holders of stock options with an exercise price of less than $16.50 per share granted by Netsmart to purchase shares of Common Stock in exchange for cancellation of such options, plus (z)  $715,869 (net of exercise price) expected to be paid to holders of warrants with an exercise price of less than $16.50 per share granted by Netsmart to purchase shares of Common Stock in exchange for cancellation of such warrants ((x), (y) and (z) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .000107.

	(5)	Total fee paid:
$12,386
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NETSMART TECHNOLOGIES, INC.
3500 Sunrise Highway
Great River, New York 11739

[    •    ] [    •    ], 2007

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of Netsmart Technologies, Inc. (“Netsmart” or the “Company”), to be held at [    •    ] on [    •    ], [    •    ], at [    •    ], Eastern Standard Time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 18, 2006, by and among NT Acquisition, Inc., (“Buyer”), NT Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and Netsmart (the “Merger Agreement”). Buyer was formed at the direction of funds affiliated with Insight Venture Partners (“Insight”). Insight and funds affiliated with Bessemer Venture Partners (“Bessemer”) have made commitments to make an indirect equity investment in Buyer. Bessemer and Insight are collectively referred to herein as the “Sponsors.”

The Merger Agreement contemplates the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Buyer. Upon completion of the merger, each share of the Company’s common stock not held by Buyer, Merger Sub, the Company or any subsidiary of the Company, or a stockholder who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $16.50 in cash, without interest. Holders of options and warrants will receive the excess, if any, of $16.50 over the applicable per share exercise price for each option or warrant, as the case may be.

Under Delaware law, the affirmative vote of holders of a majority of the shares of Netsmart common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal.

On November 17, 2006, our board of directors (other than James L. Conway, Chairman and Chief Executive Officer of Netsmart, who recused himself), acting upon the unanimous recommendation of a special committee of the board of directors consisting of four independent and disinterested directors (the “Special Committee”) and the fairness opinion of William Blair & Company, L.L.C. (which was subsequently confirmed in writing as of November 18, 2006) (the “Opinion”) unanimously (1) determined that the merger and the Merger Agreement are fair to, and in the best interests of, Netsmart’s stockholders and (2) approved the Merger Agreement and the transactions contemplated thereby, including the merger. Therefore, our board of directors (other than Mr. Conway, who recused himself) unanimously recommends that you vote FOR the adoption of the Merger Agreement.

The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting and the parties involved. Please read the proxy statement carefully. You may also obtain more information about the Company from documents that we have filed with the Securities and Exchange Commission.

YOUR VOTE IS VERY IMPORTANT.   Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. Because adoption of the Merger Agreement requires, under Delaware law, the affirmative vote of holders of a majority of the shares of Netsmart common stock, the failure to vote will have exactly the same effect as voting against adoption of the merger proposal.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against adoption of the merger proposal.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Sincerely,
James L. Conway
Chairman of the Board and Chief Executive Officer

This proxy statement is dated [    •    ] [    •    ], 2007, and is first being mailed to stockholders on or about [    •    ], 2007.

NETSMART TECHNOLOGIES, INC.
3500 Sunrise Highway
Great River, New York 11739

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [   •   ] [   •   ], 2007

TO OUR STOCKHOLDERS:

A special meeting of stockholders of Netsmart Technologies, Inc., a Delaware corporation (“Netsmart”), will be held on [   •   ], [   •   ] [   •   ], 2007, at [   •   ], Eastern Standard Daylight Time at [   •   ] for the following purposes:

1.                To consider and vote upon a proposal to adopt the Merger Agreement, dated as of November 18, 2006, by and among Netsmart, NT Acquisition, Inc., a Delaware corporation (“Buyer”) and NT Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”). Buyer was formed at the direction of funds affiliated with Insight Venture Partners (“Insight”). Insight and funds affiliated with Bessemer Venture Partners (“Bessemer” and, together with Insight, the “Sponsors”) have made commitments to make an indirect equity investment in Buyer. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Netsmart, with Netsmart surviving the merger. Upon completion of the merger, each share of Netsmart’s common stock not held by Buyer, Merger Sub, Netsmart or any subsidiary of Netsmart or a stockholder who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $16.50 in cash, without interest. Holders of options and warrants will also receive the excess, if any, of $16.50 over the applicable per share exercise price for each option or warrant, as the case may be. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement;

2.                To approve the adjournment of the special meeting for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

3.                To transact any other business that may properly come before the special meeting or any adjournment thereof.

Our board of directors has fixed the close of business on [   •   ], [   •   ] [   •   ], 2007, as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or adjournments thereof.  Under Delaware law, the affirmative vote of holders of a majority of the shares of Netsmart common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal.

On November 17, 2006, our board of directors (other than James L. Conway, Chairman and Chief Executive Officer of Netsmart, who recused himself), acting upon the unanimous recommendation of the Special Committee of the board of directors consisting of four independent and disinterested directors and the Opinion of William Blair unanimously (1) determined that the merger and the Merger Agreement are fair to and in the best interests of Netsmart’s stockholders and (2) approved the Merger Agreement and the transactions contemplated thereby, including the merger. Therefore, our board of directors (other than Mr. Conway, who recused himself) unanimously recommends that you vote FOR the adoption of the Merger Agreement.

The enclosed proxy statement provides you with a summary of the Merger Agreement and the merger, and provides additional information about the parties involved. The closing of the merger will occur as promptly as practicable following the adoption of the Merger Agreement at the special meeting by Netsmart stockholders, subject to the satisfaction or waiver of the other conditions to the closing of the merger, as described in the enclosed proxy statement.

Under Delaware law, stockholders of Netsmart can exercise appraisal rights in connection with the merger. A stockholder that does not vote in favor of the merger proposal and complies with all of the other necessary requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their Netsmart shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Annex C to the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT.   Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided.  If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. Because adoption of the Merger Agreement requires, under Delaware law, the affirmative vote of holders of a majority of the shares of Netsmart common stock, the failure to vote will have exactly the same effect as voting against the merger proposal.

By Order of the Board of Directors,
Anthony F. Grisanti
Secretary

Great River, New York
[    •    ], 2007

i

Termination of Merger Agreement	66
Reimbursement of Expenses; Termination Fee	67
Amendment, Waiver and Extension of the Merger Agreement	69
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)	69
COMMON STOCK OWNERSHIP OF MANAGEMENT, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	70
TRANSACTIONS IN NETSMART STOCK	71
RELATED PARTY TRANSACTIONS	71
SELECTED FINANCIAL INFORMATION	72
MARKET PRICES AND DIVIDEND INFORMATION	73
CERTAIN INFORMATION ABOUT NETSMART’S DIRECTORS AND OFFICERS	74
CERTAIN INFORMATION ABOUT PARENT, BUYER AND MERGER SUB	75
Insight Funds	76
Bessemer Funds	76
FINANCIAL PROJECTIONS	78
FORWARD-LOOKING STATEMENTS	80
WHERE YOU CAN FIND MORE INFORMATION	80
SUBMISSION OF STOCKHOLDER PROPOSALS	82
Annex A—Agreement and Plan Of Merger, dated as of November 18, 2006, by and among NT Acquisition, Inc., NT Merger Sub, Inc., and Netsmart Technologies, Inc.	A-1
Annex B—Opinion of William Blair & Company, L.L.C., dated November 18, 2006	B-1
Annex C—General Corporation Law of the State of Delaware	C-1

ii

SUMMARY TERM SHEET

This summary highlights important information from this proxy statement and does not contain all of the information that may be important to you. To understand fully the merger described in this proxy statement, you should carefully read the entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We have included section references to direct you to a more complete description of the topics contained in this summary. In this proxy statement, the terms “Netsmart,” “Company,” “We,” “Our,” “Ours,” and “Us” refer to Netsmart Technologies, Inc. and its subsidiaries, taken together.

•       The Proposal.   You are being asked to vote upon a proposal to adopt the Merger Agreement, dated as of November 18, 2006 by and between Netsmart, Buyer and Merger Sub. Buyer and Merger Sub are entities formed at the direction of Insight. Insight and Bessemer have made commitments to make an indirect equity investment in Buyer. The proposal provides for the merger of Merger Sub with and into Netsmart. Upon the terms and subject to the conditions of the Merger Agreement, Netsmart will continue as the surviving corporation and the separate corporate existence of Merger Sub will cease. See “The Special Meeting” beginning on page 11 and “Special Factors—Background of the Merger” beginning on page 14 and “The Merger Agreement” beginning on page 58.

•       Effect of Merger Transaction.   Following the merger the Company’s securities will no longer be traded on the NASDAQ Capital Market and the Company will no longer be a public company subject to the filing provisions of the Securities Exchange Act of 1934, as amended. If the merger is completed, you will be paid $16.50 per share in cash, less any applicable withholding tax, and:

•        affiliates of the Sponsors (together with certain other equity investors and certain members of Netsmart’s current management) will own our entire equity interest;

•        you will no longer have any interest in our future earnings or growth;

•        we will no longer be a public company;

•        our common stock will no longer be traded on the NASDAQ Capital Market; and

•        we may no longer be required to file periodic and other reports with the Securities and Exchange Commission (“SEC”).

See “Special Factors—Certain Effects of the Merger” beginning on page 42.

•       Board Recommendation.   Our board of directors (other than James L. Conway, Chairman and Chief Executive Officer of Netsmart, who recused himself), acting upon the unanimous recommendation of the Special Committee and the Opinion, among other things, unanimously determined that the merger is fair to and in the best interests of our stockholders, and unanimously recommends that the stockholders of the Company adopt the Merger Agreement. See “Special Factors—Fairness of the Merger; Recommendation of Netsmart’s Board of Directors” beginning on page 23.

•       Opinion of Netsmart’s Financial Advisor.   The Special Committee received the Opinion from William Blair & Company, L.L.C. (“William Blair”), the financial adviser to the Company and the Special Committee, that, as of November 18, 2006, and based on and subject to the various factors, assumptions and limitations set forth in its opinion, the $16.50 merger consideration to be received by holders of shares of Netsmart common stock (other than Mr. Conway, Anthony F. Grisanti, Netsmart’s Chief Financial Officer, and any other members of Netsmart’s management who invest in Parent of the election of the Sponsors (the “Management Investors”), the Sponsors and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of such shares. The full text of the written Opinion is attached as Annex B to this proxy statement. Please read the Opinion carefully and in its entirety for a description of the procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering that opinion. William Blair provided its Opinion for the information and assistance of the Special Committee and the board of directors in connection with their consideration of the merger and their opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. See “Special Factors—Opinion of Netsmart’s Financial Advisor” beginning on page 35 and Annex B.

•       Purpose of the Transaction.   The purpose of the transaction is for NT Investors Holdings, Inc., a Delaware corporation (“Parent”), the parent of Buyer which was formed at the direction of Insight (together with Bessemer and certain other equity investors and certain members of Netsmart’s current management) to obtain a controlling interest in Netsmart and to enable Netsmart stockholders to immediately realize the value of their investment in Netsmart through their receipt of a premium on their shares of Netsmart over the trading price of the shares for the 20 trading days preceding the announcement of the merger. See “Special Factors—Parent, Buyer and Merger Sub’s Reasons for the Merger” on page 32.

•       Position of the Executive Officers as to Fairness.   Notwithstanding the belief that Messrs. Conway and Grisanti are not required by SEC rules to determine whether the merger is fair to unaffiliated stockholders, each of them has determined that they believe that the merger is fair to our unaffiliated stockholders. For a discussion of the factors considered by each of such executive officers in considering the fairness of the merger to such stockholders, see “Special Factors—Position of the Executive Officers Regarding the Fairness of the Merger” beginning on page 29.

•       Position of the Parent, Buyer and Merger Sub as to Fairness.   Notwithstanding the belief that Parent, Buyer and Merger Sub are not required by SEC rules to determine whether the merger is fair to unaffiliated stockholders, each of Parent, Buyer and Merger Sub has determined that the merger is fair to the holders of Netsmart common stock other than Parent, Buyer and Merger Sub (who do not currently own shares). See “Special Factors—Position of Parent, Buyer and Merger Sub Regarding the Fairness of the Merger” beginning on page 33.

•       Required Vote.   Under Delaware law, the affirmative vote of holders of a majority of the shares of Netsmart’s common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal. See “The Special Meeting—Record Date, Quorum and Voting” beginning on page 12.

•       Votes Committed to the Merger.   Mr. Conway, each of the Company’s other directors and certain former directors, all of whom collectively hold an aggregate of approximately 14.7% of the Company’s outstanding common stock (including 549,878 shares issuable currently or issuable within 60 days upon exercise of outstanding options), have entered into a voting agreement pursuant to which each of them has agreed to vote their shares in favor of the merger and to refrain from granting any proxies or entering into any other voting arrangements with respect to, or assigning, encumbering or otherwise disposing of any of, their Company shares. See “The Special Meeting—Stock Ownership and Interests of Certain Persons; Voting Agreement” beginning on page 13.

•       Interests of the Company’s Directors and Executive Officers in the Merger.   In considering the recommendation of Netsmart’s board of directors, you should be aware that certain executive officers, directors and former directors of Netsmart have various prospective relationships with Parent or interests in the merger that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. See “Special Factors—Interests of Officers and Directors in the Merger” beginning on page 46.

•       Appraisal Rights.   Stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of

Section 262 of the Delaware General Corporation Law, which is Delaware’s appraisal statute. A copy of Section 262 is included as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 55 and Annex C.

•       Financing for the Merger; Source and Amount of Funds.   The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $127.6 million. This amount is expected to be provided through a combination of (i) equity contributions from the Sponsors and any other equity investors, totaling approximately $70.0 million; (ii) debt financing totaling approximately $50.0 million and (iii) the balance from the Company’s cash on hand. See “Special Factors—Financing for the Merger; Source and Amount of Funds” beginning on page 45.

•       Material U.S. Federal Income Tax Consequences of the Merger.   In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered. However, the tax consequences of the merger to you will depend upon your own particular circumstances. You should consult your own tax adviser in order to fully understand how the merger will affect you. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” on page 52.

•       Treatment of Stock Options.   In the merger, all holders of stock options to purchase shares of Netsmart common stock (other than, at the election of the Sponsors, stock options held by certain members of Netsmart’s current management) will receive in cash the excess, if any, of $16.50 over the applicable per share exercise price for each stock option (whether vested or unvested) held, less any applicable withholding tax. See “The Merger Agreement—Treatment of Stock Options and Warrants” on page 59.

•       Treatment of Warrants.   In the merger, all holders of warrants will receive in cash the excess, if any, of $16.50 over the $11.00 per share exercise price for each warrant held, less any applicable withholding tax. See “The Merger Agreement—Treatment of Stock Options and Warrants ” on page 59.

•       Anticipated Closing of Merger.   The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including, among other things, the securing of financing, the adoption of the Merger Agreement by our stockholders, the absence of legal prohibitions to the merger and the absence of a material adverse effect on the Company. We currently expect the merger to be completed in the first quarter of 2007, although we cannot assure completion by any particular date, if at all. Netsmart will issue a press release and letters of transmittal for your use once the merger has been completed.

•       Litigation Challenging the Merger.   On November 21, 2006, a class action complaint entitled Levy Investments, LTD. v. Netsmart Technologies, Inc., et al., Civil Action No. 2566-N, was filed against Netsmart, its directors, Buyer and Merger Sub in the Delaware Court of Chancery, New Castle County. On November 21, 2006, a class action complaint entitled Superior Partners v. James L. Conway, et al., Civil Action No. 2563-N, was filed against Netsmart, its directors, Kevin Scalia, Alan B. Tillinghast, Buyer and Merger Sub in the Delaware Court of Chancery, New Castle County. On November 21, 2006, a class action complaint entitled Joe B. Ingram v. Netsmart Technologies, Inc., et al., Index No. 06-32611, was filed against Netsmart and its directors in the Supreme Court of New York, Suffolk County. On November 22, 2006, a class action complaint entitled Mark Anthony v. Netsmart Technologies, Inc., et al., Index No. 06-32720, was filed against Netsmart, its directors, Alan B. Tillinghast, Kevin Scalia, Insight and Bessemer in the Supreme Court of New York, Suffolk County. On December 1, 2006, a class action complaint entitled Jon Landon v. Francis J. Calcagno, et al., Civil Action No. 2586-N, was filed against Netsmart, its directors, Buyer, Merger Sub and

Parent in the Delaware Court of Chancery, New Castle County. On December 12, 2006, a class action complaint entitled Leviticus Partners, L.P. v. James L. Conway, et al., Civil Action No. 2597-N, was filed against Netsmart, its directors, Buyer, Merger Sub, Insight and Bessemer in the Delaware Court of Chancery, New Castle County. The complaints allege, among other things, that each of the directors of Netsmart individually breached the fiduciary duties owing to the Netsmart stockholders by voting to approve the Merger Agreement, thereby enabling management to benefit to the detriment of the stockholders. Each of the complaints seeks, among other relief, the court’s designation of class action status, an injunction preventing the consummation of the merger and, in the event of consummation of the merger, rescission and damages. In Joe B. Ingram v. Netsmart Technologies, Inc., et al., on December 6, 2006, the plaintiff moved for expedited discovery, which was heard by the court on December 12, 2006, and is sub judice. In Mark Anthony v. Netsmart Technologies, Inc., et al., on December 6, 2006, the plaintiff moved for approval of voluntary discontinuance of the action. The motion was granted by order signed on January 4, 2007. On December 11, 2006, the Delaware Court of Chancery entered an order on consent consolidating the three actions filed in that court as of that date. On December 14, 2006, the plaintiff in Leviticus Partners, L.P. v. James L. Conway, et al. filed a motion for consolidation and for reconsideration of the order entered December 11, 2006, in the Delaware Court of Chancery. On December 18, 2006, the plaintiff in Leviticus Partners, L.P. v. James L. Conway, et. al. filed a notice of withdrawal of its motion for consolidation and reconsideration of the December 11, 2006 order and represented to the court its intent to file suit in Suffolk County, New York. By letter to the court dated December 19, 2006, the defendants requested the court to decline to enter the proposed order granting the notice of dismissal. On December 20, 2006, Vice Chancellor Leo E. Strine, Jr. of the Delaware Court of Chancery denied the plaintiff’s request to enter an order dismissing the action. On January 5, 2007, the plaintiffs in the consolidated Delaware action filed a Consolidated Amended Complaint, inter alia, adding certain nondisclosure claims based on Netsmart’s preliminary proxy statement.  On January 10, 2007, the plaintiff in Joe B. Ingram v. Netsmart et al. filed a First Amended Class Action Complaint adding certain nondisclosure claims based on Netsmart’s preliminary proxy statement and naming as additional defendants Insight, Bessemer, Kevin Scalia and Alan B. Tillinghast.  On January 12, 2007, the defendants in Joe B. Ingram v. Netsmart et al. moved to dismiss the action in favor of the substantially identical actions pending in Delaware.  The motion was heard on January 31, 2007.  On January 16, 2007, the Delaware Court of Chancery entered, on consent, an Amended Order of Consolidation consolidating Leviticus Partners, L.P. v. James L. Conway, et al. with the three previously consolidated Delaware actions. On January 25, 2007, plaintiffs in the consolidated Delaware action filed (1) a motion for expedited discovery; and (2) a notice of intent to file a motion for a preliminary injunction. On January 26, 2007, Vice Chancellor Leo E. Strine, Jr. conducted a telephonic conference in the consolidated Delaware action.  During this telephonic conference, Vice Chancellor Strine ordered that discovery was to be expedited and ordered that defendants are to produce, by no later than February 2, 2007, documents in response to plaintiffs’ request for production of documents, and that depositions of the witnesses are to be completed by no later than February 11, 2007.  Vice Chancellor Strine also set a hearing date for Plaintiff’s Motion for a Preliminary Injunction for February 27, 2007. The board of directors unanimously believes that the actions are without merit, and intends for Netsmart and the directors to defend vigorously against them.

•       Additional Information.   You can find more information about Netsmart in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 80.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:              What Am I Being Asked to Vote On?

A:             You are being asked to vote on

•       the adoption of the Merger Agreement entered into by and among Netsmart, Buyer, and Merger Sub. Buyer was formed at the direction of Insight, and at the Closing will be a wholly owned subsidiary of Parent and indirectly wholly owned by the Sponsors, certain other equity investors and, at the election of the Sponsors, the Management Investors. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Netsmart, with Netsmart surviving as a wholly owned subsidiary of Buyer. See “The Merger Agreement—The Merger” beginning on page 58;

•       an adjournment, if necessary, of the special meeting in the event that there are not sufficient votes to adopt the Merger Agreement; and

•       any other action that may properly come before the special meeting or any adjournment thereof.

Q:              What Will I Receive in the Merger?

A:             Upon completion of the merger, you will receive, unless you properly exercise and perfect your appraisal rights under Delaware law, $16.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own. For example, if you own 100 shares of our common stock, you will receive $1,650, less any applicable withholding taxes. You will not own shares in the surviving corporation.

In the event that you own options, you will also receive the excess, if any, of $16.50 over the applicable per share exercise price for each stock option (whether vested or unvested) held, less any applicable withholding tax.

In the event that you own warrants, you will receive in cash the excess, if any, of $16.50 over the $11.00 per share exercise price for each warrant held, less any applicable withholding tax. See “The Merger Agreement—Treatment of Stock Options and Warrants” on page 59.

Q:              When and Where Is the Special Meeting?

A:             The special meeting of stockholders of Netsmart will be held in [   •   ], on [   •   ], [   •   ] [   •   ], 2007, at [   •   ] Eastern Standard Time. See “The Special Meeting” beginning on page 11.

Q:              Who Can Vote at the Special Meeting?

A:             You can vote at the special meeting if you owned shares of Netsmart common stock at the close of business on [   •   ], [   •   ] [   •   ], 2007, the record date for stockholders entitled to vote at the special meeting. As of the close of business on that day, approximately [6,549,058] shares of Netsmart common stock were outstanding. See “The Special Meeting” beginning on page 11.

Q:              How Are Votes Counted?

A:             Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Netsmart common stock, the failure to vote broker non-votes and abstentions will have exactly the same effect as voting “Against” the merger proposal.

Q:              How Many Votes Are Required to Approve the Merger Proposal?

A:             Under Delaware law, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date is required to adopt the Merger Agreement. As of the close of business on [   •   ], [   •   ] [   •   ], 2007, the record date for stockholders entitled to vote at the special meeting, there were [6,549,058] shares of Netsmart common stock outstanding. This means that under Delaware law, [3,274,530] shares or more must vote in favor of adopting the Merger Agreement. See “The Special Meeting” beginning on page 11.

Q:              How Many Votes Does the Company Already Know Will Be Voted in Favor of the Merger Proposal?

A:             Pursuant to the Merger Agreement, all of Netsmart’s executive officers, directors and certain former directors entered into a voting agreement pursuant to which they agreed to vote in favor of the merger proposal. As of [   •   ], [   •   ] [   •   ], 2007, the record date for stockholders entitled to vote at the special meeting, these persons represented [492,736] shares of Netsmart common stock, which is equivalent to approximately [7.5]% of Netsmart’s outstanding common stock, excluding 549,878 shares issuable currently or issuable within 60 days upon exercise of outstanding options. In the event that these people exercise all of their options that are exercisable or exercisable within 60 days to purchase shares of Netsmart common stock, they will own shares representing approximately 14.7% in the aggregate of Netsmart’s outstanding common stock.

Q:              How Many Votes Do I Have?

A:             You have one vote for each share of common stock you own as of the record date.

Q:              If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:             Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “The Special Meeting” beginning on page 11.

Q:              What If I Fail to Instruct My Broker?

A:             Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “Against” the merger proposal.

Q:              Will My Shares Held in “Street Name” or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A:             No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:              What Happens If I Do Not Vote?

A:             Because the vote required is based on the total number of shares of common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the exact same effect as a vote “Against” the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Netsmart common stock upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 11 and “Appraisal Rights” beginning on page 55 and Annex C.

Q.               Do I Have the Right to Seek an Appraisal of My Shares?

A.              Yes. If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with the requirements of Delaware law as described in “Appraisal Rights” beginning on page 55 and as provided in Annex C of this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised value of your shares of common stock, which will be paid to you if you seek an appraisal, could be greater than, the same as, or less than the $16.50 merger consideration.

Q:              When Should I Send in My Stock Certificates?

A:             After the special meeting, you will receive a letter of transmittal to complete and return to American Stock Transfer & Trust Company, the paying agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the paying agent your validly completed letter of transmittal together with your Netsmart stock certificates as instructed in the separate mailing. You should not send your stock certificates now.

Q:              When Can I Expect to Receive the Merger Consideration For My Shares?

A:             Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, Netsmart stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration.

Q:              I Do Not Know Where My Stock Certificate Is—How Will I Get My Cash?

A:             The materials we will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We may also require that you provide a bond to Netsmart in order to cover any potential loss.

Q:              What Do I Need to Do Now?

A:             You should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. The meeting will take place on [   •   ], [   •   ] [   •   ], 2007. See “The Special Meeting” beginning on page 11.

Q:              What Happens If I Sell My Shares of Netsmart Common Stock Before the Special Meeting?

A:             The record date for stockholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of Netsmart common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:              Can I Change My Vote After I Have Mailed in My Proxy Card?

A:             Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways: first, you can send a written notice stating that you would like to revoke your proxy to the Corporate Secretary of Netsmart at the address given below; second, you can request a new proxy card, complete it and send it to the Corporate Secretary of Netsmart at 3500 Sunrise Highway, Great River, New York 11739; and third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of Corporate Secretary, Netsmart Technologies, Inc., 3500 Sunrise Highway, Great River, New York 11739. Voting by mailing in your proxy card will not prevent you from voting in person at the meeting. You are encouraged to submit a proxy even if you plan to attend the special meeting in person. See “The Special Meeting” beginning on page 11.

Q:              What Are the Consequences of the Merger to Members of Netsmart’s Management and Board of Directors?

A:             Following the merger, it is expected that the members of Netsmart’s management will continue as management of the surviving corporation. Netsmart’s current board of directors, however, will be replaced by a new board of directors to be nominated by the stockholders of Parent, although Mr. Conway will continue to serve as a director of the Parent so long as he serves as CEO. Like all other Netsmart stockholders, except for members of management who will invest in Parent at the election of the Sponsors, members of Netsmart management and board of directors will be entitled to receive $16.50 per share in cash for each of their shares of Netsmart common stock. All options (whether or not vested, but excluding any that are assumed by Parent) to acquire Netsmart common stock will be cancelled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount by which $16.50 exceeds the exercise price of the option, multiplied by the number of shares of Netsmart common stock underlying the option, less any applicable withholding tax.

Q:              Will Members of Netsmart Management Hold Any Equity Interests in the Surviving Corporation Following the Consummation of the Merger?

A:             Mr. Conway has agreed, if requested by the Sponsors, to contribute to Parent shares of Netsmart common stock or options to purchase shares of Netsmart common stock valued at up to $400,000 (valued at $16.50 per share less the exercise price of any option). Mr. Grisanti has agreed, at the election of the Sponsors, to contribute to Parent shares of Netsmart common stock or options to purchase shares of Netsmart common stock valued at up to $250,000 (valued at $16.50 per share less the exercise price of such option). Since any investment by Messrs. Conway or Grisanti will be made at the request of the Sponsors, the amount of the equity interests of Netsmart management in the Surviving Corporation following the merger is not presently determinable. At the election of the Sponsors, certain other members of management may agree to contribute to Parent shares of Netsmart common stock or options to purchase shares of Netsmart common stock in exchange for shares of common stock of Parent or options to purchase shares of common stock of Parent. See “Management Investors’ Investment in Netsmart” beginning on page 46. In addition, Parent intends to provide for an equity incentive plan pursuant to which, upon approval of the compensation committee, Mr. Conway will be granted an option to purchase shares of Parent common stock at a strike price equal to the price per share of common stock of Parent to be paid by the Sponsors and their investment affiliates at the Closing having a value equal to an aggregate 2.25% of the fully diluted shares (including all options, warrants and convertible securities on an exercised or as-converted basis) of Parent common stock as of the Closing Date, and Mr. Grisanti will be granted an option to purchase shares of Parent common stock at a strike price equal to the price per share of common stock of Parent paid by the Sponsors and their investment affiliates at the Closing having a value equal to 0.5% of the fully diluted shares (including all options, warrants and convertible securities on an exercised or as-converted basis) of Parent common stock as of the Closing Date and grants of options to purchase shares of common stock of Parent will be made to other members of management. Any such options granted to Messrs. Conway and Grisanti will be subject to the terms of the equity incentive plan and their respective new employment agreements.

Q:              Will I Owe Any U.S. Federal Income Tax As a Result of the Merger?

A:             Generally, the consideration received in the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $16.50 and your adjusted tax basis per share.

Q:              Who Can Answer Further Questions?

A:             If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our Corporate Secretary, Netsmart Technologies, Inc., 3500 Sunrise Highway, Great River, New York 11739. You may also call our proxy solicitor MacKenzie Partners, Inc. toll-free at (800) 322-2885 (banks and brokers may call collect at (212) 929-5500).

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of common stock, $0.01 par value, of Netsmart, in connection with the solicitation of proxies by the board of directors of Netsmart for use at the special meeting of the stockholders of Netsmart to be held in [   •   ], on [   •   ], [   •   ] [   •   ], 2007, at [   •   ] Eastern Standard Time.

We are asking our stockholders to vote on the adoption of the Merger Agreement, dated as of November 18, 2006, by and among Netsmart, Buyer and Merger Sub. Buyer was formed at the direction of Insight. Insight and Bessemer have made commitments to make an indirect equity investment in Buyer. If the merger is completed, Netsmart will become a wholly owned subsidiary of Buyer, which will then be owned by Parent which will be owned by the Sponsors, certain members of Netsmart’s current management and certain other equity investors, and our stockholders (other than Buyer, Merger Sub, Netsmart or any subsidiary of Netsmart, and those who perfect their appraisal rights under Delaware law) will have the right to receive $16.50 in cash, without interest, for each share of our common stock. Holders of options and warrants will also receive the excess, if any, of $16.50 over the applicable per share exercise price for each option or warrant, as the case may be.

THE COMPANIES

Netsmart Technologies, Inc.

Netsmart, headquartered in Great River, New York is an established, leading supplier of enterprise-wide software solutions for health and human services providers, with more than 1,300 customers, including more than 30 systems with state agencies. Netsmart’s customers include health and human services organizations, public health agencies, mental health and substance abuse clinics, psychiatric hospitals, and managed care organizations. Netsmart’s products are full-featured information systems that operate on a variety of operating systems, hardware platforms and mobile devices.

Netsmart was incorporated in the State of Delaware in September 1992 under the name Medical Services Corp. Netsmart’s name was changed to Carte Medical Corporation in October 1993, to CSMC Corporation in June 1995 and to Netsmart Technologies, Inc. in February 1996. Netsmart maintains its principal executive offices at 3500 Sunrise Highway, Great River, New York 11739. Netsmart’s telephone number is (631) 968-2000. For information about Netsmart’s directors and executive officers, see “Certain Information About Netsmart’s Directors and Officers” beginning on page 74.

NT Investor Holdings, Inc.

Parent, a Delaware corporation, was formed solely for the purpose of acquiring Netsmart and has not engaged in any business except in anticipation of the merger. The principal executive offices of Parent are located at c/o Insight Venture Management, L.L.C., 680 Fifth Avenue, 8th Floor, New York, NY 10019. The telephone number at such principal offices is (212) 230-9200.

During the last five years, Parent has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

See “Certain Information About Parent, Buyer And Merger Sub” beginning on page 75 for additional information on each director and officer of Parent and each person controlling Parent.

NT Acquisition, Inc.

Buyer, a Delaware corporation, was formed solely for the purpose of acquiring Netsmart. Buyer is wholly owned by Parent and has not engaged in any business except in anticipation of the merger. The principal executive offices of Buyer are located at c/o Insight Venture Management, L.L.C., 680 Fifth Avenue, 8th Floor, New York, NY 10019. The telephone number at such principal offices is (212) 230-9200.

During the last five years, Buyer has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

See “Certain Information About Parent, Buyer and Merger Sub” beginning on page 75 for additional information on each director and officer of Buyer and each person controlling Buyer.

NT Merger Sub, Inc.

Merger Sub, a Delaware corporation, was formed by Buyer solely for the purpose of completing the merger. Merger Sub is wholly owned by Buyer and has not engaged in any business except in anticipation of the merger. Upon the consummation of the proposed merger, Merger Sub will cease to exist and Netsmart will continue as the surviving corporation. The principal executive offices of Merger Sub are located at c/o Insight Venture Management, L.L.C., 680 Fifth Avenue, 8th Floor, New York, NY 10019. The telephone number at such principal offices is (212) 230-9200.

During the last five years, Merger Sub has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

See “Certain Information About Parent, Buyer And Merger Sub” beginning on page 75 for additional information on each director and officer of Merger Sub and each person controlling Merger Sub.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to the stockholders of Netsmart as part of the solicitation of proxies by the Company’s board of directors for use at a special meeting of stockholders to be held at [  •  ] on [   •   ], [   •   ] [   •   ], 2007, starting at [   •   ] Eastern Standard Time.

The purpose of the special meeting is for the Company’s stockholders to consider and vote upon a proposal to adopt the Merger Agreement which provides for the merger of Merger Sub with and into the Company. Buyer was formed at the direction of Insight, and is a wholly owned subsidiary of Parent, which as of Closing will be a wholly owned subsidiary of funds affiliated with the Sponsors and certain other equity investors, and certain members of Netsmart’s current management. The Sponsors have the right to transfer a portion of their prospective interest in Parent in certain circumstances. As a result, the owners of Parent may ultimately include additional equity participants. A copy of the Merger Agreement is attached to this proxy statement as Annex A. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, stockholders may also be asked to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies. This proxy statement and the enclosed form of proxy are first being mailed to the Company’s stockholders on or about [   •   ], [   •   ] [   •   ], 2007.

On November 17, 2006, our board of directors (other than James L. Conway, the Chairman and Chief Executive Officer of Netsmart, who recused himself), acting upon the unanimous recommendation of the Special Committee of the board of directors consisting of four independent and disinterested directors and the Opinion, unanimously (1) determined that the merger and the Merger Agreement are fair to, and in the best interests of, Netsmart’s stockholders and (2) approved the Merger Agreement and the transactions contemplated thereby, including the merger. Therefore, our board of directors (other than Mr. Conway, who recused himself) unanimously recommends that you vote FOR the adoption of the Merger Agreement.

Our board of directors knows of no other matter that will be presented for consideration at the special meeting. If any other matter properly comes before the special meeting, including any adjournment of the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date, Quorum and Voting

The holders of record of common stock, par value $0.01, of Netsmart as of the close of business on [   •   ], [   •   ] [   •   ], 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [6,549,058] shares of Netsmart common stock outstanding, with each share entitled to one vote.

The holders of a majority of the outstanding shares of Netsmart common stock on [   •   ], [   •   ] [  •  ], 2007, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of Netsmart common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The adoption of the Merger Agreement and thereby approval of the merger requires the affirmative vote of holders representing at least a majority of the shares of Netsmart common stock outstanding on [   •   ], [   •   ] [   •   ], 2007, the record date for the special meeting. Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum.

BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF NETSMART COMMON STOCK, FAILURE TO VOTE YOUR SHARES OF NETSMART STOCK (INCLUDING IF YOU HOLD THEM THROUGH A BROKER OR OTHER NOMINEE) WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to approve the merger requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the Merger Agreement will be voted in favor of any adjournment of the special meeting.

Under Delaware law, holders of shares of Netsmart common stock are eligible for appraisal rights in connection with the merger. In order to exercise appraisal rights, you must comply with all of the requirements of Delaware law. See “Appraisal Rights” beginning on page 55 and Annex C for information on the requirements of Delaware law regarding appraisal rights.

How You Can Vote

Each share of Netsmart common stock outstanding on [   •   ], [   •   ] [   •   ], 2007, the record date for stockholders entitled to vote at the special meeting, is entitled to vote at the special meeting. Adoption of the Merger Agreement and approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of Netsmart common stock. BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF NETSMART COMMON STOCK, FAILURE TO VOTE YOUR SHARES OF NETSMART STOCK (INCLUDING IF YOU HOLD THROUGH A BROKER OR OTHER NOMINEE) WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

You may vote your shares as follows:

Voting by Mail.   If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting in Person.   You can also vote by appearing and voting in person at the special meeting.

If you vote your shares of Netsmart common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of Netsmart common stock will be voted FOR the adoption of the Merger Agreement and approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. You should return a proxy by mail, even if you plan to attend the special meeting in person.

Stock Ownership and Interests of Certain Persons; Voting Agreement

As of [   •   ], [   •   ] [   •   ], 2007, the record date for stockholders entitled to vote at the special meeting, the directors and executive officers of Netsmart and certain former directors owned, in the aggregate, [492,736] shares of Netsmart common stock, or collectively approximately [7.5]% of the outstanding shares of Netsmart common stock, excluding 549,878 shares issuable currently or issuable within 60 days upon exercise of outstanding options.

Certain members of the Company’s management and board of directors have interests that are different from, or in addition to, those of stockholders generally. Certain members of management may become stockholders in Parent at the completion of the merger though the contribution of Netsmart stock or options to purchase Netsmart stock to Parent and may therefore retain a continuing equity interest in the Company’s business. Messrs. Conway and Grisanti may collectively own up to approximately 0.92% of Parent upon completion of the merger and will therefore indirectly own up to approximately 0.92% of the Company (without giving effect to any grant of options pursuant to Parent’s proposed equity incentive plan). Further, Gerald O. Koop has an existing employment agreement with the Company that will continue following the completion of the merger. It is anticipated that most of the Company’s current management will remain in their respective positions with the Company following the completion of the merger. See “Special Factors—Interests of Officers and Directors in the Merger” beginning on page 46.

In connection with the Merger Agreement, the executive officers of Netsmart and its subsidiaries, the members of Netsmart’s board of directors and certain former members of Netsmart’s board of directors entered into a voting agreement pursuant to which each of them has agreed to vote their shares in favor of the merger and to refrain from granting any proxies or entering into any other voting arrangements with respect to, or assigning, encumbering or otherwise disposing of any of, their Company shares.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the special meeting by:

•       giving written notice of revocation to the Secretary of the Company;

•       submitting another later-dated written proxy; or

•       attending the special meeting and voting by paper ballot in person. If your Netsmart shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Proxy Solicitation

The Company will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of Netsmart, and any other representatives appointed by it from time to time, may solicit proxies by telephone, mail or in person. However, they will not be paid for soliciting proxies. Netsmart also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. MacKenzie Partners has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of $7,500, plus reimbursement of out-of-pocket expenses. The Company may retain or appoint other representatives from time to time to solicit proxies.

Adjournments

Although it is not expected, the special meeting may be adjourned for, among other reasons, the purpose of soliciting additional proxies to a date not later than 90 days after the date of the special meeting. You should note that the meeting could be successively adjourned to a specified date not longer than 90 days after such initial adjournment. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment of the special meeting.

SPECIAL FACTORS

Background of the Merger

The board of directors and management of the Company regularly review the Company’s business and operations, as well as the strategic alternatives available to maximize stockholder value, including, among others, continuing to operate as a public company, continuing to make acquisitions, being acquired by a strategic acquirer, partnering with large health care information technology vendors and being acquired by a financial acquirer. Over the course of the last several years, management approached certain companies in its market seeking strategic partnership arrangements which could result in the sale of the Company, none of which resulted in discussions that progressed beyond the preliminary stage or in any partnership arrangements or purchase proposals.

The Company’s attempts to maximize stockholder value have resulted in the Company making a number of acquisitions over the past few years, the largest of which was the purchase of CMHC Systems, Inc. (“CMHC”) in 2005.

The Company engaged William Blair as its financial adviser in November 2003 in connection with its evaluation of the acquisition of CMHC, and in connection with that engagement, the Company also engaged William Blair to act as the Company’s financial adviser in connection with any potential sale of the Company. Following the public announcement and consummation of the Company’s acquisition of CMHC in October 2005, a private equity firm (“PE-1”) approached William Blair and expressed a preliminary interest in acquiring the Company during the fourth calendar quarter of 2005.

On February 14, 2006, another private equity firm (“PE-2”) approached a member of the Company’s management, resulting in a meeting on  March 24, 2006 with certain members of the Company’s management to discuss a potential acquisition of the Company.

During the second calendar quarter of 2006, William Blair held discussions with members of the Company’s management regarding various strategic and financial alternatives, including, among other things, the potential for the Company engaging in a going-private transaction.

On May 11, 2006, at a meeting of the board of directors, Kevin Scalia, then an executive officer of one of the Company’s subsidiaries, made a presentation to the board of directors regarding the Company’s strategic direction alternatives, including continuing to operate as a public company (both with and without continuing acquisitions), being acquired by a strategic acquirer and being acquired by a financial acquirer.

On May 19, 2006, representatives of William Blair attended an informal meeting of the board of directors and made a general presentation regarding various strategic and financial alternatives for the Company. The presentation considered the relative price performance of the Company’s common stock over the prior twelve month and three year periods, certain valuation metrics, a comparable company overview, comparable operating and valuation statistics and comparable valuation analyses. It was concluded that William Blair should continue the exploration of a potential going-private transaction, given the Company’s size and operating characteristics, as well as the relative advantages and disadvantages of continuing to operate as a public company. At the meeting, the board of directors and management considered the alternative of proactively approaching certain strategic acquirers regarding a potential sale of the Company. In examining the potential for a transaction with strategic acquirers, it was determined that the potential strategic acquirers in similar segments would either believe that the Company’s specific market segment was too narrow or have insufficient scale and resources to enable them to acquire a company of Netsmart’s size. Furthermore, the board of directors and management considered the fact that Netsmart directly competes with these companies and ultimately made the determination that the risks involved in such an approach (including the risk of confidentiality leaks that would be detrimental to the Company in its sales efforts with customers and prospects) outweighed the benefits, especially given its previous preliminary discussions which did not result in material interest from potential strategic acquirers. At the meeting, the board of directors also discussed certain factors that could have a negative impact on the Company’s stock price in the absence of a going-private transaction, including, among other things, (i) the fact that the Company’s recent growth was primarily due to its acquisitions; (ii) that the number of potential acquisition candidates is becoming limited; (iii) that the financing for such acquisitions may be difficult due to the Company’s limited capital and restricted ability, due to its historically-limited trading volume and capitalization, to access the capital markets for equity or debt financing for such acquisitions; (iv) the Company’s inability to attract equity research coverage, given its size; (v) the disproportionate cost of being a public company borne by smaller companies; and (vi) the difficulty of the Company to accurately forecast quarterly revenue and earnings, given the nature of its business.

In July of 2006, another private equity firm (“PE-3”) independently approached members of the Company’s management and expressed a preliminary interest in acquiring the Company. After executing a confidentiality agreement with the Company, PE-3 conducted certain due diligence activities and on July 7, 2006 made a preliminary proposal to acquire all of the outstanding shares of the Company for $15.00 per share.

On July 13, 2006, in response to the unsolicited expression of interest from PE-3, the board of directors met and unanimously resolved to form a special committee composed of independent directors to represent the interests of the unaffiliated stockholders of the Company, and resolved that the Special Committee should retain its own legal advisers. The board of directors formed the Special Committee consisting of Francis Calcagno, as Chairman, and John S.T. Gallagher, Yacov Shamash and Joseph Sicinski, each an independent disinterested director, to represent the interests of the unaffiliated stockholders by considering (i) the proposal from PE-3; (ii) whether to solicit third parties with respect to potential alternative sale transactions; and (iii) the strategy of continuing the Company’s business without engaging in such a transaction. At that meeting, the Special Committee further discussed the risks and benefits of approaching multiple private equity firms in a more formal process regarding a going-private transaction.

On July 14, 2006, Mr. Calcagno contacted William Blair to reaffirm William Blair’s role as the financial adviser to the Company and the Special Committee. William Blair recommended to Mr. Calcagno that the Company contact a limited number of additional private equity firms beyond PE-3 to explore each party’s interest in acquiring the Company in a going-private transaction so as to enable the Special Committee to evaluate better the terms of the PE-3 offer. Following discussions with William Blair, the members of the Special Committee determined it was advisable to conduct a limited auction. Based on that determination, William Blair suggested the Company contact four private equity firms based on their past history of completing healthcare software buyout transactions of entities similar in size to the Company, as well as PE-1 and PE-2 based on their stated interest in the Company. As Chairman of the Special Committee, Mr. Calcagno authorized William Blair to contact each of the six private equity firms, one of which was Insight. Representatives of William Blair contacted each of these parties over the next two business days. Other than the prior inquiries by PE-1 and PE-2 described above, there were no prior contacts between the Company or its management and any of the six private equity firms. After an initial review of the situation, three of the six parties informed William Blair that they were not interested in pursuing such a transaction with the Company. The remaining three parties (Insight, PE-1 and PE-2) indicated that they would be interested in participating in the process and potentially acquiring the Company. The three interested parties executed confidentiality agreements with the Company to initiate meetings with management and access due diligence information. Representatives of William Blair also invited PE-3 to participate in the formal process with the three other interested parties by submitting an update to their July 7, 2006 proposal and requested that Insight, PE-1 and PE-2 provide preliminary written indications of interest outlining the terms of any proposed acquisition, on or before August 1, 2006. Insight, PE-1 and PE-2 conducted due diligence of the Company during the weeks of July 17, 2006 and July 24, 2006.

At a telephonic meeting of the Special Committee held on July 31, 2006, in which representatives of Patterson Belknap Webb & Tyler, LLP and James L. Conway, Chief Executive Officer of the Company, as well as Nancy D. Lieberman of Kramer, Coleman, Wactlar & Lieberman P.C., the Company’s general counsel, participated, the Special Committee resolved to engage Patterson Belknap Webb & Tyler as its legal adviser. Representatives from Patterson Belknap Webb & Tyler reviewed the Special Committee’s fiduciary responsibilities under Delaware law and the responsibility and authority of the Special Committee under the resolutions adopted by the board of directors establishing the Special Committee.

On July 31 and August 1, 2006, the Company received written indications of interest from each of Insight (at $15.40-$15.60 per share), PE-1 (at $15.75 to $16.75 per share) and PE-2 (at $17.00 per share). Each indication of interest, as well as the proposal from PE-3, explicitly stated that there would be management involvement in the surviving entity, although the amount and structure of such involvement was not specified in detail. On the same day, PE-3 informed representatives of William Blair that it was declining to submit an update to its July 7th proposal of $15.00 per share. On August 3, 2006, the Special Committee met with representatives of William Blair and Patterson Belknap Webb & Tyler, Ms. Lieberman and Mr Conway. Karl A. Palasz of William Blair made a presentation reviewing the key economic terms of the preliminary indications of interest received on July 31 and August 1, as well as PE-3’s withdrawal from the process which PE-3 communicated to William Blair earlier that day. In addition, Mr. Palasz reviewed information regarding the recent trading performance of the Company’s stock and  certain valuation analyses regarding the Company based upon the Company’s historical and projected financial results and other relevant factors.

At the meeting of the Special Committee on August 3, 2006, the Special Committee discussed with its advisers, Mr. Conway and Ms. Lieberman the benefits and risks of conducting a broader auction process regarding the potential sale of the Company (and including potential strategic acquirers in such a process) as discussed at the informal meeting of the board of directors on May 19, 2006 versus proceeding with the current process towards a potential transaction with a private equity firm that would allow for the board of directors to explore a potentially superior proposal from a third party following the execution of a definitive agreement and the public announcement of a going-private transaction.  Representatives of William Blair also discussed certain preliminary valuation parameters regarding the Company.  Following this discussion, Mr. Conway and Ms. Lieberman excused themselves and the Special Committee again determined, after a review of the factors considered at the informal meeting of the board of directors on May 19, 2006, that the potential risks of such a broader auction process at this point outweighed the benefits, especially given the ability of the board of directors to respond to potential superior proposals in the post-announcement, pre-closing period of such a potential transaction in the event that the Special Committee ultimately determined that it was advisable to proceed with a potential transaction.  The Special Committee instructed William Blair to inform PE-1 and PE-2 that each of them would be permitted to  conduct additional due diligence during the following weeks and would be required to submit their final proposals no later than August 28, 2006 and to inform Insight that, based on the price then offered by it, it would not be invited to continue in the remainder of the sale process.

During August 2006, PE-1 and PE-2 (along with their respective financial and legal advisers) conducted financial, legal and operational due diligence on the Company through various meetings and conference calls with management, as well as the review of certain documents requested from the Company by PE-1 and PE-2.

On August 10 and August 23, 2006, the Special Committee held meetings to discuss the progress of the due diligence processes of PE-1 and PE-2, and at the August 10, 2006 meeting also discussed the current state of the debt and equity markets for completing a transaction. Mr. Conway, Ms. Lieberman and representatives of Patterson Belknap Webb & Tyler were present at both meetings. In addition, John Phillips, a member of the Company’s board of directors, and representatives of William Blair attended the August 10, 2006 meeting although Messrs. Conway and Phillips and Ms. Lieberman excused themselves midway through the meeting so that the Special Committee and its advisers could continue their discussions without members of management present. On August 28, 2006, PE-1 and PE-2 submitted their revised proposals with respect to a possible acquisition of the Company. PE-1 submitted a bid of $16.75 per share and PE-2 reduced its initial bid to $15.00 per share. During this time, representatives of Insight sought to contact Mr. Conway, although during this period there were no discussions between Insight and Mr. Conway regarding a potential transaction.

On August 29, 2006, the Special Committee had a meeting to discuss the proposals with representatives of William Blair, Patterson Belknap Webb & Tyler, Messrs. Conway and Grisanti and Ms. Lieberman, now a member of the law firm of Farrell Fritz, P.C. Prior to the meeting, representatives of William Blair distributed to the Special Committee a written presentation summarizing the sale process to date,the key economic and other terms of the revised proposals and certain updated valuation analyses regarding the Company. These analyses included a comparable company trading analysis, comparable M&A transaction analysis, an M&A premiums paid analysis, a discounted cash flow analysis and a leveraged acquisition analysis. The Special Committee then discussed the alternatives to entering into a transaction, including, among other things, remaining a public company. The Special Committee again weighed the benefits of being a private company against the benefits of being a public company, including an analysis of the costs of complying with regulations applicable to public companies, including Sarbanes-Oxley. After Messrs. Conway and Grisanti and Ms. Lieberman left the meeting, the Special Committee more fully discussed the hindrances to the Company’s potential for increasing value as a public company.

The members of the Special Committee also discussed, among other things, the following additional issues: the fact that Mr. Conway had recently been ill and the related management succession issue; the currently full market value of the Company; the volatility of the Company’s stock price due to its status as a micro-cap company; and the need to spend potentially significant amounts on software development in order to integrate the Company’s existing products and develop new products. After consideration, the Special Committee recommended that the board of directors resolve to authorize its advisers to negotiate a non-binding letter of intent pursuant to which PE-1would be permitted to conduct additional due diligence and negotiations with the Company and the Special Committee, on an exclusive basis, for a 25-business-day period, subject to the PE-1’s reaffirmation of its revised proposal following a two-week diligence period. In a meeting of the board of directors immediately following the meeting of the Special Committee, the board of directors, acting on the Special Committee’s recommendation, authorized William Blair to seek to negotiate a proposed transaction with PE-1 on the terms discussed at the meeting of the Special Committee.

On September 7, 2006, the Company and PE-1 entered into a non-binding letter of intent and thereafter PE-1 conducted additional due diligence via telephonic and face-to-face meetings with the Company’s management. On September 20, Mr. Handen of Insight contacted Mr. Conway on an unsolicited basis to inquire about Netsmart’s process and express Insight’s desire potentially to pursue a transaction with the Company at a price higher than the top end of the valuation range in their July 31, 2006 proposal of $15.60. On September 23, 2006, representatives from PE-1 approached William Blair, stating that the firm was no longer interested in pursuing a potential transaction with the Company at the $16.75 per share price stated in their letter of intent, but might be interested in pursuing a transaction at a price materially below that level.

On September 25, 2006, William Blair contacted Insight regarding its continued interest in pursuing a going-private transaction involving the Company.

On September 27, 2006, the Special Committee had a meeting which was attended by its legal advisers, as well as Messrs. Conway and Grisanti and Ms. Lieberman, to discuss Insight’s continued interest in Netsmart. The Special Committee discussed, among other things, the advantages and disadvantages of continuing discussions with Insight, including Insight’s understanding of Netsmart’s market position and the behavioral health information technology industry. The Special Committee authorized the continued exploration during a limited period of time of a possible transaction with Insight.

From September 27, 2006 through October 4, 2006, Insight conducted continued due diligence of Netsmart, including a meeting at Netsmart’s offices on September 28, 2006 at which the Company’s executives made presentations regarding Netsmart’s business and financial condition.

On October 4, 2006, Insight submitted to the Company an updated written indication of interest to acquire Netsmart at a price of $16.40 per share.

On October 4, 2006, Netsmart’s senior management engaged Morrison Cohen LLP to act as legal adviser to the members of the Company’s management, consisting of Mr. Conway and Mr. Grisanti, who would be employed by, and possibly reinvesting in, the Company upon completion of the proposed transaction.

On October 5, 2006, the Special Committee met with its legal and financial advisers, as well as Ms. Lieberman, Mr. Conway and Mr. Grisanti. Representatives from William Blair presented Insight’s proposal to the Special Committee and discussed with the Special Committee the possibility of negotiating a slightly higher purchase price. Following discussions with William Blair later that day, Insight delivered a written proposal to acquire the Company at $16.50 per share.

On October 6, 2006, the Company and Insight entered into an exclusivity agreement based on Insight’s proposal pursuant to which Insight was required to deliver, by October 23, 2006, a draft purchase agreement that met certain conditions in order to continue the period of exclusive negotiations between Insight and the Company, which period was set to run until the earlier of (i) the execution of a definitive purchase agreement by the Company and Insight and (ii) 5:00 p.m., New York time, on November 3, 2006.

On October 6, 2006, Insight conducted due diligence and meetings with the Company’s management at the Company’s offices. On October 11 and October 12, 2006, Insight conducted additional due diligence meetings at the offices of the Company at which representatives of William Blair were present, and Insight, its financial and legal advisers and potential lending sources conducted ongoing diligence activities throughout the month of October 2006.

On October 17, 2006, O’Melveny & Myers LLP, counsel to Insight, delivered to Patterson Belknap Webb & Tyler an initial draft of the Merger Agreement.

On October 19, 2006, Mr. Conway and Mr. Scalia met with representatives of Insight and four potential lenders to conduct initial due diligence and introductory meetings with members of the Company’s management.

On October 26, 2006, at a meeting of the Special Committee with Mr. Conway, Ms. Lieberman and the Special Committee’s legal advisers present, it was decided that the draft purchase agreement delivered by O’Melveny & Myers met the requirements set out in the exclusivity letter with Insight: it contained terms substantially consistent with the $16.50 per share offer and was one that Insight or an affiliate of Insight would be willing to execute and deliver, upon delivery of satisfactory disclosure schedules and other exhibits and related agreements confirming in substance Insight’s due diligence. Mr. Cox of Patterson Belknap Webb & Tyler summarized the status of the legal due diligence, noting that the Company, William Blair and Patterson Belknap Webb & Tyler had augmented the information that Insight and its advisers have been reviewing. Mr. Cox discussed the fact that the exclusive negotiation period with Insight was set to expire on November 3, 2006, and that Insight’s counsel had requested an extension of the exclusive negotiation period in order to complete its due diligence. The Special Committee resolved to delegate authority to Mr. Conway and Mr. Calcagno to extend the exclusive negotiation period.

On October 30, 2006, Mr. Scalia met with representatives of Bessemer and provided an overview of the Company.

On October 31, 2006, the Special Committee, representatives of William Blair and Patterson Belknap Webb & Tyler and Messrs. Conway and Scalia had an informal telephonic meeting to discuss the draft Merger Agreement prepared by O’Melveny  & Myers LLP. Mr. Conway also reported that Insight had brought four potential lenders to the Company the previous week to conduct initial due diligence and introductory meetings with members of the Company’s management.

On November 1, 2006, Messrs. Conway, Scalia and Tillinghast made a due diligence presentation to Insight at Insight’s offices in New York, New York. At the presentation, they provided information regarding the Company’s operations, the recent performance of the Company’s business as well as its business plan and future prospects.

On November 2, 2006, the Special Committee held a telephonic meeting with Mr. Conway, representatives of Patterson Belknap Webb & Tyler, and Ms. Lieberman. The Special Committee discussed the status of Insight’s due diligence. The Special Committee also discussed the status of an extension of the exclusivity period with Insight. The members of the Special Committee, with only representatives of Patterson Belknap Webb & Tyler and Ms. Lieberman present, then discussed the status of the negotiations of employment agreements between Insight and key members of the Company’s management in relation to the Special Committee’s purpose of achieving the greatest value for the Company’s stockholders.

Throughout the week of November 6, 2006, Insight and its representatives continued their due diligence investigation while Insight’s and the Special Committee’s respective legal advisers continued to negotiate the terms of the draft Merger Agreement, the material economic terms of which had been substantially agreed.

During a telephone conference on November 6, 2006 among the legal advisers for the Special Committee and Insight, the legal advisers agreed upon a list of key legal issues raised by the draft Merger Agreement prepared by O’Melveny & Myers LLP. Issues identified included, among other things:

•       The Sponsors’ proposed financing condition that would allow Sponsors not to complete the transaction should Insight’s financing sources not finance the deal for any reason.

•       Proposal of the Company to include a reverse breakup fee to cover the Company’s expenses (capped at 1% of the aggregate purchase price) if the Company terminates the Merger Agreement because of a breach by Insight, and a guaranty of such payment.

•       Proposal of the Company to eliminate the termination fee if the Company’s stockholders vote against the proposed transaction.

•       Proposal of the Company that it be permitted to terminate the agreement upon a change in recommendation resulting from the receipt of a superior proposal.

•       Request by the Company to shorten the tail to 6 months for termination fees payable in the event of a post-closing deal with a party that had not made a proposal at the time of the termination of the Merger Agreement.

On November 7, 2006, Insight, certain members of the Company’s management and their respective legal advisers had their first discussion of the terms of the management compensation arrangements proposed by Insight. On November 8, 2006, there was an informal telephonic meeting among Mr. Conway, certain members of the Special Committee, the Special Committee’s legal and financial advisers and Ms. Lieberman. The participants discussed the status of the proposed transaction, including Insight’s continuing due diligence, the negotiation of the terms of the draft Merger Agreement and anticipated timing of the proposed transaction. Counsel to the Special Committee led a preliminary discussion of the open issues in the draft Merger Agreement that were raised on the November 6, 2006 telephone conference with Buyer’s counsel and were further refined with Buyer’s counsel earlier in the day.

On November 9, 2006, at a meeting of the Compensation Committee of the board of directors at which Mr. Conway, Ms. Lieberman and representatives of Morrison Cohen were present, the independent directors who were members of that committee were advised by Ms. Colleen Westbrook of Morrison Cohen that the Sponsors were seeking concessions from Mr. Conway with respect to the change in control and other payments to which he would be entitled upon consummation of the merger. The members of the Compensation Committee discussed the fact that the Sponsors were using the terms of Mr. Conway’s post-merger employment as a template so that similar concessions would be requested from Mr. Grisanti. In response to a question from a member of the Compensation Committee regarding the likelihood of resolution of these issues, Ms. Westbrook stated that such issues are typically resolved in connection with mergers and acquisitions.

On November 10, 2006, management’s counsel submitted a written counterproposal to the employment terms verbally proposed by Insight on November 7, 2006. Insight rejected the counterproposal the same day.

On Sunday, November 12, 2006, Insight presented the Company with drafts of the debt commitment letter that it was simultaneously negotiating with Wells Fargo Foothill, Inc. (“WFF”).

On November 13, 2006, Insight’s counsel provided management’s counsel with a term sheet containing revised employment terms for Mr. Conway. On November 14 and 15, 2006, Insight’s counsel and management’s counsel negotiated the terms of the term sheet and reached tentative agreement on the material terms on November 15, 2006.

On November 15, 2006, members of the Special Committee had an informal telephonic meeting with their legal and financial advisers, as well as Ms. Lieberman, to discuss the status of the open issues in the draft Merger Agreement in anticipation of the Special Committee’s and the board of directors’ respective meetings the next day.

The Special Committee met telephonically on Thursday, November 16, 2006, with its legal and financial advisers as well as Mr. Conway, John F. Phillips and Gerald O. Koop, directors, Mr. Grisanti and Ms. Lieberman. At this meeting, representatives of William Blair delivered the presentation described under “Special Factors—Opinion of Netsmart’s Financial Advisor.”  This presentation contained a draft of William Blair’s financial analyses based on the offer price of $16.50 per share. At this meeting, legal counsel to the Special Committee reviewed the terms of the Merger Agreement, discussed the fact that Bessemer had agreed to join Insight to provide a portion of the equity financing for the proposed transaction, and discussed the fact that WFF had delivered to Insight a debt commitment letter, committing financing of up to $55 million (including a $5 million revolving credit line) with limited conditions to closing the debt financing transaction. Representatives of Patterson Belknap Webb & Tyler further discussed the open items in the draft Merger Agreement that needed to be resolved with Buyer’s counsel. The Special Committee authorized its legal and financial advisers to present the following proposal to Buyer to be taken as a package:

•       Financing Condition:   The Company would be willing to accept the Sponsors’ financing condition provided that (i) the failure of those closing conditions set forth in the debt commitment letter that are solely within the Sponsors’ control would not give Parent the right to exercise the financing condition, and (ii) if the Buyer avails itself of the financing condition (and all other conditions have been met by the Company), then it agrees to pay the Company’s expenses (capped at 1% of the aggregate merger consideration).

•       Termination Fee Events:   The Company would agree to the payment of a termination fee if the agreement is terminated following the drop dead date of May 15, 2007 or after the Buyer’s termination upon breach by the Company when (i) at the time of termination there shall have been an acquisition proposal, and within 12 months thereafter the Company consummates a transaction with the party making such proposal or (ii) within 6 months of the termination of the agreement the Company consummates a transaction with any other party with respect to an acquisition of  35% or more of its equity or assets.

•       Reverse Termination Fee:   If the Company terminates the Merger Agreement because of a breach by the Buyer, then the Buyer would agree to pay the Company’s expenses (capped at 1% of the aggregate merger consideration).

•       The Sponsors must guaranty or backstop the reverse termination fees.

On November 16, 2006, Insight’s counsel provided management’s counsel with a draft employment agreement for each of Mr. Conway and Mr. Grisanti. On November 17, 2006, management’s counsel provided a revised draft of Mr. Conway’s employment agreement to Insight’s counsel and the form of this agreement was negotiated on November 17, 2006.

The Special Committee, the board of directors and Mr. Scalia met with the Special Committee’s legal and financial advisers and Ms. Lieberman at the Company’s headquarters on the morning of November 17, 2006 to consider the proposed transaction. Representatives of Patterson Belknap Webb & Tyler informed the Special Committee that their package proposal had been substantially accepted by the Buyer and then discussed the terms of the proposed Merger Agreement, including a detailed discussion of the events that could potentially lead to termination of the Merger Agreement.

At the November 17, 2006 meeting of the Special Committee at which other members of the board of directors were present, representatives of William Blair discussed the projections supplied by the Company, taking into account the Company’s historical organic growth rate and operating margins, the Company’s recently announced quarterly results and the recent and longer-term trading history of the Company’s common stock. Representatives of William Blair then reviewed the valuation materials they had distributed and presented in full to the Special Committee at the meeting of the Special Committee the previous day. The representatives of William Blair again reviewed with the board of directors the work they had completed to assess the fairness of the proposed transaction and the assumptions made in the course of its analysis. William Blair then rendered its oral opinion to the Special Committee, subsequently confirmed in writing on November 18, 2006, that the consideration to be received by the holders of shares of the Company’s common stock other than the Management Investors, the Sponsors and their respective affiliates pursuant to the proposed transaction with the Buyers is fair from a financial point of view to such holders.

The Special Committee then met with its legal and financial advisers, as well as Ms. Lieberman, to discuss the merits and risks of the proposed transaction with the Buyer. Representatives of Patterson Belknap Webb & Tyler reviewed the Special Committee’s fiduciary duties under Delaware law. The Special Committee unanimously determined that the merger with the Buyer on the terms proposed by the Merger Agreement was advisable, fair to and in the best interests of the Company’s stockholders. The Special Committee approved, and recommended that the board of directors approve, the Merger Agreement and the transactions contemplated thereby. The Special Committee also recommended that the board of directors recommend that the stockholders of the Company approve the merger and approve and adopt the Merger Agreement. The Special Committee also recommended that the board of directors approve the transaction which may result in the acquiring company and its affiliates becoming “interested stockholders” within the meaning of Section 203 of the General Corporation Law of the State of Delaware.

Later that morning, following the combined meeting of the board of directors and the Special Committee and then of the Special Committee only, the board of directors met at the offices of the Company to consider the Buyer’s proposal and the recommendation of the Special Committee. The board of directors discussed the risks associated with the transaction, including the financing and other closing conditions. Mr. Conway advised the members of the board of directors that management’s negotiations with Buyer regarding the terms of employment for him and Mr. Grisanti effective upon the consummation of the merger were substantially completed, that revised agreements had not yet been provided but that definitive agreements were expected to be executed prior to the close of business on that day. The board of directors was advised that additional agreements with other members of senior management, if any, are to be negotiated and agreed after the execution of the Merger Agreement and, as such, would not be conditions to the execution of the Merger Agreement or the closing of the merger. After further discussion, the board of directors (other than Mr. Conway, who recused himself) unanimously declared the merger and the Merger Agreement advisable, fair to and in the best interests of Netsmart’s stockholders, approved the merger and the Merger Agreement, and resolved to recommend that Netsmart’s stockholders adopt the Merger Agreement and approve the merger. The board of directors authorized Mr. Conway to execute the Merger Agreement. The board of directors also authorized Mr. Calcagno to extend Insight’s exclusivity period, if necessary to complete the Merger Agreement in the event that the employment agreements were not finalized prior to the scheduled expiration of Insight’s exclusivity period at the close of business on November 17, 2006. Pursuant to that authorization, Mr. Calcagno extended the exclusivity period until noon E.S.T. on November 18, 2006.

On November 17, 2006, Insight’s counsel provided a revised draft of Mr. Grisanti’s employment agreement based generally on the form of agreement being negotiated for Mr. Conway.

On November 18, 2006, Messrs. Conway and Grisanti and representatives of Morrison Cohen LLP on the one hand and representatives of Buyer and O’Melveny & Myers LLP counsel to Buyer, on the other hand, negotiated the final terms of management’s employment arrangements. Upon finalization of such arrangements, Netsmart executed and delivered the Merger Agreement and related agreements.

Following the execution of the Merger Agreement and related agreements on November 18, 2006, the Company issued a press release announcing the merger on the morning of November 20, 2006 and filed a Form 8-K with the SEC, including the press release and the Merger Agreement as exhibits.

On November 30, 2006, the Company filed a Form 8-K/A providing supplemental information regarding the new employment agreements of Messrs. Conway and Grisanti which will be effective upon consummation of the merger.

On November 28, 2006, at a telephonic meeting of the Special Committee at which Mr. Conway, Messrs. Edward F. Cox and Kenneth J. King of Patterson Belknap Webb & Tyler LLP and Ms. Lieberman were present, the Special Committee resolved to engage Proctor Heyman LLP, a Delaware law firm, as its legal counsel with respect to the civil actions that have been filed, and that may be filed in the future, challenging the merger in the Delaware Court of Chancery.

On December 21, 2006, the Special Committee had a telephonic meeting at which the following persons were present: Messrs. Cox, King and Peter J. Schaeffer of Patterson Belknap Webb & Tyler LLP and Mr. Kurt Heyman of Proctor Heyman LLP, counsel to the Special Committee with respect to the litigation challenging the merger in the Delaware Court of Chancery. Messrs. King and Heyman updated the Special Committee on the status of the litigation challenging the merger in the Delaware Court of Chancery and in the Supreme Court of New York, Suffolk Country.

Fairness of the Merger, Recommendation of the Special Committee and Netsmart’s Board of Directors

The Special Committee.   The Special Committee, acting with the advice and assistance of its legal and financial advisers, evaluated and negotiated the merger proposal, including the terms and conditions of the Merger Agreement. The Special Committee unanimously resolved to recommend to Netsmart’s board of directors that (i) the board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the merger and (ii) the board recommend the adoption of the Merger Agreement by the Company’s stockholders.

In the course of reaching its determination, the Special Committee considered the following substantive factors and potential benefits of the merger, each of which the Special Committee believed supported its decision:

•       its belief that the merger was more favorable to unaffiliated stockholders than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such stockholders if the Company remained independent in light of the Company’s business, operations, financial condition, strategy and prospects; as well as the risks involved in achieving those returns, the nature of the industry in which the Company competes, and general industry, market and regulatory conditions, both on an historical and on a prospective basis;

•       its belief that the merger was more favorable to unaffiliated stockholders than the potential value that might result from other strategic alternatives available to the Company, including, among others, remaining an independent company and pursuing the current strategic plan, pursuing a significant acquisition, seeking  strategic partnership arrangements or pursuing a sale to or merger with a company in the same markets, given the potential rewards, risks and uncertainties associated with those alternatives;

•       the fact that, prior to entering into the Merger Agreement, the Company had been engaged in a competitive bid process which included the solicitation of indications of interest from seven potential financial buyers, the delivery of corporate and financial information to three potential acquirers that signed a confidentiality agreement with Netsmart, the receipt and response to inquiries from three potential acquirers, and the receipt and evaluation of indications of interest from one potential acquirer, which subsequently determined not to proceed with a transaction at its initial bid price. See “—Background of the Merger.”

•       its belief that no other alternative reasonably available to the Company and its stockholders would provide greater value to stockholders within a timeframe comparable to that in which the merger would be completed in light of the fact that the offer from the Sponsors was the highest firm offer received after a competitive bid process;

•       the fact that the merger consideration of $16.50 per share is all cash, so that the transaction allows the Company’s unaffiliated stockholders to realize in the near term a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•       Netsmart’s historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry, the outlook for the behavioral healthcare market and general stock market conditions;

•       the historical market prices of Netsmart common stock, including the market price of the Netsmart common stock relative to those of other industry participants and general market indices, and recent trading activity, including the fact that the $16.50 per share merger consideration represented a 6.7% premium over Netsmart’s closing stock price on November 16, 2006 (the last business day prior to the approval of the transaction), and a 24.1% premium over Netsmart’s average share price for the 20 trading day period ended November 16, 2006;

•       its belief that Netsmart’s stock price was not likely to trade at or above the $16.50 price offered in the merger in the near future. The board based this belief on a number of factors, including: the directors’ knowledge and understanding of the Company and its industry; management’s projections and the Company’s business plan; and the various valuation methodologies and analyses prepared by William Blair and described under “Special Factors—Opinion of Netsmart’s Financial Advisor” below;

•       the financial analysis reviewed by William Blair at the meetings of the Special Committee on November 16 and 17, 2006 and at the meeting of the board of directors on November 17, 2006, and the opinion of William Blair, described in detail under “Special Factors—Opinion of Netsmart’s Financial Advisor” that, as of November 17, 2006 (as confirmed in its written opinion dated November 18, 2006), and based on and subject to the various factors, assumptions and limitations set forth in its opinion, the $16.50 per share merger consideration to be received by holders of shares of Netsmart common stock (other than the Management Investors, the Sponsors and their respective affiliates) was fair, from a financial point of view, to the holders of such shares;

•       the efforts made by the Special Committee and its advisers to negotiate a Merger Agreement favorable to the Company and its unaffiliated stockholders and the financial and other terms and conditions of the Merger Agreement; and

•       the fact that, subject to compliance with the terms and conditions of the Merger Agreement, the Company is permitted to terminate the Merger Agreement, prior to the adoption of the Merger Agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the Merger Agreement, upon the payment to the Buyer of a termination fee of 3.0% of the total equity value of the transaction and its belief that such termination fee was reasonable in the context of break-up fees that were payable in other transactions and would not impede another party from making a competing proposal. The Special Committee believed that these provisions were important in ensuring that the transaction would be fair and the best available to Netsmart’s unaffiliated security holders  and providing the Special Committee with adequate flexibility to explore potential transactions with other parties.

The Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including, among others, those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to the unaffiliated stockholders of Netsmart:

•       the fact that, other than for customary fees payable to members of the Special Committee (that were not contingent on the Special Committee’s recommendation of a transaction or the consummation of a transaction) and the receipt of payment for stock options that will be cancelled in accordance with the terms of the Merger Agreement, the directors (other than Messrs. Conway and Koop in their capacity as continuing employees) will not receive any consideration in connection with the merger that is different from that received by any other unaffiliated stockholder of the Company;

•       the fact that the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of the Special Committee consisting of all members of Netsmart’s board of directors other than those directors who are members of management or former members of management, and no limitations were placed on the authority of the Special Committee. Accordingly, the Special Committee was free to explore a transaction with any other bidder it determined was more favorable or likely to be more favorable than Buyer. The purpose for establishing the Special Committee and granting it the authority to review, evaluate and negotiate the terms of the transaction on behalf of the Company was to ensure that the Company’s unaffiliated security holders were adequately represented by disinterested persons. None of the members of the Special Committee have any financial interest in the merger that is different from the Company’s unaffiliated security holders generally (other than the exchange of options to acquire shares of Netsmart common stock in accordance with the terms of the Merger Agreement);

•       the fact that the Special Committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the Merger Agreement following its approval by the Special Committee;

•       the fact that the financial and other terms and conditions of the Merger Agreement were the product of arm’s-length negotiations between the Special Committee and its advisers, on the one hand, and Insight and its advisers, on the other hand;

•       the fact that Netsmart is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and, upon payment of a termination fee, to terminate the Merger Agreement in order to complete a transaction with respect to a “superior proposal” as such term is defined in the Merger Agreement;

•       the fact that the Special Committee retained and received advice from its own independent legal counsel in negotiating and recommending the terms of the Merger Agreement;

•       the fact that the opinion of William Blair addresses the fairness, from a financial point of view, of the merger consideration to be received by unaffiliated stockholders;

•       the fact that the transaction will be subject to the approval of Netsmart stockholders and that members of Netsmart’s senior management and of the board of directors do not own a significant enough interest in the voting shares of Netsmart to substantially influence the outcome of the stockholder vote. As of [   •   ], [   •   ] [   •   ], 2007, the record date for the special meeting, these persons collectively owned an aggregate of 492,736 shares, representing approximately 7.5% of Netsmart’s outstanding common stock, excluding 549,878 shares issuable currently or issuable within 60 days upon exercise of outstanding options. These shares consist of 106,348 shares owned by James L. Conway, 104,815 shares owned by Anthony F. Grisanti and an aggregate 281,573 shares owned by the other members and former members of the board of directors. See “Special Factors—Interests of Officers and Directors in the Merger” beginning on page 46; and “Common Stock Ownership of Management, Executive Officers and Certain Beneficial Owners” beginning on page 70;

•       the likelihood of the Sponsors obtaining the required debt financing for the transaction, given the solidity of the commitment letter from WFF; and

•       the fact that under Delaware law, the stockholders of the Company have the right to demand appraisal of their shares. See “Appraisal Rights” beginning on page 55.

The Special Committee was aware of and also considered the following adverse factors associated with the merger, among others:

•       that the public stockholders of Netsmart will have no ongoing equity participation in the surviving corporation following the merger and will cease to participate in Netsmart’s future earnings or growth, or to benefit from any increases in the value of Netsmart stock;

•       that if the merger is not completed, Netsmart will be required to pay its fees associated with the transaction as well as, under certain circumstances, reimburse Buyer for its out-of-pocket expenses associated with the transaction;

•       the limitations on Netsmart’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Netsmart and the requirement that Netsmart pay Buyer a $3,472,388 termination fee (less any amount of reimbursement of the Buyer and Merger Sub’s expenses previously paid by Netsmart up to a maximum of $1,157,463) (which amounts assume no exercise of options or warrants since the date of the Merger Agreement) in order for the board of directors to accept a superior proposal;

•       that if the merger is not completed, Netsmart may be adversely affected due to potential disruptions in its operations, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its business relationships;

•       the fact that Netsmart is entering into a merger agreement with a newly formed corporation (Merger Sub) with essentially no assets and, accordingly, that any remedy in connection with a breach of the Merger Agreement by Merger Sub could be limited, although the Sponsors have agreed to fund Merger Sub in the event that it is obligated to pay the Company’s expenses upon certain terminations of the Merger Agreement and the Sponsors have provided equity commitment letters;

•        the fact that the funding of the financing contemplated by the debt commitment letter issued to Buyer, or alternative financing on terms that are not materially less favorable to Buyer than those contained in the Debt Commitment Letter from WFF, is a condition to Buyer and Merger Sub’s obligation to complete the merger; and

•        that Netsmart’s business operations will be restricted prior to the completion of the merger.

In addition, the members of the Special Committee were aware that the Company’s senior management would be entering into arrangements with Sponsors simultaneous with the execution of the Merger Agreement providing that such persons would remain employed by the surviving entity in substantially their respective current capacities following the completion of the transaction and that, at the option of the Sponsors, such persons may reinvest a portion of their proceeds from the merger into the Parent upon the completion of the transaction. The members of the Special Committee were made aware that the Sponsors were seeking concessions from Messrs. Conway and Grisanti with respect to the payments to which they would be entitled upon the consummation of the merger. While the members of the Special Committee were generally aware of these interests (although not the specific terms of each of the management arrangements), the Special Committee’s primary concern was to ensure that the per share merger consideration and other terms of the Merger Agreement were fair to and in the best interests of the Company’s unaffiliated security holders. See “Special Factors—Interests of Officers and Directors in the Merger” beginning on page 46.

In analyzing the transaction, the Special Committee relied on the William Blair Opinion and the analyses and methodologies as a whole used by William Blair in its Opinion. See “Special Factors—Opinion of Netsmart’s Financial Advisor” beginning on page 35. William Blair’s analyses were based, in part, upon certain projections provided by management, but did not include an independent analysis of the liquidation value or book value of Netsmart. The Special Committee, relying on William Blair’s analysis, did not consider liquidation value as a factor because Netsmart is a viable going concern business and the trading history of Netsmart’s common stock is an indication of its value as such. In addition, due to the fact that Netsmart is being sold as a going concern, the Special Committee did not consider the liquidation value of Netsmart relevant to a determination as to whether the merger is fair to the Company’s unaffiliated security holders. Further, the Special Committee did not consider net book value to be a material indicator of the value of Netsmart because it understates its value as a going concern, but instead considered it to be indicative of historical costs. However, the Special Committee considered that the net book value of $5.73 per share as of September 30, 2006, was less than the purchase price of $16.50 per share offered in the merger.

Our Board of Directors.   Our board of directors (with Mr. Conway recusing himself), acting in large part upon the unanimous recommendation of the Special Committee and the Opinon, at a meeting described above on November 17, 2006, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the merger; and (iii) recommended the adoption by our stockholders of the Merger Agreement. In reaching these determinations, our board of directors considered (i) the presentation of William Blair that was prepared for the Special Committee and which was delivered to the board of directors at the request of the Special Committee, as well as the fact that the Special Committee received an opinion delivered by William Blair as to the fairness, from a financial point of view, to the Company’s unaffiliated stockholders of the merger consideration to be received by such holders in the merger and (ii) the unanimous recommendation and analysis of the Special Committee, as described above, and adopted such recommendation and analysis in reaching its determinations.

In view of the large number of factors considered in connection with the evaluation of the Merger Agreement and the merger and the complexity of these matters, except as expressly noted above, the board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. The Special Committee and the board of directors held extensive discussions with William Blair with respect to the quantitative and qualitative analyses of the financial terms of the merger. The Special Committee and the board of directors conducted a discussion of, among other things, the factors described above, including, asking questions of Netsmart management and the Company’s financial and legal advisers, and reached the conclusion that the merger is fair to and in the best interests of Netsmart stockholders.

Other than as described in this proxy statement, Netsmart is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of Netsmart with another company, the sale or transfer of all or substantially all of Netsmart’s assets or a purchase of Netsmart’s securities that would enable such person to exercise control of Netsmart.

Mr. Conway, the Chairman of our board of directors and our Chief Executive Officer, who will be employed by Parent and who will receive equity securities in Parent upon completion of the merger, recused himself from the foregoing determination and approval due to his involvement in the transaction.

Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement.

Provisions for Unaffiliated Stockholders

No provisions were made in connection with the merger to grant unaffiliated stockholders access to our corporate files or those of Buyer or its affiliates or to obtain counsel or appraisal services at our expense or at the expense of Buyer or its affiliates. No appraisal services were retained on behalf of the unaffiliated stockholders. In addition, in order to adopt the Merger Agreement and approve the transactions contemplated thereby, holders of a majority of the outstanding shares of Netsmart’s common stock entitled to vote must vote in favor of adopting the Merger Agreement, irrespective of whether a majority of outstanding shares of Netsmart’s common stock entitled to vote held by unaffiliated stockholders are voted in favor of adopting the Merger Agreement; however, as of November 30, 2006, only 492,736 shares, representing approximately 7.5% of the outstanding common stock as of that date, excluding 549,878 shares issuable currently or issuable within 60 days upon exercise of outstanding options, are owned by executive officers, directors and certain former directors that have agreed to vote in favor of the merger.

The Executive Officers’ Reasons for the Merger

Messrs. Conway and Grisanti (for the purpose of this section and “—Position of the Executive Officers Regarding the Fairness of the Merger” collectively, the “executive officers”) believe that, as a public company, the price of the Company’s common stock reflects an undue emphasis on short-term, quarter-to-quarter results. Accordingly, the primary purpose of the merger for the executive officers is to afford the Company greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, the executive officers believe that taking the Company private will better enable the Company to incentivize a large group of management employees going forward, by allowing them potentially to benefit from any long-term growth of the Company, which they expect will help retain these employees and cause the Company to continue to prosper following the closing of the transaction. The merger also will enable the Company’s stockholders, including the executive officers (with respect to a significant portion of their holdings), to realize immediately the value of their investments in the Company through their receipt of the per share merger consideration of $16.50 in cash. In addition, the merger may allow those members of the Company’s management who invest in Parent to benefit from any future long-term growth of the Company after its stock ceases to be publicly traded.

The executive officers also discussed certain factors that could have a negative impact on the Company’s stock price in the absence of a going-private transaction, including, among other things, (i) the fact that the Company’s recent growth was primarily due to its acquisitions; (ii) that the number of potential acquisition candidates is becoming limited; (iii) that the financing for such acquisitions may be difficult due to the Company’s limited capital and restricted ability, due to its historically-limited trading volume and capitalization, to access the capital markets for equity or debt financing for such acquisitions; (iv) the Company’s inability to attract equity research coverage, given it size; (v) the disproportionate cost of being a public company borne by smaller companies; and (vi) the difficulty of the Company to accurately forecast quarterly revenue and earnings, given the nature of its business.

Position of the Executive Officers Regarding the Fairness of the Merger

Under the rules promulgated under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act, governing “going private” transactions, each of the executive officers may be deemed to be an affiliate of Netsmart. Due to the fact that following the merger there will be no increase in the compensation paid to the executive officers, the executive officers’ employment agreements will be economically less favorable to them than their current employment agreements and the executive officers’ equity participation, including options to be granted to them pursuant to their employment agreements and any additional investment made at the election of the Sponsors, will be minimal (See “Interests of Officers and Directors in the Merger”), none of Netsmart, the executive officers, Parent, Buyer or Merger Sub believes that the executive officers will be affiliates of Parent, Buyer and Merger Sub. Nevertheless, the executive officers have made a determination regarding the fairness of the merger. The executive officers have provided to Netsmart the statements contained in this section and in the section entitled “ – The Executive Officers’ Reasons for the Merger”. The statements included in this section and in “ – The Executive Officers’ Reasons for the Merger” are provided solely for the purpose of providing additional information to the stockholders in making their determination whether to vote “for” the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

Each of the executive officers, each of whom may become a Management Investor at the election of the Sponsors upon consummation of the merger, believes that the merger and the Merger Agreement are fair to Netsmart and the unaffiliated stockholders of Netsmart from a financial point of view. The views of the executive officers as to the fairness of the Merger Agreement and the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby.

In reaching their respective determinations, the executive officers considered the positions of the Special Committee, as well as a number of substantive factors favoring the merger and potential benefits of the merger, including, among other things, those discussed below, each of which they believed supported their respective determinations:

•        the current and historical market prices of Netsmart’s common stock, including the fact that the merger consideration of $16.50 per share represented a 6.7% premium over Netsmart’s closing stock price on November 16, 2006 (the last business day prior to the approval of the transaction), and a 24.1% premium over Netsmart’s average share price for the 20-trading day period ended November 16, 2006;

•        the fact that the merger consideration will be all cash, which provides liquidity and certainty of value to Netsmart’s stockholders;

•        the fact that under certain circumstances described under “The Merger Agreement—Reimbursement of Expenses; Termination Fee,” Buyer may be required to reimburse up to a maximum of $1,157,463 of Netsmart’s expenses incurred in connection with the Merger Agreement if Buyer exercises its right not to complete the merger based on the failure to obtain financing solely due to conditions solely in the control of Buyer (which amount assumes no options or warrants have been exercised or new shares issued by Netsmart after the date of the Merger Agreement) on terms reasonably acceptable to Buyer and Merger Sub;

•        the ability of the Special Committee or the board of directors, under the terms of the Merger Agreement, to terminate the Merger Agreement if the Special Committee or the board of directors determines in good faith that any unsolicited proposal constitutes a superior proposal, subject to payment to Buyer of a termination fee of $3,472,388 (less any amount of reimbursement of the Buyer and Merger Sub’s expenses previously paid by Netsmart up to a maximum of $1,157,463), (which amounts assume no options or warrants have been exercised or new shares issued by Netsmart after the date of the Merger Agreement), in accordance with the terms of the Merger Agreement;

•        the other terms and conditions of the Merger Agreement, including the cash price, the ability to consider unsolicited offers, the ability of Netsmart to terminate the Merger Agreement in certain circumstances, the fact that substantially all the representations and warranties by Netsmart are subject to a customary material adverse effect standard, and the limited closing conditions; and

•        the agreement by the Sponsors that, in the event that Buyer is required to reimburse Netsmart’s expenses or pay a termination fee to Netsmart pursuant to the Merger Agreement, the Sponsors will make equity contributions in such amounts to Buyer in accordance with the terms of the equity commitment letters.

In reaching their respective determinations, the executive officers considered a number of procedural factors favoring the merger and potential benefits of the merger, including, among others, those discussed below, each of which they believed supported their respective determinations:

•        the fact that the board of directors appointed the Special Committee:

•       which consisted entirely of directors who are not officers of Netsmart or affiliated with Buyer or its investors;

•       which consisted entirely of directors with no financial interest in the proposed merger different from Netsmart’s stockholders generally other than for the fact that members of the Special Committee (a) hold stock options, which will be cancelled and “cashed out” as part of the merger, (b) will be entitled to the indemnification and officer and director liability insurance coverage under the terms of the Merger Agreement described below under “The Merger Agreement—Indemnification of Directors and Officers; Insurance,” and (c) will receive fees for their service as members of the Special Committee, payment of which is not contingent upon the consummation of the merger;

•       which was given authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger;

•       which relied on William Blair, the Company’s financial adviser, to provide a fairness opinion regarding the terms of the merger; and

•       which retained its own legal adviser who assisted the Special Committee in the negotiations with Buyer;

•        the fact that, prior to entering into the Merger Agreement, the Special Committee engaged in a competitive bid process which included the solicitation of indications of interest from seven potential financial buyers, the delivery of corporate and financial information to three potential acquirers that signed a confidentiality agreement with Netsmart, the receipt and response to inquiries from three potential acquirers, and the receipt and evaluation of indications of interest from one potential acquirer, which subsequently determined not to proceed with a transaction at its initial offering price. See “—Background of the Merger;”

•        the fact that the merger consideration of $16.50 per share and other terms and conditions of the Merger Agreement resulted from extensive negotiations between Buyer and its advisers and the Special Committee and its advisers;

•        the fact that the Special Committee received an opinion from the financial adviser for the Special Committee and the Company, as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Netsmart’s common stock (other than the Management Investors, the Sponsors and their respective affiliates);

•        the requirement that the Merger Agreement be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Netsmart’s common stock entitled to vote. As of November 20, 2006, 92.5% of the outstanding shares of Netsmart’s common stock are held by stockholders other than the executive officers, directors and certain former directors who have entered into a voting agreement agreeing to vote in favor of the Merger Agreement;

•        the fact that Netsmart’s board of directors and Special Committee determined that the Merger Agreement and the merger contemplated thereby are advisable and are fair to, and in the best interests of, Netsmart’s stockholders; and

•        the fact that Netsmart’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law. See “Appraisal Rights” beginning on page 55.

The executive officers also considered and balanced against the potential benefits of the merger a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These potentially negative factors included the following:

•        the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing condition described below is not satisfied;

•        the fact that the funding of the financing contemplated by the debt commitment letter issued to Buyer, or alternative financing on terms that are not materially less favorable to Buyer than those contained in the Debt Commitment Letter from WFF, is a condition to Buyer and Merger Sub’s obligation to complete the merger;

•        the interests of Netsmart’s executive officers and directors in the merger (see “—Interests of Officers and Directors in the Merger”);

•        the fact that Netsmart will no longer exist as an independent, publicly traded company;

•        the fact that Netsmart’s current stockholders (other than the Management Investors) will not participate in any future earnings or growth of Netsmart and will not benefit from any appreciation in its value or otherwise have any rights or benefits as a stockholder of Netsmart;

•        the fact that Netsmart was entering into a merger agreement with newly formed entities with essentially no assets and, accordingly, that Netsmart’s recourse for a breach by Buyer of the Merger Agreement is to seek recovery of the termination fee or expense reimbursement, as applicable, under the equity commitment letter agreements with the Sponsors;

•        the restrictions on the conduct of Netsmart’s business prior to completion of the merger, which may delay or prevent Netsmart from undertaking business opportunities that may arise pending completion of the merger;

•        the limitations on Netsmart’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Netsmart and the requirement that Netsmart pay Buyer a $3,472,388 termination fee (less any amount of reimbursement of the Buyer and Merger Sub’s expenses previously paid by Netsmart up to a maximum of $1,157,463) (which amounts assume no exercise of options or warrants since the date of the Merger Agreement) in order for the board of directors to accept a superior proposal;

•        the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to complete the merger; and

•        the fact that the merger may negatively impact the Company’s relationships with its existing clients and ability to solicit new clients due to client concerns regarding management continuity and ongoing product support.

The executive officers did not consider liquidation value as a factor because Netsmart is a viable going concern business, and the liquidation value was not deemed relevant to a determination as to whether the merger and the merger consideration are fair to the stockholders. Further, the executive officers did not consider the net book value a material indicator of the value of Netsmart because the net book value, as an indication of only the historical costs, was deemed to understate Netsmart’s value as a going concern. However, the executive officers considered that the net book value of $5.73 per share as of September 30, 2006 was substantially less than the purchase price of $16.50 per share offered in the merger.

After considering these factors, the executive officers concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the executive officers did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching their respective determinations. The respective determinations of the executive officers were made after consideration of all of the factors taken together.

Parent, Buyer and Merger Sub’s Reasons for the Merger

The purposes of Parent, Buyer and Merger Sub, for engaging in the merger are to obtain a controlling interest in Netsmart and to enable Netsmart stockholders to realize a premium on their shares of Netsmart. Because the Buyer contemplated that existing management, including the Management Investors, would continue to operate Netsmart following the completion of the merger, it was important to the Buyer that the Management Investors have an ownership interest in Parent following the completion of the merger. Parent, Buyer and Merger Sub were formed for the purpose of engaging in the merger and the other transactions contemplated by the Merger Agreement.

Parent, Buyer and Merger Sub believe that it is best for Netsmart to operate as a privately held entity. As a privately held entity, Netsmart will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Netsmart. Moreover, Parent, Buyer and Merger Sub believe that Netsmart’s future business prospects can be improved through their active participation in the strategic direction and operations of Netsmart. Although Parent, Buyer and Merger Sub believe that there will be significant opportunities associated with their investment in Netsmart, they realize that there are also substantial risks (including the risks and uncertainties relating to Netsmart’s prospects).

Position of Parent, Buyer and Merger Sub Regarding the Fairness of the Merger

Due to the fact that following the merger there will be no increase in the compensation paid to Messrs. Conway and Grisanti, the employment agreements of Messrs. Conway and Grisanti will be economically less favorable to them than their current employment agreements and the equity participation of Messrs. Conway and Grisanti, including options to be granted to them pursuant to their employment agreements and any additional investment made at the election of the Sponsors, will be minimal (See “Interests of Officers and Directors in the Merger”), none of Netsmart, Messrs. Conway and Grisanti, Parent, Buyer or Merger Sub believes that Parent, Buyer and Merger Sub may be deemed to be affiliates of Netsmart. Nevertheless, Parent, Buyer and Merger Sub have made a determination regarding the fairness of the merger. Parent, Buyer and Merger Sub have provided to Netsmart the statements contained in this section and in the section entitled “ – Parent, Buyer and Merger Sub’s Reasons for the Merger”. The statements included in this section and in the section entitled “ – Parent, Buyer and Merger Sub’s Reasons for the Merger” are provided solely for the purpose of providing additional information to the stockholders in making their determination whether to vote “for” the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. The position of Parent, Buyer and Merger Sub as to the fairness of the merger is not a recommendation to any Netsmart’s stockholder as to how the stockholder should vote on the merger.

Parent, Buyer and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to stockholders of the Company and, accordingly, did not negotiate the Merger Agreement with the goal of obtaining terms that were fair to such stockholders. Parent, Buyer and Merger Sub did not participate in the deliberations of the Company’s board of directors or the Special Committee, regarding, or receive advice from the Company’s or the Special Committee’s legal or financial advisers as to, the substantive and procedural fairness of the proposed merger, nor did Parent, Buyer or Merger Sub undertake any independent evaluation of the fairness of the proposed merger or engage a financial adviser for such purposes. Nevertheless, based on the knowledge of these entities, the analysis of available information regarding Netsmart, as well as discussions with members of Netsmart’s senior management regarding the factors considered by, and findings of, the board of directors discussed in this proxy statement in the sections entitled “Special Factors—Fairness of the Merger; Recommendation of Netsmart’s Board of Directors,” Parent, Buyer and Merger Sub believe that the merger is fair to Netsmart’s unaffiliated security holders. In particular, Parent, Buyer and Merger Sub considered the following:

•        to the knowledge of Parent, Buyer and Merger Sub, no member of Netsmart’s board of directors, except for Mr. Conway (and for Mr. Koop through his continued employment under his current employment agreement), has an interest in the merger that is different from, or in addition to, the interests of Netsmart’s unaffiliated security holders generally, although the Merger Agreement does include customary provisions for indemnity and the continuation of liability insurance for Netsmart’s officers and directors;

•        the Special Committee and the board of directors, determined, by the unanimous vote of all members of the board of directors (with Mr. Conway recusing himself), that the merger is fair to, and in the best interests of, Netsmart and its stockholders, including its unaffiliated security holders;

•        the per share price of $16.50 represents a 6.7% premium to the closing price of Netsmart’s stock on November 16, 2006 of $15.47 and a 23.5% premium to the average closing price for the 20 trading days preceding the Merger Agreement of $13.36;

•        the per share price of $16.50 represents a 34.7% premium to $12.25, the closing price of Netsmart’s stock on May 15, 2006, and a 11.0% premium to $14.86, the closing price of Netsmart’s stock on August 21, 2006, the low and high closing prices, respectively, of Netsmart’s stock for the 52 weeks prior to the date of the Merger Agreement;

•        the per share price of $16.50 was above Netsmart’s net book value per diluted share of $5.73 as of September 30, 2006, and liquidation of Netsmart’s assets would not likely realize more than such net book value per share; and

•        the merger will provide consideration to Netsmart’s stockholders entirely in cash.

Although neither of Parent, Buyer or Merger Sub considered the going concern value of Netsmart’s common stock as a public company as an independent factor in determining the fairness of the merger consideration to the unaffiliated security holders, they each believed that the going concern value (as a public company) was reflected in the pre-announcement per share stock price of Netsmart’s common stock, and therefore, the per share offer price of $16.50 represented a premium to the going concern value of Netsmart.

Parent, Buyer and Merger Sub believe that the merger is procedurally fair to Netsmart’s unaffiliated security holders based upon the following factors:

•        no member of Netsmart’s board of directors, except for Mr. Conway (and for Mr. Koop pursuant to his current employment agreement), has an interest in the merger that is different than, or in addition to, the interests of Netsmart’s unaffiliated security holders generally, although the Merger Agreement does include customary provisions for indemnity and the continuation of liability insurance for Netsmart’s officers and directors;

•        the Special Committee, consisting solely of directors who are not officers, employees or former officers or employees of Netsmart, and who have no financial interest in the merger different from Netsmart’s unaffiliated security holders generally, other than the receipt of fees for service on the Special Committee which were payable whether or not the merger is consummated and the payment for stock options, which will be cancelled and “cashed out” as part of the merger, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed merger;

•        the financial adviser to the Company and the Special Committee, William Blair, rendered an opinion that as of the date of the Merger Agreement, and subject to and based on various assumptions made, the merger consideration of $16.50 in cash per share of Netsmart common stock was fair from a financial point of view to holders of Netsmart’s common stock other than the Management Investors, Parent, Buyer and Merger Sub and their respective affiliates;

•        the $16.50 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from extensive arm’s-length negotiations between Insight and its advisers, on the one hand, and the Special Committee and its advisers, on the other hand;

•        the merger was unanimously approved by the Special Committee and the board of directors, including all directors who are not employees or former employees of Netsmart; and

•        the affirmative vote of a majority of the outstanding shares of Netsmart common stock is required under Delaware law and the Merger Agreement to approve and adopt the merger.

The foregoing discussion of the information and factors considered and given weight by Parent, Buyer and Merger Sub in connection with the fairness of the Merger Agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. Parent, Buyer and Merger Sub did not find it practicable to, and did not quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the Merger Agreement and the merger. Parent, Buyer and Merger Sub believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to Netsmart’s unaffiliated security holders. This belief should not, however, be construed as a recommendation to any Netsmart stockholder to approve the Merger Agreement. Parent,

Buyer and Merger Sub do not make any recommendation as to how stockholders of Netsmart should vote their shares relating to the merger or any related transaction.

Opinion of Netsmart’s Financial Advisor

William Blair was retained to act as the financial adviser to Netsmart to render certain investment banking services, including, among other things, in connection with a potential business combination. As part of its engagement, Netsmart and the Special Committee requested William Blair to render an opinion as to whether the $16.50 per share Merger Consideration to be received by the holders of the outstanding shares of common stock of Netsmart (other than the Management Investors, the Sponsors and their respective affiliates) was fair to such holders from a financial point of view. On November 17, 2006, William Blair delivered its oral opinion to the Special Committee and the board of directors of Netsmart, and subsequently confirmed in writing on November 18, 2006 that, as of that date and based upon and subject to the assumptions, conditions, limitations and qualifications stated in its opinion, the consideration of $16.50 in cash per share of common stock of Netsmart was fair, from a financial point of view, to those holders (other than the Management Investors, the Sponsors and their respective affiliates).

William Blair provided the opinion described above for the information and assistance of the board of directors of Netsmart in connection with its consideration of the merger. The terms of the Merger Agreement and the amount and form of the Merger Consideration, however, were determined through negotiations between Netsmart and Insight, and were approved by the board of directors of Netsmart.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED NOVEMBER 18, 2006 IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE OUTSTANDING SHARES OF COMMON STOCK OF NETSMART (OTHER THAN THE MANAGEMENT INVESTORS, SPONSORS AND THEIR RESPECTIVE AFFILIATES) IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. A COPY OF THIS OPINION LETTER (WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT) WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF NETSMART DURING REGULAR BUSINESS HOURS BY ANY INTERESTED STOCKHOLDER OR OTHER PERSON DESIGNATED IN WRITING AS A REPRESENTATIVE OF SUCH STOCKHOLDER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY NETSMART TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS OF NETSMART FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE COMMON STOCK MERGER CONSIDERATION. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

In connection with its opinion, William Blair examined or discussed, among other things:

•        the Merger Agreement dated November 18, 2006;

•        certain audited historical financial statements of Netsmart for the three fiscal years ended December 31, 2005;

•        the unaudited financial statements of Netsmart for the three quarters ended September 30, 2006;

•        certain internal business, operating and financial information and forecasts of Netsmart for fiscal years 2006, 2007, 2008, and 2009 prepared by the senior management of Netsmart (the “Forecasts”);

•        certain publicly available business and financial information relating to the industry in which Netsmart operates;

•        information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•        the financial position and operating results of Netsmart compared with those of certain other publicly traded companies William Blair deemed relevant;

•        current and historical market prices and trading volumes of the common stock of Netsmart; and

•        certain other publicly available information on Netsmart that William Blair deemed relevant.

William Blair also held discussions with members of the senior management of Netsmart to discuss the foregoing. William Blair also considered other matters which it deemed relevant to its inquiry, and took into account accepted financial and investment banking procedures and considerations that it deemed relevant. In connection with its engagement, William Blair was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of Netsmart.

In rendering its opinion and the related report, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including without limitation the Forecasts provided by the senior management of Netsmart. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of Netsmart. William Blair has not assumed any obligation to conduct, nor has it conducted a physical examination of the properties or facilities of the Company. William Blair has further relied on the assurances of the senior management of the Company that it is not aware of any facts that would make such information inaccurate or misleading. William Blair was advised by the senior management of Netsmart that the Forecasts examined by William Blair were reasonably prepared in good faith on bases reflecting the best estimates then available and judgments of the senior management of Netsmart. In that regard, William Blair assumed, with the consent of Netsmart’s board of directors, that (1) the Forecasts will be achieved as indicated and (2) all material assets and liabilities (contingent or otherwise) of Netsmart were as set forth in Netsmart’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based.

William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of November 18, 2006. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal matters on advice of counsel to Netsmart and assumed that the merger would be consummated on the terms described in the Merger Agreement without any waiver, delay, amendment or modification of any material terms or conditions by Netsmart. William Blair further assumed that all material governmental, regulatory or other consents and approvals necessary for consummation of the merger would be obtained without any adverse effect on Netsmart. In each case, William Blair made these assumptions with Netsmart’s permission.

In addition, William Blair did not express any opinion as to the consideration to be received in the merger by the Management Investors, the Sponsors and their respective affiliates.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion and contained in its report. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with Netsmart’s board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

Selected Public Company Analysis.   William Blair reviewed and compared certain financial information relating to Netsmart to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant with operations in the healthcare software and software-related services industry. The companies selected by William Blair were:

•       First Consulting Group, Inc.;

•       Health Management Systems;

•       HealthStream, Inc.;

•       Mediware Information Systems, Inc.;

•       Medavant Healthcare;

•       Quadramed Corporation;

•       Quovadx, Inc.;

•       Streamline Health Solutions, Inc.; and

•       Systems Xcellence.

Among the information William Blair considered were total revenue (“Revenue”), earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”), and earnings before interest and taxes (commonly referred to as “EBIT.”) William Blair considered the enterprise value as a multiple of Revenue, EBITDA, and EBIT for each company for the last twelve months for which results were publicly available (commonly referred to as “LTM”) and for the respective calendar year estimates for 2006 (to the extent publicly reported results were available.) The operating results and the corresponding derived multiples for Netsmart and each of the selected companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of November 17, 2006 and consensus Wall Street analysts’ estimates for calendar year 2006 where appropriate. In the case of Netsmart, the most recently available publicly disclosed financial information was for the quarter ending September 30, 2006. Revenue, EBITDA, and EBIT values were calculated to reflect results from Netsmart’s acquisition of QS Technologies, Inc. and are referred to as “Pro-Forma Revenue,” “Pro-Forma EBITDA,” and “Pro-Forma EBIT.” William Blair also considered Netsmart’s unaudited internal financial estimates of Pro-Forma Revenue, Pro-Forma EBITDA, and Pro-Forma EBIT for the fiscal year ended December 31, 2006. William Blair noted that it did not have access to internal forecasts for any of the selected public companies. The implied enterprise value of the transaction is based on the equity value implied by the purchase price plus the total debt, less any excess cash and cash equivalents assumed to be included in the merger.

William Blair then compared the implied transaction multiples for Netsmart to the range of trading multiples for the selected companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

	Netsmart at $16.50		Selected Public Company Valuation Multiples
Multiple	Per Share		Min		Max		Median		Mean
Enterprise Value/Pro-Forma LTM Revenue	1.82	x	0.68	x	4.91	x	1.27	x	2.12	x
Enterprise Value/Pro-Forma 2006E Revenue	1.82	x	0.91	x	4.37	x	2.25	x	2.27	x
Enterprise Value/Pro-Forma LTM EBITDA	11.3	x	6.2	x	28.2	x	14.2	x	14.3	x
Enterprise Value/Pro-Forma 2006E EBITDA	11.0	x	8.2	x	23.3	x	14.8	x	14.7	x
Enterprise Value/Pro-Forma LTM EBIT	20.6	x	12.2	x	51.4	x	23.9	x	26.5	x
Enterprise Value/Pro-Forma 2006E EBIT	19.7	x	11.8	x	35.3	x	21.3	x	22.4	x

William Blair noted that the implied transaction multiples based on the terms of the merger were within the range of multiples of the selected public companies.

Although William Blair compared the trading multiples of the selected companies at the date of the day before its opinion to Netsmart, none of the selected companies is identical to Netsmart. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis.   William Blair performed an analysis of selected recent business combinations in healthcare industry segments consisting of transactions announced and closed subsequent to January 1, 2003 and focused primarily on the activity of healthcare software and other healthcare information technology companies with transaction values between $15 million and $300 million. William Blair’s analysis was based primarily on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The 13 transactions examined were (target/acquirer):

•       NWH, Inc./Ingenix, Inc.;

•       Surgical Information Systems/Vista Equity Partners;

•       A4 Health Systems, Inc./Allscripts Healthcare Solutions Inc.;

•       CMHC Systems, Inc./Netsmart Technologies, Inc.;

•       IMPAC Medical Systems, Inc./Elekta AB;

•       Superior Consultant Holdings Corp./Affiliated Computer Services, Inc.;

•       VitalWorks Inc., Medical Division/Cerner Corp.;

•       Symphonie On Line SA/Agfa-Gevaert NV;

•       ViPS, Inc./WebMD Corporation;

•       Dakota Imaging, Inc./WebMD Corporation;

•       Landacorp, Inc./SHPS Holdings, Inc.;

•       PlanVista Corp./ProxyMed Inc.; and

•       MediFAX-EDI, Inc./WedMD Corporation.

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of Revenue, EBITDA, and EBIT of the target for the latest twelve months prior to the announcement of these transactions. William Blair compared the resulting range of transaction multiples of Revenue, EBITDA, and EBIT for the selected transactions to the implied transaction multiples for Netsmart. Information regarding the multiples from William Blair’s analysis of selected transactions is set forth in the following table:

	Netsmart at $16.50		Selected Transaction Valuation Multiples
Multiple	Per Share		Min		Max		Median		Mean
Enterprise Value/Pro-Forma LTM Revenue	1.82	x	0.80	x	4.67	x	2.26	x	2.32	x
Enterprise Value/Pro-Forma LTM EBITDA	11.3	x	6.5	x	19.9	x	13.5	x	12.7	x
Enterprise Value/Pro-Forma LTM EBIT	20.6	x	8.7	x	33.1	x	11.9	x	15.5	x

William Blair noted that the implied transaction multiples based on the terms of the merger were within the range of multiples of the selected transactions.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of Netsmart, none of these transactions or associated companies is identical to the merger or Netsmart. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Netsmart versus the values of the companies in the selected transactions.

Premiums Paid Analysis.   William Blair reviewed data from 687 acquisitions of publicly traded domestic companies, in which 100% of the target was acquired, occurring since January 1, 2004. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, and one month prior to the announcement of the transaction, for all 687 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on Netsmart’s stock prices one day, one week, and one month prior to an assumed announcement on November 18, 2006. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

Premium Period Before	Netsmart at $16.50	Premium Paid Data Percentile
Announcement	Per Share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day	12.2%	0.0%	6.8%	11.7%	15.9%	21.2%	26.4%	32.4%	42.4%	57.3%
One Week	26.5%	2.0%	8.5%	13.7%	18.1%	23.0%	28.3%	34.2%	43.8%	59.7%
One Month	25.4%	0.9%	9.9%	16.5%	21.7%	27.3%	32.3%	38.8%	47.8%	66.6%

William Blair noted that the premiums implied by the transaction were between the 30th and 40th percentile of the premiums paid for the referenced transaction group for the one day time period, 50th and 60th percentile of the premiums paid for the referenced transaction group for the one week time period, and 40th and 50th percentile of the premiums paid for the referenced transaction group for the one month time period.

Additionally, William Blair reviewed (i) data from 440 acquisitions of publicly traded domestic companies, in which 100% of the target was acquired and with equity values between $25 million and $1 billion, occurring since January 1, 2004; (ii) data from 521 acquisitions of publicly traded domestic companies, in which 100% of the target was acquired for 100% cash, occurring since January 1, 2004; and (iii) data from 50 take-private transactions of publicly traded domestic companies, in which the target was acquired by private equity investors and with equity values between $25 million and $1 billion, occurring since January 1, 2004. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, and one month prior to the announcement of the transaction, for all transactions in each subset above. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on Netsmart’s stock prices one day, one week, and one month prior to an assumed announcement on November 18, 2006. William Blair noted that the comparison of the premiums implied by the merger to the premiums calculated for each subset above did not differ materially from the comparison of the premiums implied by the merger to the premiums calculated for the entire universe of 687 transactions described in the above paragraph.

Discounted Cash Flow Analysis.   William Blair performed a discounted cash flow analysis to estimate the present value of the future cash flows of Netsmart for the period commencing January 1, 2007 and ending December 31, 2011. Using the discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for Netsmart. In this analysis, William Blair used management’s Forecasts and guidance, and William Blair observed that these Forecasts assumed materially higher growth rates and operating margins than the historic growth rates and operating margins of Netsmart. William Blair assumed terminal value multiples ranging from 9.0x to 11.0x of the projected 2011 EBITDA and discount rates ranging from 15.0% to 20.0%. William Blair selected the EBITDA terminal value range based on William Blair’s review of, among other matters, the trading multiples of relevant companies, the transaction multiples of relevant transactions and other factors that William Blair deemed relevant in its expertise and judgment. William Blair determined the appropriate discount rate range based upon an analysis of the weighted average cost of capital of Netsmart, as adjusted for company specific factors, and other comparable companies that William Blair deemed relevant in its expertise and judgment. William Blair used a pro-forma tax rate of 40%. William Blair aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. William Blair noted that approximately 82% to 86% of the present value of Netsmart’s calculated enterprise value was attributable to the terminal value calculated from the 2011 projected EBITDA. William Blair noted that the projections were likely less reliable the further into the future they were made, making any terminal value calculation inherently uncertain. An equity value was determined by adding back the current amount of net cash. The implied transaction equity values for Netsmart implied by the discounted cash flow analysis ranged from approximately $142 million to $202 million, as compared to the implied transaction price for Netsmart of $115 million.

William Blair noted that the Discounted Cash Flow Analysis is very subjective in nature as it is based on forward-looking projections which contain a number of assumptions about the Company and the market as a whole, rather than being based on historical results. In addition, inherent in any discounted cash flow analysis is the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these projections, assumptions or judgments could significantly alter the results of a discounted cash flow analysis. William Blair considered that minor decreases in the Company’s growth rate assumptions or projected operating margins included in the projections would most likely have a material impact on valuation, particularly as it related to the determination of terminal values in the year 2011. As a result, William Blair concluded that the Discounted Cash Flow Analysis was a less reliable barometer of value than other methodologies based on historical results.

Leveraged Acquisition Analysis.   William Blair analyzed the internal rate of return, which is referred to in this proxy statement as “IRR,” to equity investors for Netsmart utilizing a leveraged acquisition analysis. In performing this analysis, William Blair analyzed Netsmart’s free cash flows for fiscal years 2006 through 2011. In this analysis, William Blair used management’s financial Forecasts and guidance, and William Blair observed that these Forecasts assumed materially higher growth rates and operating margins than the historic growth rates and operating margins of Netsmart. This analysis assumed a five year holding period and a range of exit multiples of projected fiscal year 2011 EBITDA of 9.0x to 11.0x. William Blair noted that the Forecasts were likely less reliable the further into the future they were made, making any terminal value calculation inherently uncertain. The leveraged acquisition analysis resulted in an implied IRR of approximately 29.2% to 34.7%.

William Blair noted that the Leveraged Acquisition Analysis is very subjective in nature as it is based on forward-looking projections which contain a number of assumptions about the Company and the market as a whole, rather than being based on historical facts. In addition, inherent in any leveraged acquisition analysis is the subjective determination of an appropriate terminal value of the entity under examination. Variations in any of these projections, assumptions or judgments could significantly alter the results of a leveraged acquisition analysis. William Blair considered that minor decreases in the Company’s growth rate assumptions or projected operating margins included in the projections would most likely have a material impact on valuation, particularly as it related to the determination of terminal values in the year 2011. As a result, William Blair concluded that the Leveraged Acquisition Analysis was a less reliable barometer of value than other methodologies based on historical results.

General.   This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of factors and analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of the common stock of Netsmart. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole and in consideration of the process undertaken by Netsmart, including the solicitation of potential acquirers. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Netsmart or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. William Blair is familiar with Netsmart, having provided certain investment banking services to Netsmart and its board of directors from time to time, including having acted as a financial adviser to Netsmart in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. In the ordinary course of its business, William Blair and its affiliates may from time to time trade the securities of Netsmart for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. William Blair has acted as the investment banker to Netsmart in connection with the merger and will receive a fee from Netsmart for its services should the merger be consummated.

Netsmart hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated November 25, 2003, William Blair was paid $400,000 upon the delivery of its opinion, dated November 18, 2006, as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the stockholders (other than the Management Investors, the Sponsors and their respective affiliates) of Netsmart. In addition, under the terms of the November 25, 2003 letter agreement, William Blair will be entitled to receive an additional fee of approximately $2.0 million, less the $400,000 fee paid upon the delivery of the fairness opinion, upon consummation of the merger. In addition, Netsmart has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Certain Effects of the Merger

If the merger is completed, all of the equity interests in Netsmart will be owned by Buyer, which is owned by Parent, which will be owned by Sponsors, certain members of Netsmart’s management and certain other equity investors. Immediately before and contingent upon the completion of the merger, at the request of the Sponsors, the Management Investors may contribute Netsmart common stock or options to purchase Netsmart common stock to Parent in exchange for common stock or options to purchase common stock of Parent up to an aggregate $650,000. Except for the Management Investors, no current stockholder of Netsmart will have any ownership interest in, nor be a stockholder of, Netsmart or Parent after the completion of the merger other than pursuant to any equity incentive plan to be adopted by Parent. As a result, our stockholders will no longer benefit from any increase in Netsmart’s value (other than the Management Investors, indirectly through their interest in Parent), nor will they bear the risk of any decrease in Netsmart’s value. Following the merger, Parent will benefit from any increase in the value of Netsmart and also will bear the risk of any decrease in the value of Netsmart.

Upon completion of the merger, each Netsmart stockholder will be entitled to receive $16.50 in cash for each share of Netsmart common stock held. Each holder of options outstanding at the closing of the merger will become fully vested and will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $16.50 exceeds the exercise price of the option, multiplied by the number of shares of Netsmart common stock underlying the option, except that each Management Investor may, if mutually agreed with the Sponsors, contribute Netsmart common stock or options to purchase Netsmart common stock to Parent in exchange for common stock of Parent or options to purchase common stock of Parent. See “Special Factors —Interests of Officers and Directors in the Merger” beginning on page 46. At the effective time of the merger, all options to acquire shares of Netsmart common stock that have not been exercised or rolled over will be cancelled.

Each holder of warrants outstanding at the closing of the merger will become fully vested and will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $16.50 exceeds the exercise price of the warrant, multiplied by the number of shares of Netsmart common stock underlying the warrant. At the effective time of the merger, all warrants to acquire shares of Netsmart common stock that have not been exercised will be cancelled.

Following the merger, shares of Netsmart common stock will no longer be traded on the NASDAQ Capital Market or any other public market.

Netsmart’s common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the common stock. As a result of the merger, the common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

The common stock is registered as a class of equity security under the Exchange Act. Registration of the common stock under the Exchange Act may be terminated upon application of Netsmart to the SEC if the common stock is not listed on a national securities exchange or quoted on the NASDAQ Capital Market and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the common stock under the Exchange Act will substantially reduce the information required to be furnished by Netsmart to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to Netsmart. If Netsmart (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

As of September 30, 2006, the Company has $3.5 million of federal and $2.8 million of state net operating loss carry forwards expiring from 2007 to 2010. Based upon management estimates of future taxable income after giving effect to the proposed transaction, management believes that approximately 100 % of the Company’s federal and 100% of the Company’s state loss carry forwards will be utilized.

Following consummation of the merger, Buyer will own 100% of the outstanding common stock of Netsmart and will therefore have a corresponding interest in Netsmart’s net book value and net earnings. It is currently expected that Insight and Bessemer will own approximately 64.29% and 35.71% of the fully-diluted common stock, respectively, of Parent, assuming no investment by other equity investors, no contributions by the Management Investors of their Netsmart common stock or options to purchase common stock and assuming that Parent has not adopted an equity incentive plan. The Sponsors have the right to transfer a portion of their prospective interest in Parent in certain circumstances. As a result, the owners of Parent may ultimately include additional equity participants. Each holder of common stock will be entitled to one vote per share. Accordingly, each holder of Buyer common stock will have a voting interest that corresponds with his respective common stock ownership.

As of September 30, 2006, the net book value and the net earnings (or net income) for the nine months ended September 30, 2006 of Netsmart were approximately $39.0 million and $2.3 million, respectively. Because neither the identity of the individuals who will receive equity interests in Parent nor the extent of any such equity participation has been determined as of the date of this proxy statement, the effect of the merger on the interest of Management Investors in Netsmart’s net book value and net earnings cannot be determined at this time.

In addition, Parent may offer Management Investors other than Messrs. Conway and Grisanti additional equity incentive arrangements following the effective time of the merger. The terms of any such incentive arrangements, and the individuals to be offered the opportunity to participate in such arrangements, have not been determined as of the date of this proxy statement and (except for those equity incentive arrangements with each of Mr. Conway and Mr. Grisanti pursuant to their respective employment agreements) such matters remain subject to negotiation among the relevant parties prior to or following the completion of the merger.

Plans for Netsmart After the Merger

Parent, Buyer and Merger Sub and the Management Investors expect that following completion of the merger, Netsmart’s operations will be conducted substantially as they are currently being conducted, except that it will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent. Parent, Buyer, Merger Sub and the Management Investors have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Parent, Buyer and Merger Sub and the Management Investors currently intend to repay the indebtedness incurred to finance the merger using cash flow from the Company’s ongoing operations in the ordinary course of business. Parent and the Management Investors may initiate from time to time reviews of the Company, as well as our assets, corporate structure, capitalization, operations, properties, management and personnel, to determine what changes, if any, would be desirable following the merger. They expressly reserve the right to make any changes that they deem necessary or appropriate in the light of their review or in the light of future developments.

After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of Netsmart, and the officers of Netsmart immediately prior to the effective time of the merger will remain the officers of Netsmart, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of Company Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by Netsmart’s stockholders or if the merger is not completed for any other reason, Netsmart stockholders will not receive any payment for their shares of Netsmart common stock. Instead, Netsmart will remain an independent public company, its common stock will continue to be listed and traded on the NASDAQ Capital Market and Netsmart stockholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of Netsmart common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Netsmart shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed and does not reflect the costs incurred by the Company in connection with the merger, which will be reflected in the Company’s financial results regardless of whether the merger is consummated. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Netsmart, and, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Netsmart will be offered or that the business, prospects or results of operations of Netsmart will not be adversely impacted.

However, pursuant to the Merger Agreement, under certain circumstances, Netsmart is permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement—Termination of Merger Agreement” beginning on page 66.

Under certain circumstances, if the merger is not completed, Netsmart may be obligated to pay Buyer a termination fee or to reimburse Buyer and Merger Sub for their out-of-pocket expenses in connection with the merger. See “The Merger Agreement—Reimbursement of Expenses; Termination Fee” beginning on page 67.

Financing for the Merger; Source and Amount of Funds

Buyer and Merger Sub’s obligations to complete the merger are subject to a financing condition. Netsmart and Buyer estimate that the total amount of funds required to complete the merger and related transactions, repay Netsmart’s existing debt and pay related fees and expenses will be approximately $127.6 million.

Buyer expects this amount to be provided through a combination of the proceeds of:

•       a cash equity investment by Insight and Bessemer (or Insight and Bessemer together with their co-investors and assignees) and contributions of equity by the Management Investors, which are described elsewhere in the proxy under the section titled “Special Factors—Interests of Officers and Directors in the Merger”;

•       a senior secured credit facility, which is described in this section under the subheading “Debt Financing”; and

•       the Company’s available cash.

Equity Financing.   On November 18, 2006, each of the Sponsors entered into an equity commitment letter with Buyer and Netsmart pursuant to which the Sponsors committed to purchase, in the aggregate, concurrently with the merger, $70.0 million of equity securities of Buyer indirectly through Parent. The equity commitment is conditioned upon the same conditions to the obligations of Buyer to complete the merger contained in the Merger Agreement. The Sponsors have the right to transfer a portion of their prospective interest in Parent in certain circumstances. As a result, the owners of Parent may ultimately include additional equity participants.

There are currently no alternative financing plans in the event the debt financing described below is not consummated. Under the Merger Agreement, the obligations of Buyer and Merger Sub to close the merger are subject to receipt of the proceeds of the financing contemplated in the debt commitment letter described below, or alternate financing, on terms and conditions no less favorable than in the WFF Commitment Letter. The obligation of WFF to fund the credit facilities contemplated in the commitment letters is subject to the conditions described below under “—Debt Financing.” There can be no assurance that these conditions will be satisfied and that funding contemplated by the commitment letters will be made available. Buyers and Merger Sub have each agreed to use their reasonable best efforts to cause this condition to be satisfied. In addition, under certain circumstances described under “The Merger Agreement—Reimbursement of Expenses; Termination Fee,” Buyer may be required to reimburse up to a maximum of $1,157,463of the Company’s expenses (which amount assumes no exercise of options or warrants since the date of the Merger Agreement) in connection with the Merger Agreement if it exercises its right not to close based on this condition.

Debt Financing.   Insight Venture Partners V, L.P. entered into a commitment letter with WFF dated November 18, 2006, referred to in this proxy statement as the “WFF Commitment Letter.” Pursuant to the WFF Commitment Letter, WFF committed to provide a $5.0 million revolving credit facility, and up to $35.0 million term loan A facility and an up to $15.0 million term loan B facility the proceeds of which will be used to complete the merger and related transactions, repay Netsmart’s existing debt and pay related fees and expenses.

The borrower under the senior secured credit facility will be Merger Sub, prior to the merger, and Netsmart, following the merger (the “Borrower”), and the senior secured credit facility will be guaranteed on a joint and several basis by Buyer, Parent and by all of the existing and future direct and indirect domestic subsidiaries of the Borrower (which will include, after the merger, all of the existing and future direct and indirect domestic subsidiaries of Netsmart). The senior secured credit facility will be secured by pledges of all of the equity interests in the Buyer, Merger Sub (and, after the merger, in Netsmart) and in each of Merger Sub’s (and, after the merger, Netsmart’s) direct and indirect domestic and “first tier” foreign subsidiaries, and security interests in and mortgages on substantially all material tangible and intangible assets of Merger Sub (and, after the merger, Netsmart) and the guarantors.

The commitment of WFF to provide the financing is subject to the satisfaction of the following conditions:

•       WFF shall be reasonably satisfied with the documentation for the senior secured facility;

•       the merger shall have been consummated in accordance with the terms of the Merger Agreement dated November 18, 2006 and the Merger Agreement shall not have been amended or modified or any condition therein waived to the extent such amendment, modification or waiver is materially adverse to the lenders under the senior secured credit facility without the prior written consent of WFF;

•       the Lenders shall be satisfied that the Sponsors, their affiliated funds and certain other investors have contributed in cash no less than $60,000,000 to the equity of Buyer or Parent;

•       all consents and approvals necessary for Netsmart to consummate the financing and the merger shall have been obtained, including, without limitation, to the extent applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•       there shall not have occurred a material adverse effect (as defined in the Merger Agreement) on Netsmart since December 31, 2005;

•       the Company’s trailing twelve month earnings before interest depreciation and amortization (“EBITDA”) for the period ended September 30, 2006 (if the merger occurs prior to March 15, 2007) or December 31, 2006 (if the merger occurs on or after March 31, 2007), following certain specified adjustments, shall be no less than $10 million;

•       WFF shall have received customary UCC, tax lien and litigation searches, and customary individual background checks of management personnel, as well as collateral audits, the results of which shall be reasonably acceptable to WFF;

•       all accrued fees and expenses of the Lenders (including the fees and expenses of counsel for the Lenders and local counsel for the Lenders) shall have been paid; and

•       the minimum availability under the senior secured facility plus cash and cash equivalents, after giving effect to the initial use of proceeds, shall be no less than $2.5 million.

Interests of Officers and Directors in the Merger

In considering the recommendation of Netsmart’s board of directors (other than Mr. Conway, who recused himself, which we refer to in this section as the “board”), with respect to the merger, Netsmart stockholders should be aware that Netsmart’s executive officers and directors may have interests in the merger that are different from or in addition to the interests of Netsmart stockholders in general. The members of the board were aware of such interests when deciding to approve such transactions, as was the Special Committee when deciding to recommend such approval. See “Special Factors—Background of the Merger” beginning on page 14, “Special Factors—Fairness of the Merger; Recommendation of Netsmart’s

Board of Directors” beginning on page 23, and “Special Factors—Position of the Parent, Buyer and Merger Sub Regarding the Fairness of the Merger” beginning on page 33. Each of James L. Conway, the Company’s Chairman of the Board and Chief Executive Officer and Anthony F. Grisanti, Chief Financial Officer have entered into arrangements with Buyer to reinvest a portion of their merger proceeds upon completion of the transaction at the election of the Sponsors.

Options.   The Merger Agreement provides that each option to purchase Netsmart common stock that is outstanding immediately prior to the completion of the merger (other than as described in “Management Investors’ Investment in Parent” below), including all options held by Netsmart’s executive officers and directors, will be canceled, and the holder of each option will be entitled to receive upon completion of the merger a cash payment for each share of Netsmart common stock subject to the option equal to the excess, if any, of the merger consideration over the exercise price of such option less any applicable withholding tax. An opportunity to enter into similar agreements as those provided to Messrs. Conway and Grisanti may be offered to other members of Netsmart’s current management. The exact number of options that will be so exchanged by any member of management has not been determined as of the time of this proxy statement.

Management Investors’ Investment in Parent.   The Sponsors have required that Mr. Conway and Mr. Grisanti agree, pursuant to their new employment agreements (See “—Employment Agreements,” below), that to the extent requested by the Sponsors, they will exchange Netsmart common stock or options to purchase Netsmart common stock valued at $16.50 per share for an investment in common stock or options to purchase common stock of Parent having a value of up to $400,000 and up to $250,000, respectively.

Stockholders Agreement.   Each of Mr. Conway and Mr. Grisanti has agreed to enter into a stockholders agreement with Parent and the Sponsors (and other equity investors) that will govern the parties’ rights and obligations with respect to the capital stock of Buyer following completion of the merger. Among other rights and obligations, the stockholders agreement provides the Management Investors with rights, under certain circumstances, to participate in sales, purchases and registrations of Parent shares. Pursuant to the proposed terms of the stockholder’s agreement, the Board of Directors of Parent, Buyer and the surviving corporation initially will include the chief executive officer of the surviving corporation and six other board members designated by the Sponsors and certain other equity investors.

Special Committee Fees.   On November 17, 2006, the board voted to establish meeting fees of $1,500 per meeting effective retroactively to July 31, 2006. The chair of the Special Committee, Francis Calcagno, was granted an additional $60,000 for his additional responsibilities, which was approved by all members of the board, other than Mr. Calcagno, who recused himself from such decision.

Employment Agreements.   Each of James L. Conway, the Company’s chairman and chief executive officer, Anthony F. Grisanti, the Company’s chief financial officer, and Gerald Koop, the Company’s former president, is party to an existing employment agreement. Under the terms of Messrs. Conway, Grisanti and Koop’s existing employment agreements, if the executive officer incurs a termination of employment by Netsmart without “cause” other than for death or “disability” (in each case, as defined in the applicable employment agreement) at any time during the term of their respective agreements, the executive officer will be entitled to receive a lump sum cash payment payable in twelve equal monthly installments, annually for the balance of the employment term. Specifically, each of Messrs. Conway, Grisanti and Koop is entitled to receive an amount equal to his base salary, and bonus in an amount equal to his bonus for the year preceding termination and automobile allowance for the balance of the employment term, as well as amounts due for accrued but unused vacation time. Additionally, pursuant to the terms of the Netsmart Technologies, Inc. Executive Retirement, Non-Competition and Consulting Plan effective August 5, 2004, as amended (the “Retirement Plan”), each of Messrs. Conway, Grisanti and

Koop is also entitled to continued annual retirement payments, welfare benefits and perquisites for six years following his termination.

Each of Messrs. Conway and Grisanti’s existing employment agreements also provides for severance benefits and welfare and perquisite continuation in the event that the executive officer is terminated for a reason other than death, disability or cause or resigns as a result of or following a change of control. The completion of the transactions contemplated by the Merger Agreement would constitute a change of control under each executive officer’s employment agreement. In such event, each of Messrs. Conway and Grisanti is entitled to receive severance payments calculated by determining the greatest after-tax benefit to the officer of payment of either (i) 48 months’ compensation or (ii) an amount equal to 2.99 times his “base compensation amount,” as defined in Section 280G of the Internal Revenue Code. For the purposes of determining the amount of 48 months’ compensation, each of Messrs. Conway and Grisanti is entitled to receive an amount equal to the product of 48 multiplied by one-twelfth of the sum of his salary, average bonus for the prior three years, annual automobile allowance and annual vacation pay.

In accordance with the change of control provisions of Mr. Conway’s existing employment agreement with the Company, he is entitled to receive, upon consummation of the merger, a change-in-control payment of approximately $2,300,000. In addition, he is currently entitled to receive payments under the Retirement Plan of approximately $103,000 per year for a period of six years (which amount increases on each April 1st to a maximum amount of approximately $137,000 for a retirement on or after April 1, 2009) upon his retirement, as well as lifetime medical insurance at the expense of the Company, which expense is capped at $600 per month commencing six calendar years after his retirement.

In accordance with the change of control provisions of Mr. Grisanti’s existing employment agreement with the Company, he is entitled to receive upon, upon consummation of the merger, a change-in-control payment of approximately $1,400,000. In addition, he is currently entitled to receive payments under the Retirement Plan of approximately $103,000 per year for a period of six years (which amount increases on each April 1st to a maximum amount of approximately $137,000 for a retirement on or after April 1, 2009) upon his retirement, as well as lifetime medical insurance at the expense of the Company, which expense is capped at $600 per month commencing six calendar years after his retirement.

In connection with the merger, each of Mr. Conway and Mr. Grisanti entered into a new employment agreement dated as of November 18, 2006, with Parent and Netsmart (the “Conway Agreement” and the “Grisanti Agreement,” respectively). The Conway Agreement and the Grisanti Agreement supersede each executive’s prior employment agreement and any rights he had under the Retirement Plan. Mr. Koop’s existing employment agreement has not been amended in connection with the merger.

Mr. Conway has agreed to execute an effective release in favor of the Company and Parent and certain of their respective affiliates pursuant to which he will waive his rights to the above-described change in control payments of approximately $2,300,000 to which he is entitled pursuant to his existing employment agreement and payments under the Retirement Plan in the amount of approximately $821,000 in the aggregate in return for a one-time cash bonus in the amount of $1,000,000 and the other rights provided under the Conway Agreement, as described in more detail below under the heading “Conway Agreement.” Similarly, Mr. Grisanti has agreed to execute an effective release in favor of the Company and Parent and certain of their respective affiliates pursuant to which he will waive his rights to all of the above-described change in control payments of approximately $1,400,000 to which he is entitled pursuant to his existing employment agreement and payments under the Retirement Plan in the amount of approximately $821,000 in return for a one-time cash bonus in the amount of $601,500 and the other rights provided under the Grisanti Agreement, as described in more detail below under the heading “Grisanti Agreement.”

Conway Agreement.   Under the terms of the Conway Agreement, Mr. Conway will continue to act as the Chief Executive Officer of Netsmart for a term of two years commencing on the date of the closing of the merger, such term to be automatically renewed for successive one year terms thereafter unless the Conway Agreement is terminated pursuant to its terms. During such time, Mr. Conway will also be the Chief Executive Officer of the Parent.

On the closing of the merger, the Sponsors may require that Mr. Conway make an investment in the Parent in the form of Netsmart common stock or options to purchase Netsmart common stock valued at $16.50 per share, which will be exchanged for Parent stock or options to purchase Parent common stock at a strike price equal to the price per share of common stock of Parent to be paid by the Sponsors and their investment affiliates at the Closing having a value of up to $400,000. Furthermore, during the term of the Conway Agreement, Mr. Conway will continue to receive a base salary of $367,500, which is his current base salary, and will no longer have the right to automatic annual base salary increases, as provided in his current employment agreement. For the 2006 fiscal year, Mr. Conway is entitled to receive a bonus in the amount of $140,000, which is the target bonus previously established by the Company at the beginning of the 2006 fiscal year. Thereafter, Mr. Conway is entitled to receive an annual bonus of at least $225,000 if Company performance targets are met as determined by the compensation committee of the Company’s board of directors.

Within thirty days after the closing of the merger, upon approval by the compensation committee, Mr. Conway will be granted an option to purchase shares of the Parent’s common stock having a value equal to an aggregate 2.25% of the fully diluted shares (including all options, warrants and convertible securities on an exercised or as-converted basis) of the Parent’s common stock as of the Closing Date with an exercise price based on the “Merger Consideration” (as such term is defined in the Merger Agreement), a portion of which shall be subject to time-based vesting and a portion of which shall be subject to performance-based vesting, which options shall be memorialized in a stock option agreement pursuant to a stock option plan to be established by Parent consistent with his employment agreement.

In addition, no later than the tenth day following the closing of the merger, Mr. Conway will receive a special one-time cash bonus in the amount of $1,000,000, provided that he executes an effective release in favor of Netsmart and Parent and certain of their respective affiliates releasing his existing rights to payments under his existing employment agreement and the Retirement Plan, including his right to receive a change-in-control payment of approximately $2,300,000 upon consummation of the merger.

If Mr. Conway’s employment is terminated for cause (as such term is defined in the Conway Agreement), he will receive his accrued but unpaid salary, and lifetime medical insurance at a cost to Netsmart not to exceed $600 per month. If Mr. Conway terminates his employment without good reason (as such term is defined in the Conway Agreement), Mr. Conway will receive accrued but unpaid salary, any accrued but unpaid bonus, retirement benefits (in a series of annual payments not to exceed $684,465 in the aggregate) and the lifetime medical insurance as described in the immediately preceding sentence. However, if Mr. Conway terminates his employment during 2007 or 2008 without good reason (as such term is defined in the Conway Agreement), he will forfeit his retirement benefits. If Mr. Conway’s employment is terminated without cause, he terminates his employment for good reason or the Company provides notice of non-renewal of the term of his employment agreement, he will receive an amount equal to one year of his then current annual salary, a bonus prorated for the number of days worked during the year of termination (assuming that any personal performance criteria applicable to the bonus are maximally obtained), the payment of any accrued but unpaid bonus earned during the year prior to the year in which the termination occurs, the lifetime medical insurance and retirement benefits described above, and accelerated vesting as of the termination date of that portion of his time-based vesting options that would have vested if he had remained employed for an additional year (with full accelerated vesting if such termination is within one year of a subsequent change in control of the Company), provided that if Mr. Conway’s employment is terminated for any reason other than for cause on or after the second anniversary of the Closing of the merger and his performance-based vesting options have fully vested, no less than three quarters of his time-based vesting options shall be deemed to be fully vested as of his termination date. In the event of Mr. Conway’s death during the employment term, his estate shall receive the bonus earned during the year of his death, calculated on a pro-rata basis for the number of days worked (assuming that any personal performance criteria applicable to the bonus are maximally obtained), any bonus earned but unpaid in the year prior to the year of his death, any earned but unpaid salary, retirement benefits (in a series of annual payments not to exceed $746,688 in the aggregate) and accelerated vesting as of the termination date of that portion of his time-based vesting options that would have vested if he had remained employed for an additional year. If Mr. Conway’s employment is terminated due to his disability, he shall receive the same benefits as he would upon his death, with the addition of the lifetime medical insurance described above. Upon any employment termination (other than a termination for cause), a portion of the benefits for which the executive shall be eligible shall be subject to his (or his representative’s) effective execution of a release in favor of the Company and its related parties.

If Mr. Conway’s employment is terminated by Netsmart without cause or he terminates his employment for good reason within two years after the closing date of the merger, he shall also be eligible to receive an additional payment to negate the after-tax effect of a portion of the excise tax he incurs (if any) as a result of the merger under the so-called “golden parachute” rules of Internal Revenue Code Section 280G.

Grisanti Agreement.   Under the terms of the Grisanti Agreement, Mr. Grisanti will continue to act as the Chief Financial Officer of Netsmart for a term of two years commencing on the date of the closing of the merger, such term to be automatically renewed for successive one year terms thereafter unless the Grisanti Agreement is terminated pursuant to its terms. During such time, Mr. Grisanti will also serve as the Chief Financial Officer of Parent.

On the closing of the merger, the Sponsors may request that Mr. Grisanti make an investment in the Parent in the form of Netsmart common stock or options to purchase Netsmart common stock valued at $16.50 per share, which will be exchanged for Parent common stock or options to purchase Parent common stock at a strike price equal to the price per share of common stock of Parent to be paid by the Sponsors and their investment affiliates at the Closing having a value of up to $250,000. Furthermore, during the term of the Grisanti Agreement, Mr. Grisanti will continue to receive a base salary of $204,750, which is his current base salary, and will no longer have the right to automatic annual base salary increases, as provided in his current employment agreement. For the 2006 fiscal year, Mr. Grisanti is entitled to receive a bonus in the amount of $96,000, which is the target bonus previously established by the Company at the beginning of the 2006 fiscal year. Thereafter, Mr. Grisanti is entitled to receive an annual bonus of at least $96,000 if Company performance targets are met, as determined by the compensation committee of the Company’s board of directors.

Within thirty days after the closing of the merger, upon approval by the compensation committee, Mr. Grisanti will be granted an option to purchase shares of Parent’s common stock having a value equal to 0.5% of the fully diluted shares (including all options, warrants and convertible securities on an exercised or as-converted basis) of Parent’s common stock as of the Closing Date with an exercise price based on the “Merger Consideration” (as such term is defined in the Merger Agreement), which shall be subject to time-based vesting, which option shall be memorialized in a stock option agreement pursuant to a stock option plan to be established by Parent.

In addition, no later than the tenth day after the closing of the merger, Mr. Grisanti will receive a special one-time cash bonus in the amount of $601,500, provided that he executes an effective release in favor of Netsmart and Parent and certain of their affiliates releasing his existing rights to payments under his existing employment agreement and the Retirement Plan, including his right to receive a change-in-control payment of approximately $1,400,000 upon consummation of the merger.

If Mr. Grisanti’s employment is terminated for cause (as such term is defined in the Grisanti Agreement), he will receive his accrued but unpaid salary, and lifetime medical insurance at a cost to Netsmart not to exceed $600 per month. If Mr. Grisanti terminates his employment without good reason (as such term is defined in the Grisanti Agreement), Mr. Grisanti will receive accrued but unpaid salary, any accrued but unpaid bonus, retirement benefits (in a series of annual payments not to exceed $452,450 in the aggregate) and the lifetime medical insurance as described in the immediately preceding sentence. If Mr. Grisanti’s employment is terminated without cause, he terminates his employment for good reason, or the Company provides a notice of non-renewal of the term of his agreement he will receive an amount equal to six months of his then current annual salary, a bonus prorated for the number of days worked during the year of termination (assuming that any personal performance criteria applicable to the bonus are maximally obtained), the payment of any accrued but unpaid salary and bonus earned during the year prior to the year in which the termination occurs, the lifetime medical insurance and retirement benefits described above, and accelerated vesting as of the termination date of that portion of his sign-on option that would have vested if he had remained employed for an additional year. In the event of Mr. Grisanti’s death during the employment term, his estate shall receive the bonus earned during the year of his death, calculated on a pro-rata basis for the number of days worked (assuming that any personal performance criteria applicable to the bonus are maximally obtained), any bonus earned but unpaid in the year prior to the year of the executive’s death, any earned but unpaid salary, retirement benefits (in a series of annual payments not to exceed $452,450 in the aggregate and accelerated vesting as of the termination date of that portion of his sign-on option that would have vested if he had remained employed for an additional year). If Mr. Grisanti’s employment is terminated due to his disability, he shall receive the same benefits as he would upon his death, with the addition of the lifetime medical insurance described above. Upon any employment termination (other than a termination for cause), a portion of the benefits for which the executive shall be eligible shall be subject to his (or his representative’s) effective execution of a release in favor of the Company and its related parties.

To the extent that Mr. Grisanti would be subject to the so-called “golden parachute” rules of Internal Revenue Code Section 280G, the payments to which he would be entitled upon a termination of employment would be reduced below the threshold at which the golden parachute excise tax is imposed to the extent such reduction would enable him to retain a greater portion of the payments from Netsmart after remittance of tax than he would have had he received the unreduced payments.

Additional Terms Common to the Conway Agreement and Grisanti Agreement.   During the term of their respective employment agreements, each of Mr. Conway and Mr. Grisanti shall be entitled to medical insurance for his dependents and beneficiaries, disability insurance (including long-term care), accidental death and dismemberment insurance and life insurance in accordance with Netsmart’s benefit plans. In addition, each executive will receive a monthly car allowance, five weeks of vacation per calendar year, and reimbursement of reasonable business expenses. On termination for cause, the Company may repurchase any shares owned by the executive for the lower of the then fair market value or the original purchase price.

Mr. Conway and Mr. Grisanti are each bound by restrictive covenants under his employment agreement, in partial consideration for certain payments to be made under the agreement. Each of the executives is bound to confidentiality in the maintenance of trade secrets and proprietary information. Furthermore, each is bound to non-compete and non-solicitation covenants during employment and until two years after any payments from Netsmart have ceased following employment. In addition, each executive agrees not to disparage Netsmart and agrees to take certain actions with respect to inventions and discoveries.

If the Merger Agreement is terminated, the closing of the merger does not occur, or the executive fails to make an investment in options or shares of the Parent consistent with the terms of his employment agreement, the Conway Agreement and the Grisanti Agreement, respectively, shall become null and void from its inception.

Agreements and Intent to Vote in Favor of the Merger.   All of Netsmart’s executive officers and directors and certain former members of Netsmart’s board have agreed to vote in favor of the merger. Collectively, these persons represent 492,736 shares of Netsmart common stock, which is equivalent to approximately 7.5% of the total shares of Netsmart common stock outstanding as of [   •   ], [   •   ] [   •   ], 2007, the record date for stockholders entitled to vote at the special meeting.

Positions with the Surviving Corporation.   It is anticipated that the current management of Netsmart will hold substantially similar positions with the surviving corporation after completion of the merger.

Indemnification of Directors and Officers; Insurance.   The Merger Agreement provides that Netsmart’s directors and officers will be indemnified in respect of their past service and that Buyer will maintain Netsmart’s current directors’ and officers’ liability insurance, subject to certain conditions. See “The Merger Agreement—Indemnification of Directors and Officers; Insurance” on page 62.

Relationship Between Netsmart and the Sponsors

Except as set forth in this proxy statement, neither Buyer nor, to the best of Buyer’s knowledge, any of its directors, executive officers or other affiliates had any transactions with Netsmart or any of its directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement. Except as set forth in this proxy statement, neither Netsmart, nor, to the best of Netsmart’s knowledge, any of its directors, executive officers or other affiliates had any transactions with the Sponsors, Parent, Buyer, Merger Sub or any of their directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

General.   The following is a summary of material U.S. federal income tax consequences of the merger to Netsmart stockholders, other than the Management Investors. This summary is based upon provisions of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change or varying interpretation, possibly with retroactive effect. It is assumed, for purposes of this summary, that the shares of Netsmart common stock are held as capital assets within the meaning of Section 1221 of the Code (generally property held for investment) by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular Netsmart stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws, for example, life insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, or stockholders who hold shares of Netsmart common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are investors in the Sponsors or their respective affiliates or co-investors, who are subject to the alternative minimum tax or who acquired their shares of Netsmart common stock through the exercise of director or employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Netsmart stockholder, or the U.S. tax consequences to any holder of convertible securities.

Consequences of the Merger to Netsmart Stockholders.   The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered. Gain or loss will be calculated separately for each block of shares surrendered in the merger (i.e., shares acquired at the same cost in a single transaction and not aggregated with other blocks of shares). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a stockholder has held such shares for more than twelve months as of the closing date of the merger. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding Tax.   Generally, under the U.S. federal income tax backup withholding rules, a Netsmart stockholder or other payee that exchanges shares of Netsmart common stock for cash may be subject to backup withholding at a rate of 28%, unless the Netsmart stockholder or other payee establishes that it is an exempt recipient or (i) provides a taxpayer identification number or “TIN” (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. person’s federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Netsmart stockholders should consult their own tax advisers to determine the U.S. federal, state, local and foreign tax consequences of the merger to them in view of their own particular circumstances.

Anticipated Accounting Treatment of Merger

It is expected that the merger will be treated as a recapitalization for accounting purposes. A recapitalization would not effect any change in the accounting basis of the assets or liabilities presented in the stand-alone financial statements of the operating entity, and the consideration paid for the shares would be accounted for as a reduction in equity.

Litigation Challenging the Merger

On November 21, 2006, a class action complaint entitled Levy Investments, LTD. v. Netsmart Technologies, Inc., et al., Civil Action No. 2566-N, was filed against Netsmart, its directors, Buyer and Merger Sub in the Delaware Court of Chancery, New Castle County. On November 21, 2006, a class action complaint entitled Superior Partners v. James L. Conway, et al., Civil Action No. 2563-N, was filed against Netsmart, its directors, Kevin Scalia, Alan B. Tillinghast, Buyer and Merger Sub in the Delaware Court of Chancery, New Castle County. On November 21, 2006, a class action complaint entitled Joe B. Ingram v. Netsmart Technologies, Inc., et al., Index No. 06-32611, was filed against Netsmart and its directors in the Supreme Court of New York, Suffolk County. On November 22, 2006, a class action complaint entitled Mark Anthony v. Netsmart Technologies, Inc., et al., Index No. 06-32720, was filed against Netsmart, its directors, Alan B. Tillinghast, Kevin Scalia, Insight and Bessemer in the Supreme Court of New York, Suffolk County. On December 1, 2006, a class action complaint entitled Jon Landon v. Francis J. Calcagno, et al., Civil Action No. 2586-N, was filed against Netsmart, its directors, Buyer, Merger Sub and Parent in the Delaware Court of Chancery, New Castle County. On December 12, 2006, a class action complaint entitled Leviticus Partners, L.P. v. James L. Conway, et al., Civil Action No. 2597-N, was filed against Netsmart, its directors, Buyer, Merger Sub, Insight and Bessemer in the Delaware Court of Chancery, New Castle County. The complaints allege, among other things, that each of the directors of Netsmart individually breached the fiduciary duties owing to the Netsmart stockholders by voting to approve the Merger Agreement, thereby enabling management to benefit to the detriment of the stockholders. Each of the complaints seeks, among other relief, the court’s designation of class action status, an injunction preventing the consummation of the merger and, in the event of consummation of the merger, rescission and damages. In Joe B. Ingram v. Netsmart Technologies, Inc., et al., on December 6, 2006, the plaintiff moved for expedited discovery, which was heard by the court on December 12, 2006, and is sub judice. In Mark Anthony v. Netsmart Technologies, Inc., et al., on December 6, 2006, the plaintiff moved for approval of voluntary discontinuance of the action. The motion was granted by order signed on January 4, 2007. The motion is returnable December 20, 2006. On December 11, 2006, the Delaware Court of Chancery entered an order on consent consolidating the three actions filed in that court as of that date. On December 14, 2006, the plaintiff in Leviticus Partners, L.P. v. James L. Conway, et al. filed a motion for consolidation and for reconsideration of the order entered December 11, 2006, in the Delaware Court of Chancery. On December 18, 2006, the plaintiff in Leviticus Partners, L.P. v. James L. Conway, et. al. filed a notice of withdrawal of its motion for consolidation and reconsideration of the December 11, 2006 order and represented to the court its intent to file suit in Suffolk County, New York. By letter to the court dated December 19, 2006, the defendants requested the court to decline to enter the proposed order granting the notice of dismissal. On December 20, 2006, Vice Chancellor Leo E. Strine, Jr. of the Delaware Court of Chancery denied the plaintiff’s request to enter an order dismissing the action. On January 5, 2007, the plaintiffs in the consolidated Delaware action filed a Consolidated Amended Complaint, inter alia, adding certain nondisclosure claims based on Netsmart’s preliminary proxy statement.  On January 10, 2007, the plaintiff in Joe B. Ingram v. Netsmart et al. filed a First Amended Class Action Complaint adding certain nondisclosure claims based on Netsmart’s preliminary proxy statement and naming as additional defendants Insight, Bessemer, Kevin Scalia and Alan B. Tillinghast.  On January 12, 2007, the defendants in Joe B. Ingram v. Netsmart et al. moved to dismiss the action in favor of the substantially identical actions pending in Delaware.  The motion is scheduled to be heard on January 31, 2007.  On January 16, 2007, the Delaware Court of Chancery entered, on consent, an Amended Order of Consolidation consolidating Leviticus Partners, L.P. v. James L. Conway, et al. with the three previously consolidated Delaware actions. On January 25, 2007, plaintiffs in the consolidated Delaware action filed (1) a motion for expedited discovery; and (2) a notice of intent to file a motion for a preliminary injunction. On January 26, 2007, Vice Chancellor Leo E. Strine, Jr. conducted a telephonic conference in the consolidated Delaware action. During this telephonic conference, Vice Chancellor Strine ordered that discovery was to be expedited and ordered that defendants are to produce, by no later than February 2, 2007, documents in response to plaintiffs’ request for production of documents, and that depositions of the witnesses are to be completed by no later than February 11, 2007. Vice Chancellor Strine also set a hearing date for Plaintiff’s Motion for a Preliminary Injunction for February 27, 2007. The board of directors unanimously believes that the actions are without merit, and intends for Netsmart and the directors to defend vigorously against them.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Fees and expenses incurred or to be incurred by Netsmart, Buyer and Merger Sub in connection with the merger are estimated at this time to be as follows:

Description	Amount
(in thousands)
Financing fees and expenses and other professional fees	$1,125
Legal fees and expenses	$2,415
Accounting expenses	$320
Financial advisery fee and expenses	$2,035
Special Committee fees	$132
Printing, proxy solicitation and mailing costs	$38
Filing fees	$13
Employee bonuses	$1,630
Miscellaneous	$27
Total	$7,735

These expenses will not reduce the merger consideration to be received by Netsmart stockholders.

APPRAISAL RIGHTS

Under Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of our common stock who does not wish to accept the $16.50 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. Even if the merger is approved by the holders of the requisite number of shares of Netsmart common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex C.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•       You must hold shares in Netsmart as of the date you make your demand for appraisal rights and continue to hold shares in Netsmart through the effective time of the merger.

•       You must deliver to Netsmart a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting.

•       You must not have voted in favor of adoption of the Merger Agreement, either in person or by proxy.

•       You must file a petition in the Delaware Court of Chancery (the “Delaware Court”) demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail to strictly comply with any of the above conditions or otherwise fail to strictly comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.

Failing to vote on the proposal to adopt the Merger Agreement will not constitute a waiver of appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Corporate Secretary
Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, New York 11739

Only a holder of record of shares of Netsmart common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of Netsmart common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of Netsmart common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Netsmart common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of Netsmart common stock are expressly mentioned, the demand will be presumed to cover all shares of Netsmart common stock held in the name of such record holder.

A demand for the appraisal of shares of Netsmart common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with the approval of Netsmart. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $16.50 cash payment per share referred to above, without interest.

If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $16.50 merger consideration.

The Delaware courts may also, on application (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the effective time of the merger, former holders of Netsmart common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares.

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex C to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure to strictly comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

This section of the proxy statement summarizes some of the material terms and conditions of the Merger Agreement, but is not intended to be an exhaustive discussion of the Merger Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety. The complete text of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference.

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES THERETO AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THAT CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED TO BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THAT CONTRACT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE, MAY BE SUBJECT TO A CONTRACTUAL STANDARD OF MATERIALITY DIFFERENT FROM THOSE GENERALLY APPLICABLE TO STOCKHOLDERS, OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and the Delaware General Corporation Law, Merger Sub will be merged with and into Netsmart, the separate corporate existence of Merger Sub will cease, and Netsmart will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer. We sometimes refer to the surviving corporation in the merger as the surviving corporation.

Effective Time

The effective time of the merger (which we sometimes refer to as the effective time) will be the date and time of filing of a certificate of merger with the Secretary of State of the State of Delaware, which certificate of merger will be filed by Netsmart as soon as practicable after the closing of the merger. The parties will use their reasonable efforts to cause the merger to become effective no later than forty-eight hours following the satisfaction or valid waiver of all the conditions set forth in the Merger Agreement other than conditions which, by their terms, must be satisfied at the closing.

Consideration to be Received by Company Stockholders in the Merger

At the effective time of the merger, each outstanding share of Netsmart common stock (other than shares held by Buyer, Merger Sub or Netsmart (or any of its subsidiaries) and other than shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) automatically will, by virtue of the merger and without any action by the holder thereof, be converted into the right to receive $16.50 in cash, without interest. We refer to this amount in this proxy statement as the merger consideration. All shares of Netsmart common stock held by Buyer, Merger Sub or Netsmart (or its subsidiaries) will be retired and cancelled and no payment will be made in respect of those shares.

Pursuant to Delaware law, holders of shares of Netsmart common stock will have the right to dissent from the merger and receive the fair value of their shares. For a complete description of the procedures that must be followed to dissent from the merger, see “Appraisal Rights” beginning on page 55 as well as Annex C.

Treatment of Stock Options and Warrants

At the effective time of the merger, each option and warrant to purchase shares of Netsmart common stock then outstanding will be cancelled and the holder (other than with respect to Management Investors at the election of the Sponsors) will be entitled to receive an amount in cash equal to the excess, if any, of the merger consideration received with respect to such common stock over the exercise price of the option or warrant, without interest, and less any amount required to be withheld under applicable law. No consideration will be paid in respect of any stock options or warrants for which the exercise price exceeds $16.50.

Representations and Warranties

Netsmart’s Representations and Warranties.   In the Merger Agreement, Netsmart makes certain representations to Buyer and Merger Sub with respect to itself and its subsidiaries. These include, among other things: representations regarding corporate organization, existence, good standing, qualification; corporate power and authority to carry on its business as conducted and to own, lease and operate its assets; certificates of incorporation and bylaws; authority relative to the Merger Agreement and the completion of transactions contemplated by the Merger Agreement; delivery to the Netsmart board of directors or its Special Committee of independent directors (which we refer to as the Special Committee) of the fairness opinion of William Blair; governmental and regulatory approvals required to complete the merger; ability to enter into and consummate the Merger Agreement without violation of, or conflict with, its organizational documents, contracts or any laws; capitalization; subsidiaries; documents filed with the SEC and the accuracy of information contained concerning the Company and its subsidiaries in those documents; accuracy of financial statements; undisclosed liabilities; the accuracy of information contained in disclosure documents, including this proxy statement and the Rule 13e-3 Transaction Statement, if applicable; absence of certain material changes or events since December 31, 2005; litigation matters; tax matters; employee benefit and labor matters; compliance with laws; finders’ fees; environmental matters; relationships with customers and suppliers; material contracts; intellectual property, assets; and owned and leased real property; insurance; state take-over laws; receivables and payables; related party transactions; listing and requirements with respect to the Netsmart common stock; accountants; and no manipulation of stock.

Many of Netsmart’s representations and warranties are qualified by the absence of a material adverse effect on Netsmart which means, for purposes of the Merger Agreement, any event, change, condition or occurrence which, individually or together with any other event, change, condition or occurrence, has a material adverse impact or effect on (i) the financial position, condition, business assets, properties, liabilities or results of operations of Netsmart and its subsidiaries, taken as a whole, or (ii) the ability of Netsmart to perform its material obligations under the Merger Agreement or to consummate the merger or the transactions contemplated thereby; provided that material adverse effect does not include the impact or effect of (a) changes in laws or interpretations applicable to Netsmart or the industry in which Netsmart operates, (b) changes in generally accepted accounting principles (which we refer to as GAAP), (c) compliance with and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, (d) changes effecting general economic conditions and the industry in which Netsmart operates, (e) any change in Netsmart’s stock price or trading volume, in and of itself, or (f) the failure of Netsmart to meet projections of earnings, revenues or other financial measures, except, (i) in the case of (a), (b), and (d) above to the extent such changes have disproportionate effect on Netsmart and its subsidiaries in a significant respect, taken as a whole, as compared to other industry participants, and (ii) in the case of (e) and (f) above, the facts or occurrences giving rise or contributing to such change or circumstance may be considered in determining whether there has been, or will be, a material adverse effect.

In addition, certain of Netsmart’s representations and warranties are qualified as to the knowledge of certain executive officers of Netsmart. This means that if any such representation or warranty is not true, unless one or more of the executive officers knew of such failure, after due inquiry, to be true and accurate, such failure will not result in a breach of the Merger Agreement.

Buyer’s and Merger Sub’s Representations and Warranties.   In the Merger Agreement, Buyer and Merger Sub make certain representations and warranties to Netsmart. These include: corporate organization, existence, good standing, qualification, and corporate power and authority to carry on its business as conducted and to own, lease and operate its assets; authority relative to the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement; governmental and regulatory approvals required to complete the merger; ability to enter into and consummate the Merger Agreement without violation of, or conflict with, their organizational documents, contracts, or any laws; the accuracy of information concerning Buyer and Merger Sub contained in disclosure documents, including this proxy statement and the Rule 13e-3 Transaction Statement, if applicable; finders’ fees; legal proceedings; ownership of shares of Netsmart common stock; and financing.

Conduct of Business Pending the Merger

From the date of the Merger Agreement to the closing date (or termination of the Merger Agreement, if earlier), without the prior written consent of Buyer, Netsmart will, and will cause its subsidiaries to, operate their respective businesses only in the ordinary course consistent with past practice, use reasonable efforts to preserve intact their respective present business organizations and material assets and keep available the services of present officers and employees.

In addition, Netsmart has agreed, during the same period, not to take or permit any of its subsidiaries to take, any of the following specific actions without the prior written consent of Buyer:

•       amend the Certificate of Incorporation or Bylaws;

•       other than in connection with intercompany transactions, incur any indebtedness in excess of an aggregate of $75,000 or guaranty such indebtedness of another person;

•       create any lien on any material assets, other than permitted liens or liens in effect on the closing date and disclosed to Buyer;

•       repurchase, redeem or otherwise acquire or exchange any shares or any securities convertible into or exchangeable for any shares of the capital stock of Netsmart or any of its subsidiaries, other than exchanges or exercises under employee benefit plans;

•       issue, grant, sell, pledge, encumber, or authorize the issuance of, any additional shares of Netsmart common stock or any capital stock of any Netsmart subsidiary (or enter into any agreement with respect to the foregoing), other than the issuance of capital stock pursuant to the exercise of stock options or other convertible securities outstanding on the date of the Merger Agreement;

•       adjust, split, combine or reclassify any shares of capital stock or authorize the issuance of any other securities in respect of, or in substitution for shares of Netsmart capital stock;

•       sell, lease or otherwise dispose of (i) any shares of capital stock of any Netsmart subsidiary or (ii) any assets other than in the ordinary course of business;

•       subject to certain exceptions, purchase any securities or make any investment in excess of an aggregate of $75,000;

•       grant any increase in compensation, severance, bonus, welfare or other benefits to current or former officers, except in accordance with past practice or as required by law or contract;

•       pay any severance or termination pay or any bonus other than pursuant to past practice, written policies or written contracts in effect on the date of the Merger Agreement;

•       enter into or amend any severance agreements with officers or grant any material increase in fees or other increases in compensation or other benefits to directors;

•       enter into or amend any employment contract having a base salary thereunder in excess of $75,000 per year (unless such amendment is required by law) that Netsmart or its subsidiary does not have the unilateral right to terminate;

•       adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than as required by law or as is necessary to maintain the tax qualified status of such plan, or make any distributions from such employee benefit plans, except as required by law or the terms of such plans;

•       except as required by applicable tax law or regulatory accounting requirements or GAAP, make any change in any tax or accounting methods or systems of internal accounting controls;

•       file any amended tax return or make, change or rescind any tax election except any election that must be made periodically and is made consistent with past practice, or settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or participate in discussions with any taxing authorities to facilitate such a settlement or compromise;

•       commence any litigation other than in accordance with past practice, or pay, discharge or settle any litigation involving any liability in excess of $75,000 or that restrict the ability of Netsmart to do business in any material respect;

•       except in the ordinary course of business or in accordance with the Merger Agreement, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

•       declare, set aside or pay any dividend or other distribution with respect to any share of capital stock other than dividends or distributions from a Netsmart subsidiary to Netsmart or to any wholly-owned subsidiary of Netsmart;

•       adopt a plan of complete or partial liquidation or dissolution or restructuring, recapitalization or other reorganization;

•       make any loans or advances except for (i) intercompany loans or (ii) loans or advances to employees in the ordinary course of business consistent with past practice;

•       except in the ordinary course of business consistent with past practice, accelerate the payment of accounts receivable or delay the payment of any accounts payable;

•       extend discounts off published list prices except in the ordinary course of business;

•       fail to pay any fee, take any action or make any filing reasonably necessary to maintain ownership of material intellectual property;

•       make or authorize any capital expenditures which are in the aggregate greater than 120% of the aggregate amount of capital expenditures scheduled to be made in Netsmart’s capital expenditure budget for the fiscal year 2006;

•       enter into, renew or amend in any material respect any contract, transaction, agreement, arrangement or understanding between Netsmart and any of its subsidiaries on the one hand, and any affiliate of Netsmart (other than a Netsmart subsidiary) on the other hand of the type that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; or

•       agree, authorize or commit to do any of the foregoing.

Actions to be Taken to Complete the Merger

Calling of Special Meeting.   Netsmart agreed to convene a special meeting of its stockholders as soon as reasonably practicable after the SEC’s review of this proxy statement in order for the Netsmart stockholders to consider and vote upon the adoption of the Merger Agreement. Netsmart also agreed that its board of directors (or the Special Committee) would recommend that its stockholders vote in favor of adoption of the Merger Agreement. However, Netsmart’s board of directors (or the Special Committee) may change its recommendation if it determines in good faith, after consultation with its financial adviser and outside counsel, that a change in its recommendation is necessary to comply with its fiduciary duties to the Netsmart stockholders under applicable law. See “No Solicitation of Acquisition Proposals; Recommendation to Netsmart Stockholders” below.

Reasonable Best Efforts.   The parties agreed to use respective reasonable best efforts to take all necessary actions to complete the merger, including preparing all filings and sharing information with each other in order to file all necessary documents with third parties and governmental entities. In addition, Netsmart has agreed to provide, and will cause its subsidiaries to provide, reasonable cooperation in connection with the third party debt financing to be obtained by Buyer and Merger Sub.

Notice of Certain Events.   Each party has agreed to keep the other parties apprised of material developments relevant to its business or relating to completion of the merger. In addition, each party agreed to promptly notify the other parties of (i) any condition, event or circumstance that would be reasonably likely to result in any representation or warranty of such party to be untrue or inaccurate in any material respect; (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement; or (iii) any fact or occurrence relating to the other party which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of the other party or which has had or would reasonably be expected to have a material adverse effect with respect to the other party.

Access to Premises and Records.   Subject to applicable law, Netsmart agreed to provide Buyer and Merger Sub and their representatives with reasonable access to its offices, properties, books and records prior to the completion of the merger except to the extent disclosing such materials would result in (i) a violation of law, (ii) the loss of attorney-client privilege or (iii) a material breach of any contract to which Netsmart or any of its subsidiaries is a party.

Press Releases.   The parties agreed to consult with each other before issuing any press release or public statements about the merger, except as may be required by applicable law.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that the Buyer shall cause the surviving corporation to indemnify and hold harmless each present and former director and officer (including any person who becomes a director or officer prior to the effective time) of Netsmart or any Netsmart subsidiary against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was an officer or director of Netsmart or any of its subsidiaries or acting on behalf of Netsmart or any of its subsidiaries, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under applicable law (except to the extent such person acted with gross negligence or willful misconduct), including advancement of expenses reasonably incurred in connection with the defense of any such claim, action, suit, proceeding or investigation. In addition, the Certificate of Incorporation and Bylaws of the surviving corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of present and former directors and officers of Netsmart and its subsidiaries than are presently set forth in Netsmart’s certificate of incorporation and bylaws, which provisions shall not be amended, modified or repealed for a period of six (6) years from the effective time in a matter that would adversely affect the rights thereunder of individuals who, at or prior to the effective time were officers or directors of Netsmart or its subsidiaries, unless such amendment, modification or repeal is required by applicable law.

The Merger Agreement also provides that the surviving corporation will maintain, to the extent available, until the sixth anniversary of the effective time, Netsmart’s existing directors’ and officers’ liability insurance policy; provided that Buyer or the surviving corporation may obtain substitute policies of at least the same coverage and amounts containing terms and conditions which are no less favorable to such directors or officers, or with the consent of Netsmart given prior to the effective time, any other policy; provided further, that such insurance policies shall not be procured and/or maintained if the annual premium therefore shall be in excess of 250% of the last annual premium paid by Netsmart prior to the date of the Merger Agreement.

No Solicitation of Acquisition Proposals; Recommendation to Netsmart Stockholders

Non-Solicitation.   Netsmart has agreed that it will not, and will cause its subsidiaries and its and their respective officers, directors, employees or other representatives, agents or advisers (which we will collectively refer to as Company Representatives) not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate, propose or induce any inquiry with respect to any Acquisition Proposal (defined below) (ii) initiate,enter into, explore, maintain, participate in or continue any discussions or negotiations regarding an Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or furnish or disclose any information relating to Netsmart or any of its subsidiaries or afford access to the business, properties, assets, books or records of Netsmart or any of its subsidiaries in connection with or in response to an Acquisition Proposal or any indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in negotiations with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or enter into any agreement in principal, arrangement, understanding, term sheet, letter of intent or contract relating to any Acquisition Proposal.

Notwithstanding the restrictions on solicitation described above, if, prior to obtaining stockholder approval of the Merger Agreement, the Netsmart board of directors (or the Special Committee) has in good faith concluded (following the receipt of advice of its legal counsel and its financial adviser) that an Acquisition Proposal is, or is reasonably likely to result in a Superior Proposal (defined below), it may:

1.                furnish nonpublic information with respect to Netsmart and its subsidiaries to the third party making the Acquisition Proposal; and

2.                engage in negotiations with the third party making the Acquisition Proposal with respect to the Acquisition Proposal so long as Netsmart has given Buyer written notice of its intention to enter into negotiations one business day prior to entering into such negotiations provided that, Netsmart (a) will not, and will not allow the Company Representatives to, disclose any nonpublic information to the third party without receiving a Confidentiality Agreement executed by such third party containing customary limitations on use and disclosure, (b) will give Buyer written notice of its intention to furnish nonpublic information to such third party concurrently with furnishing any such nonpublic information, (c) will, contemporaneously with furnishing any such nonpublic information to such third party, furnish such nonpublic information to Buyer to the extent such nonpublic information has not been previously furnished to Buyer.

An Acquisition Proposal means any offer or proposal or indication of interest from any person or group of persons, other than Buyer, Merger Sub or any of their affiliates relating to:

•       a merger, reorganization, share exchange, consolidation, business combination, recapitalization, reclassification, or similar transaction involving Netsmart or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Netsmart;

•       any direct or indirect purchase or acquisition of more than 15% of the voting securities of Netsmart or any of its subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of Netsmart;

•       any tender offer or exchange offer that if consummated would result in any person or group of people beneficially owning 15% or more of the voting securities of Netsmart or any of its subsidiaries whose assets individually or in the aggregate constitute more than 15% of the consolidated assets of Netsmart;

•       any direct or indirect purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the fair value of the consolidated assets of Netsmart or any of its subsidiaries whose assets, individually or in the aggregate constitute 15% of the consolidated assets of Netsmart; or

•       any liquidation or dissolution of Netsmart or any of its subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of Netsmart.

A Superior Proposal means any Acquisition Proposal involving the acquisition of at least 75% of the voting securities of Netsmart or 75% of the consolidated assets of Netsmart and its subsidiaries, taken as a whole, and with respect to which, the Netsmart board of directors (or the Special Committee) has determined in good faith (based on such matters as it deems relevant, including the advice of its financial advisers, outside counsel and William Blair), would, if consummated, result in a transaction that is more favorable to the stockholders of Netsmart than the transactions contemplated by the Merger Agreement.

The Merger Agreement does not prohibit Netsmart or its board of directors (in each case, acting through the Special Committee) from taking and disclosing to Netsmart’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules or from making any other disclosure required by applicable law.

Recommendation to Netsmart Stockholders.   The Merger Agreement provides that, neither the Netsmart board of directors nor any of its committees will withdraw, amend or modify or propose to resolve to withdraw, amend or modify its recommendation that its stockholders vote in favor of the adoption of the Merger Agreement. However, if prior to the receipt of the Netsmart stockholder approval, the board of directors receives an Acquisition Proposal that it determines in good faith after consultation with its financial advisers and outside legal advisers, constitutes a Superior Proposal, the Netsmart board of directors may withhold, withdraw, amend or modify its recommendation to the Netsmart stockholders if all of the following conditions are met: (i) the Superior Proposal has been made and has not been withdrawn; (ii) the Netsmart stockholder approval has not been obtained; (iii) the Netsmart board of directors has determined, after consultation with its financial advisers and outside legal counsel, that such action is necessary to comply with the board of directors’ fiduciary duties to the Netsmart stockholders under applicable law; (iv) the Netsmart board of directors shall have provided to Buyer written notice at least five (5) business days prior to taking such action which shall state expressly (A) that it has received a Superior Proposal (and provided Buyer with the terms and conditions of such Superior Proposal and copies of such agreements and/or documents providing for the Superior Proposal), (B) the identity of the person or group making the Superior Proposal, and (C) that it intends to withdraw, amend or modify its recommendation to its stockholders with respect to the adoption of the Merger Agreement and (v) Netsmart shall not have materially breached its obligations to file this proxy statement and call the stockholders meeting or its obligations under the no solicitation provisions.

Conditions to the Completion of the Merger

The obligations of each of Netsmart, Buyer and Merger Sub to complete the merger are subject to the satisfaction, on or prior to the effective time of the merger, of the following conditions:

•       approval and adoption of the Merger Agreement and approval of the merger by the Netsmart stockholders;

•       all required consents of and notifications to all regulatory authorities required for consummation of the merger shall have been obtained or made, including expiration or earlier termination of any applicable waiting period under the HSR Act; and

•       no law, judgment, injunction or other order by a governmental entity being in effect which prohibits, restricts or makes illegal the consummation of the merger.

The obligations of Buyer to complete the merger are further subject to the satisfaction, prior to the effective time of the merger, of the following additional conditions:

•       (i) the representations and warranties of Netsmart relating to capitalization must be true and correct in all respects (except for inaccuracies that are de minimis in amount) as of the effective time of the merger as if made at and as of such time; (ii) the representations and warranties regarding state take-over laws, fairness opinion, board recommendation, and charter provisions shall be true and correct in all material respects as of the effective time of the merger as if made at and as of such time; (iii) all other representations and warranties of Netsmart shall be true and correct as of the effective time of the merger, as if made at and as of such time without giving effect to any “materiality” or “material adverse effect” qualification except where the failure to be so true and correct does not constitute a material adverse effect on Netsmart; and (iv) Buyer shall have received a certificate signed by a senior officer of Netsmart attesting to (i) – (iii) above;

•       Netsmart shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it prior to the effective time of the merger and Parent shall have received a certificate signed by a senior officer of Netsmart attesting to the foregoing;

•       there shall have not occurred after the date of the Merger Agreement any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Netsmart;

•       holders representing not more than 5% of the aggregate number of shares of Netsmart stock outstanding as of the record date for stockholders entitled to vote at the special meeting have demanded appraisal of their shares of Netsmart common stock as of the effective time of the merger;

•       Netsmart shall have received all the consents enumerated in the Merger Agreement and any consents required to prevent a default under any contract or permit which, if not obtained or made, would reasonably be expected to have a material adverse effect on Netsmart;

•       Buyer shall have received the proceeds of the third party debt financing sufficient (together with the proceeds of the equity financing from the equity investors) to pay the merger consideration and the amounts due to the option and warrant holders;

•       Netsmart shall have delivered to Buyer an executed copy of the fairness opinion of William Blair;

•       Buyer and Merger Sub shall have received resignations from the individual directors, officers and managers of the Netsmart subsidiaries identified by Buyer in writing prior to closing; and

•       on or prior to the closing date, Netsmart and each of James Conway and Anthony Grisanti shall have executed and delivered to Netsmart amended and restated employment agreements in the form prescribed in the Merger Agreement.

The obligations of Netsmart to complete the merger are further subject to the satisfaction, on or prior to the effective time of the merger, of the following additional conditions:

•       there shall not exist inaccuracies in the representations and warranties of Buyer or Merger Sub set forth in the Merger Agreement as of the date of the Merger Agreement and as of the effective time such that the aggregate effect of such inaccuracies (without regard to any materiality or material adverse effect qualifiers) has or would be reasonably expected to have a material adverse effect on Buyer;

•       Buyer and Merger Sub must have performed in all material respects all of their obligations under the Merger Agreement required to be performed by them at or prior to the effective time of the merger; and

•       Netsmart shall have received a certificate signed by a senior officer of Buyer and Merger Sub attesting to their compliance with the above described conditions.

Termination of Merger Agreement

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•       by mutual written consent duly authorized by the boards of directors of Netsmart and Buyer;

•       by either Buyer or Netsmart, if:

1.                 the merger has not been consummated by May 15, 2007 (which we refer to as the end date); provided that, the failure to consummate the transactions contemplated by the Merger Agreement before the end date is not caused by any breach of the Merger Agreement by the party electing to terminate;

2.                 there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which breach would permit such party to refuse to consummate the transactions contemplated by the Merger Agreement pursuant to the standards set forth in the Merger Agreement, provided that (A) if such breach is curable prior to the end date through the exercise of reasonable efforts and the breaching party exercises reasonable efforts to cure such breach, then the non-breaching party may not terminate the Merger Agreement prior to thirty (30) days following the receipt of written notice of such breach by the other party, (B) the terminating party is not then in material breach of any covenant or other agreement contained in the Merger Agreement and has not willfully breached any of such party’s representations and warranties contained in the Merger Agreement; (C) the failure of Buyer to deposit (or cause to be deposited) the Merger Consideration in trust with the Company’s transfer agent or another paying agent selected by Buyer and reasonably acceptable to the Company at the closing of the merger prior to the effective time of the merger to the extent required under the Merger Agreement and to the extent that all of the conditions to closing set forth in the Merger Agreement have been met, shall not be subject to cure under the Merger Agreement, and in the event of such breach, the Company may thereupon terminate the Merger Agreement immediately;

3.                any consent of any regulatory authority required for consummation of the merger or the other transactions contemplated by the Merger Agreement shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time frame for appeal or any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or the transactions contemplated by the Merger Agreement shall have become final and nonappealable; or

4.                if the Netsmart stockholders do not adopt and approve the Merger Agreement and approve the merger and such other matters as the Company deems appropriate at the special meeting of the stockholders held for the purpose of voting on such matters;

•       by Buyer if (i) the Netsmart board of directors (or the Special Committee) shall have withdrawn or changed its recommendation that the Netsmart stockholders approve the merger, (ii) Netsmart materially breaches its obligations (A) to convene the special meeting of Netsmart stockholders or (B) to prepare and file with the SEC a Rule 13e-3 Transaction Statement, if required, or this proxy statement, or shall fail to amend or supplement such filings as required under the Merger Agreement (in each case subject to certain limitations and conditions); or (iii) Netsmart shall commit a material breach of its non-solicitation obligations with respect to Acquisition Proposals.

•       by Netsmart if its board of directors (or its Special Committee) shall have withdrawn or changed its recommendation to the Netsmart stockholders to approve the merger in response to a Superior Proposal.

Reimbursement of Expenses; Termination Fee

Under the Merger Agreement, each party shall bear and pay all costs and expenses incurred by it, or on its behalf, in connection with the transactions contemplated by the Merger Agreement. In addition, the parties will be required to pay to the other party a termination fee and/or the expenses of the other party as follows:

•       if (x) Buyer terminates the Merger Agreement because (i) the Netsmart board of directors (or the Special Committee) shall have withdrawn or changed its recommendation that the Netsmart stockholders approve the merger, (ii) Netsmart materially breaches its obligations (A) to convene the special meeting of Netsmart stockholders or (B) to prepare and file with the SEC this proxy statement or a Rule 13e-3 Transaction Statement, if required, or shall fail to amend or supplement such filings as required under the Merger Agreement (in each case subject to certain limitations and conditions); or (iii) Netsmart shall commit a material breach of its non-solicitation obligations with respect to Acquisition Proposals, or (y) if Netsmart terminates the Merger Agreement because its board of directors shall have withdrawn its recommendation to the Netsmart stockholders to approve the merger in response to a Superior Proposal, then Netsmart shall pay Buyer a termination fee of 3% of the aggregate merger consideration (including payments to option and warrant holders).

•       if Buyer or Netsmart terminates the Merger Agreement because (i) the Netsmart stockholders do not adopt and approve the Merger Agreement and approve the merger and such other matters as the Company deems appropriate at the special meeting of the stockholders held for the purpose of voting on such matter, (ii) at the time of the stockholders meeting there shall have been proposed or announced a bona fide Acquisition Proposal, and (iii) either (A) within 365 days following the date of such termination, Netsmart enters into a definitive agreement with respect to or consummates a transaction with respect to such Acquisition Proposal or enters into a definitive agreement with respect to or consummates a transaction with respect to a Termination Fee Acquisition Proposal with the same party who made such Acquisition Proposal or (B) within 180 days following the date of such termination, Netsmart enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with any party, then at the closing or other consummation of a transaction with respect to such Acquisition Proposal or Termination Fee Acquisition Proposal, Netsmart shall pay Buyer a termination fee in an amount equal to 3% of the aggregate merger consideration (including payments to option and warrant holders), less the amount previously paid in respect of Buyer’s transaction expenses.

•       If Buyer or Netsmart terminates the Merger Agreement because the merger shall not have been consummated by the end date, or if Buyer terminates the Merger Agreement because Netsmart has breached any representation, warranty, covenant or agreement contained in the Merger Agreement (which breach would permit Buyer to refuse to consummate the transactions contemplated by the Merger Agreement), and at the time of such termination there shall have been proposed or announced a bona fide Acquisition Proposal and either (i) within 365 days following such date of termination, Netsmart enters into a definitive agreement with respect to or consummates such Acquisition Proposal or Netsmart enters into a definitive agreement with respect to or consummates a transaction with respect to such Termination Fee Acquisition Proposal with the same party who made such Acquisition Proposal or (ii) within 180 days following such date of termination, Netsmart enters into a definitive agreement with respect to or consummates any Termination Fee Acquisition Proposal with any party, then at the closing or other consummation of a transaction with respect to such Acquisition Proposal or Termination Fee Acquisition Proposal Netsmart shall pay Buyer a termination fee in an amount equal to 3% of the aggregate merger consideration (including payments to option and warrant holders) less the amount previously paid in respect of Buyer’s transaction expenses.

•       if Buyer or Netsmart terminates the Merger Agreement because (i) the Netsmart stockholders do not adopt and approve the Merger Agreement and approve the merger and such other matters as the Company deems appropriate at the special meeting of the stockholders held for the purpose of voting on such matter or (ii) the merger shall not have been consummated by the end date, or if Buyer terminates the Merger Agreement because Netsmart has breached any representation, warranty, covenant or agreement contained in the Merger Agreement (which breach would permit Buyer to refuse to consummate the transactions contemplated by the Merger Agreement) pursuant to the standards set forth in the Merger Agreement, in either case under circumstances in which the termination fee is not payable at the time of termination, then Netsmart shall pay all of Buyer’s transaction expenses incurred prior to such termination, which amount shall not be greater than 1% of the aggregate merger consideration (including payments to option and warrant holders).

•       if Netsmart terminates the Merger Agreement because (i) Buyer has breached any representation, warranty, covenant or agreement contained in the Merger Agreement (which breach would permit Netsmart to refuse to consummate the transactions contemplated by the Merger Agreement) pursuant to the standards set forth in the Merger Agreement or (ii) the merger shall not have been consummated by the end date, all other conditions to closing have been satisfied except the requirement that Buyer has obtained the third-party financing and the failure of such conditions to be satisfied is not caused by any breach of the Merger Agreement by the Company, then Buyer shall pay all of Netsmart’s transaction expenses incurred prior to such termination, which amount shall not be greater than 1% of the aggregate merger consideration (including payments to option and warrant holders).

A Termination Fee Acquisition Proposal means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) involving the acquisition of at least 35% of the voting securities of Netsmart or 35% of the consolidated assets of Netsmart and its subsidiaries, taken as a whole.

Amendment, Waiver and Extension of the Merger Agreement

Amendment; Waiver.   Any provision of the Merger Agreement may be amended if such amendment is executed in writing by each of Netsmart, Buyer and Merger Sub, provided that after the Merger Agreement has been adopted by the Netsmart stockholders, any proposed amendment that requires further approval by the stockholders pursuant to applicable law will not be effective without such further stockholder approval. Any provisions of the Merger Agreement may be waived if such waiver is executed in writing by the party against whom the waiver is to be effective.

Extension.   At any time prior to the effective time of the merger, Netsmart, on the one hand, and Buyer and Merger Sub on the other hand, may, with respect to the other party, extend the time for the performance of any of the obligations or other acts of such party.

THE BOARD OF DIRECTORS, AND THE SPECIAL COMMITTEE, EACH UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

The board of directors and the Special Committee are asking the stockholders of Netsmart to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the transactions contemplated thereby.

THE BOARD OF DIRECTORS, AND THE SPECIAL COMMITTEE, EACH UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

COMMON STOCK OWNERSHIP OF MANAGEMENT, EXECUTIVE OFFICERS AND CERTAIN
BENEFICIAL OWNERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of December 11, 2006 by each person known by us to be a beneficial owner of five percent or more of our common stock based solely on filings made by such persons with the SEC and based on 6,549,058 shares of our common stock issued and outstanding on December 11, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Total Outstanding Shares
Eagle Asset Management 880 Carillon Parkway St. Petersburg, FL	868,099	13.3%
Dawson Herman 354 Pequot Avenue Southport, CT	715,203	10.9%
Daniel Zeff 50 California St. San Francisco, CA.	330,870	5.1%
Mosaix Ventures L.P. 1822 North Mohawk Chicago, IL	612,055	9.2%

The following table sets forth the amount of Netsmart common stock beneficially owned as of December 11, 2006 by: (i) each of Netsmart’s directors, (ii) the Chief Executive Officer and the other most highly compensated officer of Netsmart, or named executive officers, and (iii) the directors and executive officers of Netsmart as a group. The table also inclused the shares owned by certain former directors who have entered into a voting agreement pursuant to which they have agree to vote their shares in favor of the merger proposal. Unless otherwise indicated, the address of each of the individuals named below is: c/o Netsmart Technologies, Inc., 3500 Sunrise Highway, Great River, New York 11739. Unless otherwise indicated, each stockholder had sole investment and voting power with respect to the shares indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Total Outstanding Shares
James L. Conway	248,848	3.7%
Anthony F. Grisanti	204,815	3.1%
Kevin Scalia	73,378	1.1%
Alan Tillinghast	117,837	1.8%
Francis Calcagno	24,625	*
John S.T. Gallagher	32,625	*
Yacov Shamash	14,625	*
Joseph Sicinski	39,625	*
All directors and executive officers as a group (8 persons)	756,378	10.8%

*                    Less than 1%.

(1)          The number of shares owned by our directors and officers shown in the table includes shares of common stock which are issuable upon exercise of options that are exercisable at December 11, 2006, or will become exercisable within 60 days after that date. Set forth below is the number of shares issuable upon exercise of those options for each of our directors and the officers named above.

Name	Number
James L. Conway	142,500
Anthony F. Grisanti	100,000
Kevin Scalia	73,378
Alan Tillinghast	77,500
Yacov Shamash	14,625
Joseph G. Sicinski	14,625
Francis J. Calcagno	24,625
John S.T. Gallagher	22,625

TRANSACTIONS IN NETSMART STOCK

During the past three years, Netsmart has not made an underwritten public offering of its common stock for cash which would be required to be registered under the Securities Act of 1933 or exempt from such registration under Regulation A of the Securities Act of 1933. Furthermore, there have not been any purchases of our common stock during the last two years, or any transactions in our common stock in the last 60 days, by any of the following:

•       Netsmart or any of its majority owned subsidiaries,

•       any of the Company’s directors or executive officers, in each case, other than pursuant to exercise of employee stock options, or

•       by Parent, Buyer or Merger Sub.

RELATED PARTY TRANSACTIONS

Other than as set forth in this proxy statement, including the transactions described below, during the last two years, none of Netsmart, Parent, Buyer Merger Sub or the Sponsors, or their respective executive officers, directors, members or controlling persons have been involved in a transaction (i) with Netsmart or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Netsmart’s consolidated revenues during the fiscal year when the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of Netsmart that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000.

SELECTED FINANCIAL INFORMATION

The following table sets forth the selected consolidated financial data for Netsmart as of and for the five fiscal years ended December 31, 2005 and the nine-month periods ended September 30, 2006 and 2005.

This data and the comparative per share data set forth below have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Netsmart’s Annual Report on Form 10-K for the year ended December 31, 2005, including the notes thereto and Netsmart’s Form 10-Q for the nine months ended September 30, 2006. These documents are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 80.

	Years Ended December 31,								Nine Months Ended September 30,
	2005(1)	2004		2003		2002		2001	2006	2005
	(in thousands except per share data)
Selected Statements of Operations Data:
Revenue	$37,978	$29,005		$27,175		$22,126		$18,119	$43,535	23,705
Income from Operations before interest and other financing costs	2,556	3,065		2,368		1,095		399	4,000	1,719
Net Income	1,590	2,753	(2)	3,028	(3)	1,195	(4)	315	2,270	1,191
Dividends Declared Per Common Share	$—	$—		$.10		$—		$—	$—	$—
Per Share Data—Diluted: Net Income	$.27	$.50		$.64		$.29		$.08	$.33	$.21
Weighted average number of shares outstanding	5,935	5,537		4,752		4,153		3,872	6,814	5,656
Selected Balance Sheet Data: Working Capital	$4,043	$18,216		$14,714		$9,215		$7,903	$4,811	$(4,600)
Total Assets	64,622	37,707		34,633		22,416		18,007	71, 026	60,244
Long Term Debt Including Current Portion	2,750	1,000		1,667		1,750		2,250	3,441	500
Capitalized Leases Including Current Portion	71	86		147		12		41	20	83
Stock dividend	—	—		441		—		—	—	—
Total Liabilities	28,336	13,080		13,633		11,110		8,060	31,996	29,119
Retained Earnings (Accumulated Deficit)	(2,004)	(3,594)		(6,347)		(9,376)		(10,571)	266	(2,403)
Stockholders’ Equity	$36,286	$24,627		$21,000		$11,306		$9,948	39,030	31,124

(1)          In 2005, the Company completed three acquisitions.

(2)          The Company’s tax provision has been reduced as a result of a $1,014,000 reduction in its deferred tax asset valuation allowance.

(3)          The Company’s tax provision has been reduced as a result of available net operating loss carry forwards. In addition, a $900,000 tax benefit was recognized, as a result of a further reduction in its deferred tax asset valuation allowance.

(4)          The Company’s tax provision has been reduced as a result of available net operating loss carry forwards. In addition, a $400,000 tax benefit was recognized, as a result of a further reduction in its deferred tax asset valuation allowance.

Comparative Per Share Data

The following table sets forth certain historical data for Netsmart. Basic and diluted earnings per common share and book value per share is presented for each of the fiscal years ended December 31, 2005 and 2004 and the nine-month period ended September 30, 2006.

	Fiscal Years			Nine-Month Period Ended
	2005	2004		Sept 30, 2006
Net income and income from continuing operations per share:
Basic	$.28	$.52		$.35
Diluted	$.27	$.50		$.33
Book value per diluted share	$6.11	$4.45	(1)	$5.73

(1)          Computed by dividing stockholders’ equity by the weighted average number of shares of common stock at the end of such period plus the weighted average dilutive effect of interests in securities.

The ratio of earnings to fixed charges for the fiscal years ended December 31, 2005 and December 31, 2004 is 24.1 and 24.7, respectively, and 23.8 for the nine-month period ended September 30, 2006.

MARKET PRICES AND DIVIDEND INFORMATION

Our common stock is traded on the NASDAQ SmallCap Market under the symbol NTST. Set forth below is the reported high and low sales prices of our common stock for each quarterly period set forth below:

	Market Prices
	High	Low
Quarter Ended
December 31, 2006	$16.31	$12.36
September 30, 2006	15.02	11.75
June 30, 2006	14.58	12.03
March 31, 2006	13.86	10.48
December 31, 2005	15.00	12.17
September 30, 2005	12.50	8.94
June 30, 2005	9.74	8.50
March 31, 2005	10.27	8.28
December 31, 2004	9.25	7.30
September 30, 2004	10.00	6.07
June 30, 2004	13.85	7.11
March 31, 2004	18.70	11.49

On November 17, 2006, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of Company common stock as reported on the NASDAQ Capital Market was $14.70. On [   •   ] [   •   ], 2007, the last full trading day prior to the date of this proxy statement, the closing price of Company common stock as reported on the NASDAQ Capital Market was $[   •   ].

Stockholders are encouraged to obtain current market quotations for Netsmart’s common stock.

Netsmart has not paid any dividends on its common stock in the past two years. In addition, the Company’s loan agreements prohibit it from paying cash dividends without the consent of the lender.

CERTAIN INFORMATION ABOUT NETSMART’S DIRECTORS AND OFFICERS

Set forth below for each director and executive officer of Netsmart is his age, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Each person identified below is a United States citizen. None of Netsmart or, to the knowledge of Netsmart, any of the Netsmart directors or executive officers listed below has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Netsmart or, to the knowledge of Netsmart, any of the directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, each position referred to below is with Netsmart and the address for each such person is c/o Netsmart Technologies, Inc., 3500 Sunrise Highway, Great River, New York 11739. Netsmart’s telephone number is (631) 968-2000.

Mr. James L. Conway has been the Company’s chief executive officer since April 1998, a director since January 1996 and president from January 1996 until January 2001. From 1993 until April 1998, he was president of a Long Island based manufacturer of specialty vending equipment for postal, telecommunication and other industries. He was previously vice president, treasurer and director of ITT Credit Corporation. Mr. Conway was recently elected to the board of LISTnet which is an organization with the objective of promoting Long Island as one of the national centers of excellence for software and technology solutions. He also serves and is a member of the CEO Roundtable for Long Island.

Mr. Anthony F. Grisantihas been our Treasurer since June 1994, Secretary since February 1995 and Chief Financial Officer since January 1996.

Mr. Francis J. Calcagno has been one of the Company’s directors since September 2001. He is a senior managing director of Dominick & Dominick LLC, 150 E.52nd Street, New York, New York 10022, an investment banking firm, a position he has held since 1997. From 1993 until 1997, he was a managing director of Deloitte and Touche, LLP.

Mr. John S.T. Gallagherhas been one of the Company’s directors since March 2002. He has been a consultant to the President of SUNY Stony Brook, Stony Brook, New York 11794-2200, since December 2005. From 2001 until 2005, he was deputy county executive for health and human services in Nassau County, New York, 1 West Street, Mineola, New York 11501. Prior thereto he was a senior executive officer of North Shore University Hospital and North Shore—Long Island Jewish Health System since 1982, having served as executive vice president of North Shore from 1982 until 1992, president from 1992 until 1997 and chief executive officer of the combined hospital system from 1997 until January 2002. In January 2002, he became co-chairman of the North Shore—Long Island Jewish Heath System Foundation. Mr. Gallagher is also a director of Perot Systems Corporation, a worldwide provider of information technology services.

Dr. Yacov Shamash has been one of the Company’s directors since January 2004. Dr. Shamash is Vice President for Economic Development and the Dean of the College of Engineering and Applied Sciences at Stony Brook University, Stony Brook, New York 11794-2200. Prior to joining SUNY Stony Brook in 1992, Dr. Shamash served as the Director of the School of Electrical Engineering and Computer Science at Washington State University. He has also held faculty positions at Florida Atlantic University, the University of Pennsylvania and Tel Aviv University. He received his undergraduate and graduate degrees from Imperial College of Science and Technology in London, England. Dr. Shamash has been a member of the Board of Directors of KeyTronic Corporation, a contract manufacturer, since 1989, of American Medical Alert Corporation, a healthcare service provider, since 2001 and of Applied DNA Sciences, Inc., a company engaged in the business of researching, developing and selling security and anti-counterfeiting products that utilize plant DNA for verification purposes, since 2006 and is a member of the board of directors of LISTnet which is an organization with the objective of promoting Long Island as one of the national centers of excellence for software and technology solutions.

Mr. Joseph G. Sicinski has been one of the Company’s directors since June 1998. He was president and director of Trans Global Services, Inc., 8707 Katy Freeway, Suite 300, Houston, Texas 77024, a technical staffing company, from September 1992 until April 1998. From April 1998 until September 2002 he was also chief executive officer of Trans Global. In September 2003 he retired from Trans Global and co-founded Novus Management Services, Inc, a company providing services related to the insurance industry where he is also a board member. In February 2004 he co-founded BDS Strategic Solutions, Inc., a company providing permanent and temporary staffing solution services and programs related to human resource issues. He is chairman of the board of directors of BDS.

Mr. Alan B. Tillinghastwas elected as a director in December 2006. Mr. Tillinghast was appointed as Netsmart’s Chief Technology Officer and Executive Vice President for Operations in December 2006. Prior thereto, Mr. Tillinghast held senior executive positions with the Company’s wholly-owned subsidiary Netsmart New York since 1999. Previously Mr. Tillinghast held senior positions with Saint Vincent’s Catholic Medical Center where he was responsible for the implementation of a variety of systems for their Behavioral Healthcare Division. He also serves as a board member for Options for Community Living, a not-for-profit organization serving the health and human service needs of Long Island.

Mr. Kevin Scalia was elected as a director in December 2006. Mr. Scalia was appointed as Netsmart’s Executive Vice President, Corporate Development in December 2006 and prior to that date was serving as Executive Vice President, Corporate Development of the Company’s wholly-owned subsidiary, Netsmart New York since October 2005. From January 2004 to October 2005, he served as Vice-President of Operations of Netsmart New York. From 2002 to 2004 Kevin was director of business development for the company and its subsidiaries. Prior to joining Netsmart, Mr. Scalia served as President and COO of Galt Technologies, Melville, New York, a Long Island based professional services firm which provided enterprise applications to mid-size and fortune 500 companies, and served as chairman and CEO of a manufacturer of supercomputers, security equipment and medical imaging equipment. He is a Founding Member of the Long Island Software and Technology Network, and a member of the College of Engineering Advisory Board, State University of New York at Stony Brook.

CERTAIN INFORMATION ABOUT PARENT, BUYER AND MERGER SUB

The names and material occupations, positions, offices or employment during the past five years of each executive officer and director of Parent, Buyer and Merger Sub and each person controlling Parent, Buyer and Merger Sub are set forth below:

•       Lawrence Handen, Sole Director, President and Treasurer. Lawrence Handen is a managing director of Insight Venture Management, L.L.C. (“Insight”), a private investment firm, the current business address of which is 680 Fifth Avenue, 8th Floor, New York, NY 10019. Mr. Handen has been at Insight since 2005. Prior to joining Insight, Mr. Handen was a managing director at VantagePoint Venture Partners, a venture capital firm located at 444 Madison Avenue, 39th Floor, New York, NY 10022, from April 2005 to September 2005 and a general partner at UBS Capital, a private equity firm located at 299 Park Avenue, New York, NY 10171, from 2000 to 2005. Mr. Handen is a United States citizen.

•       Peter Sobiloff, Vice President and Secretary. Peter Sobiloff is a managing director of Insight, the current business address of which is set forth above, and has been at Insight since 1998. Mr. Sobiloff is a United States citizen.

•       Insight Venture Partners. Refer to “—Insight Funds” below.

•       Bessemer Venture Partners VI. Refer to “—Bessemer Funds” below.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Insight Funds

Insight Venture Partners V, L.P., a Delaware limited partnership (“IVP”), is engaged in the business of making private equity and other types of investments.

Insight Venture Partners (Cayman) V, L.P., a Cayman Islands limited partnership (“Cayman”), is engaged in the business of making private equity and other types of investments.

Insight Venture Partners V (Employee Co-Investors), L.P., a Delaware limited partnership (“Employee Fund”), is engaged in the business of making private equity and other types of investments.

Insight Venture Partners V Coinvestment Fund, L.P., a Delaware limited partnership (“Coinvestment”) is engaged in the business of making private equity and other types of investments.

The principal executive offices of each of IVP, Cayman, Employee Fund and Coinvestment (collectively, the “Insight Funds”) are located at c/o Insight Venture Management, L.L.C., 680 Fifth Avenue, 8th Floor, New York, NY 10019. The telephone number at such principal offices is (212) 230-9200.

The general partner of each of the Insight Funds is Insight Venture Associates V, L.L.C. The manager of Insight Venture Associates V, L.L.C. is Insight Holdings Group, LLC. Insight Holdings Group, LLC is managed by its board of managers. The principal executive officers of Insight Holdings Group are located at c/o Insight Venture Management, L.L.C., 680 Fifth Avenue, 8th Floor, New York, NY 10019. The telephone number at such principal offices is (212) 230-9200

During the last five years, no entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Bessemer Funds

Bessemer Venture Partners VI L.P. (“BVP VI”), a Delaware limited partnership, is engaged in the business of making private equity and other types of investments.

Bessemer Venture Partners VI Institutional L.P. (“BVP VI Institutional”), a Delaware limited partnership, is engaged in the business of making private equity and other types of investments.

Bessemer Venture Partners Co-Investment L.P. (“BVP Co”), a Delaware limited partnership, is engaged in the business of making private equity and other types of investments.

The principal executive offices of each of BVP VI, BVP VI Institutional and BVP Co (collectively, the “Bessemer Funds”) are located at c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. The telephone number at such principal offices is (914) 833-5300.

The general partner of each of the Bessemer Funds is Deer VI & Co. LLC.Deer VI & Co. LLC is engaged in the business of investment management. Deer VI & Co. LLC is managed by its executive managers. Robin S. Chandra, David J. Cowan, J. Edmund Colloton, Robert P. Goodman and Robert M. Stavis are the executive managers of Deer VI & Co. LLC.

Robin S. Chandra is a general partner of Bessemer Venture Partners. His current business address is 535 Middlefield Road, Suite 245, Menlo Park, CA 94025. Mr. Chandra has been at BVP since September 6, 2000and is a United States citizen.

David J. Cowan is a general partner of Bessemer Venture Partners. His current business address is 535 Middlefield Road, Suite 245, Menlo Park, CA 94025. Mr. Cowan has been at BVP since August 16, 1992 and is a United States citizen.

J. Edmund Colloton is a general partner of Bessemer Venture Partners. His current business address is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. Mr. Colloton has been at BVP since September 1, 2001 and is a United States citizen.

Robert P. Goodman is a general partner of Bessemer Venture Partners. His current business address is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. Mr. Goodman has been at BVP since September 1, 1998 and is a United States citizen.

Robert M. Stavis is a general partner of Bessemer Venture Partners. His current business address is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538. Mr. Stavis has been at BVP since June 1, 2000, where he began as a venture partner. He was promoted to be a general partner of BVP in January 1, 2004. Mr. Stavis is a United States citizen.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of the date of this proxy statement, none of Parent, Buyer, Merger Sub, or any of the entities or individuals listed above beneficially own any shares of Netsmart stock.

FINANCIAL PROJECTIONS

Netsmart’s management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. We include in this proxy statement the following projections (the “Forecasts”) only because they were provided by Netsmart’s management to Netsmart’s Special Committee, board of directors, William Blair and Buyer and other potential acquirers in the context of the formal process of exploring the sale of the Company. The Forecasts were prepared for internal use and to assist the Buyer and the financial advisers to the Special Committee with their respective due diligence investigations of Netsmart, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles.

Neither Netsmart’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Forecasts, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. William Blair and Buyer did not prepare the enclosed Forecasts, have no responsibility therefor, and may have varied some of the assumptions underlying the projections for purposes of their analyses. Furthermore, the Forecasts:

•       necessarily make numerous assumptions, many of which are beyond the control of Netsmart and may not prove to have been, or may no longer be, accurate;

•       except as indicated below, do not necessarily reflect revised prospects for Netsmart’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•       are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•       should not be regarded as a representation that they will be achieved.

Netsmart believes the assumptions Netsmart’s management used as a basis for the Forecasts were reasonable at the time the Forecasts were prepared, given the information Netsmart’s management had at the time.

The Forecasts are not a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and stockholder value of Netsmart may materially differ from those expressed in the Forecasts due to factors that are beyond Netsmart’s ability to control or predict. We cannot assure you that the Forecasts will be realized or that Netsmart’s future financial results will not materially vary from the Forecasts .. We do not intend to update or revise the Forecasts.

The Forecasts are forward-looking statements. For information on factors which may cause Netsmart’s future financial results to materially vary, see “Forward-Looking Statements” on page 80. The Forecasts have been prepared using accounting principles consistent with our annual and interim financial statements as well as any changes to those principles known to be effective in future periods. The Forecasts do not reflect the effect of any proposed or other changes in accounting principles generally accepted in the United States of America that may be made in the future. Any such changes could have a material impact to the information shown below.

Table 1 Sell Side Projections

	($ in thousands)
	2006	2007	2008	2009
Sales	$58,541	$67,641	$80,253	$100,041
Cost of Goods Sold	29,158	31,110	35,311	43,018
Gross Profit	$29,383	36,531	44,941	57,023
Selling, General & Administrative Expense	$24,043	$26,718	$31,052	$36,656
Earnings Before Interest and Taxes	$5,340	$9,813	$13,890	$20,367
Depreciation and Amortization	$4,340	$3,924	$4,000	$4,000
Earnings Before Interest, Taxes Depreciation and Amortization	$9,680	$13,737	$17,890	$24,367

Table 2 Financing Projections

	2006	2007	2008	2009
Sales	$58,943	$65,560	$71,460	$78,606
Cost of Goods Sold	29,442	31,110	33,586	36,159
Gross Profit	$29,502	$34,450	$37,874	$42,447
Selling, General & Administrative Expense	$23,165	$26,061	$27,569	$29,606
Earnings Before Interest and Taxes	$6,337	$8,389	$10,305	$12,841
Depreciation and Amortization	$4,340	$3,916	$3,543	$3,198
Earnings Before Interest, Taxes Depreciation and Amortization	$10,677	$12,305	$13,848	$16,039

The Forecasts presented in Table 1 reflect financial projections that were presented to Special Committee, board of directors, William Blair, Buyer and other potential acquirers as part of the formal process of soliciting interest in the acquisition of the Company. These Forecasts assume growth rates that are higher than the Company’s historical rates and operating margins that are materially higher than historical margins. These Forecasts also reflect aggressive revenue and margin goals identified by management for internal purposes.

The Forecasts presented in Table 2 reflect financial projections that were provided only to Buyer and to the potential lenders to Buyer in connection with the financing of the merger. These Forecasts assume organic growth rates and gross margins that are in line with past performance. These Forecasts also reflect the potential for lower revenue growth and margin expansion than those which were presented in Table 1.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain certain “forward-looking statements.” Any statements in this proxy statement or those other documents about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar words or expressions. These forward-looking statements are based on Netsmart’s current estimates and assumptions and, as such, involve uncertainty and risk.

Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements. You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference, attached to this proxy statement or referred to in this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement, including Netsmart’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2006. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the satisfaction of the conditions to complete the merger, including the receipt of the required stockholder or regulatory approvals;

•       the actual terms of financing that will be obtained for the merger;

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•       the outcome of any legal proceedings instituted against us and others in connection with the proposed merger;

•       the failure of the merger to close for any other reason;

•       the amount of the costs, fees, expenses and charges relating to the merger;

•       substantial indebtedness following the consummation of the merger;

•       business uncertainty and contractual restrictions during the pendency of the merger;

•       competition generally and the increasingly competitive nature of our industry;

•       the effect of war, terrorism or catastrophic events;

•       stock price and interest rate volatility; and

•       marketing effectiveness.

WHERE YOU CAN FIND MORE INFORMATION

Netsmart is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Netsmart files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows Netsmart to “incorporate by reference” information into this proxy statement. This means that Netsmart can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Netsmart later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Netsmart later files with the SEC may update and supersede the information in this proxy statement. Netsmart incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Netsmart also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•       Netsmart’s Annual Report on Form 10-K for the year ended December 31, 2005;

•       Netsmart’s Annual Proxy Statement filed with the SEC on October 27, 2006;

•       Netsmart’s Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, June 30, and September 30, 2006; and

•       Netsmart’s Current Reports on Form 8-K filed on April 7, 2006, August 3, 2006, September 19, 2006, September 29, 2006 and November 20, 2006, and the Form 8-K/A filed on September 28, 2005.

Netsmart undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of Netsmart filings should be directed to Netsmart Technologies, Inc., 3500 Sunrise Highway, Great River, New York 11739, Attention: Corporate Secretary.

Document requests from Netsmart should be made by [   •   ] [   •   ], 2007 in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Netsmart since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Netsmart has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [   •   ] [   •   ], 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Netsmart Technologies, Inc., 3500 Sunrise Highway, Great River, New York 11739 Attention: Corporate Secretary.

You may call our proxy solicitor MacKenzie Partners toll-free at 800-322-2885 (banks and brokers may call collect at 212-929-5500).

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of Netsmart. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings, and we will hold an annual meeting in 2007, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than January 20, 2007 or, in the event that the annual meeting is not held by June 29, 2007, within a reasonable time before Netsmart begins to print and mail its proxy statement, if any, for such annual meeting, and must have complied with Rule 14a-8.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than April 5, 2007. If notice of any stockholder proposal is received after April 5, 2007, then the notice will be considered untimely and we are not required to present such proposal at the 2007 Annual Meeting. If the Board of Directors chooses to present a proposal submitted after April 5, 2007, at the 2007 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2007 Annual Meeting may exercise discretionary voting power with respect to such proposal.

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Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NT ACQUISITION, INC.,

NT MERGER SUB, INC.,

and

NETSMART TECHNOLOGIES, INC.

Dated as of November 18, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 18, 2006 by and among NT Acquisition, Inc. (“Parent”), a Delaware corporation, NT Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and Netsmart Technologies, Inc. (the “Company”), a Delaware corporation.

Recitals

WHEREAS, the respective Boards of Directors of the Company (acting on unanimous recommendation of the Special Committee), Parent and Merger Sub have approved this Agreement and the respective Boards of Directors of the Company and Merger Sub are of the opinion that the transactions described herein are advisable and in the best interests of the Parties and their respective stockholders;

WHEREAS, this Agreement provides for the business combination between Parent and the Company pursuant to the merger of Merger Sub with and into the Company, with the Company as the surviving entity;

WHEREAS, subject to the terms hereof, at the effective time of such Merger (as hereinafter defined), the outstanding shares of the capital stock of the Company shall be converted into the right to receive a cash payment;

WHEREAS, the transactions described in this Agreement are subject to the approvals of the stockholders of the Company, the expiration of the required waiting period under the HSR Act, if applicable, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain Persons listed on Annex A hereto (together, the “Voting Agreement Persons”) are entering into a voting agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, among other things, the Voting Agreement Persons have agreed, subject to the terms thereof, to vote their shares of Company Common Stock in favor this Agreement and the transactions contemplated hereby;

WHEREAS, on the date hereof, the parent company of Parent (“HoldCo”), Parent and certain member’s of the Company’s management (together, the “Current Rollover Persons”) are entering into agreements pursuant to which the Current Rollover Persons will, immediately prior to the Effective Time, exchange certain shares of Company Common Stock or certain Company Options held by the Current Rollover Persons in exchange for common stock, options to purchase shares of common stock or other equity interests of Holdco (the “Rollover Contribution”);

WHEREAS, on the date hereof, simultaneously with the execution of this Agreement, Insight Venture Partners V, L.P., Insight Venture Partners (Cayman) V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P. and Insight Venture Partners V (Employee-Co-Investors), L.P. (collectively the “Insight Entities”) and Bessemer Venture Partners VI L.P., Bessemer Venture Partners VI Institutional L.P., and Bessemer Venture Partners Co-Investment L.P. (collectively the “Bessemer Entities”) have delivered an executed letter agreement to the Company pursuant to which, and subject to the terms and conditions thereof, the Insight Entities and the Bessemer Entities have agreed, either directly or indirectly, to provide equity financing (the “Equity Financing”) in connection with the transactions provided for herein to Parent in accordance with the terms of such letter agreements.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE I

TRANSACTIONS AND TERMS OF MERGER

1.1                       Merger.

Subject to the terms and conditions of this Agreement, on the Closing Date, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”) with the effect provided for therein. The Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Merger Sub and Parent and by Parent, as the sole stockholder of Merger Sub.

1.2                       Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time (as defined below) occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3                       Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the certificate of merger (the “Certificate of Merger”), prepared and executed in accordance with the relevant provisions of the DGCL, reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the “Effective Time”), which Certificate of Merger shall be filed by the Company as soon as practicable after the Closing of the Merger on the Closing Date. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur no later than forty-eight hours following the satisfaction of the conditions set forth in Article IX of the Agreement (other than (i) those conditions that are waived by the Party for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing).

ARTICLE II

TERMS OF MERGER

2.1                       Certificate of Incorporation.

At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety in the form of Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

2.2                       Bylaws.

The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

2.3                       Directors and Officers.

The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of the Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF PARENT,
THE COMPANY AND MERGER SUB

3.1                       Conversion of Shares.

Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)        Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)        Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(c)        Each share of Company Common Stock (including shares of restricted Company Common Stock, but excluding treasury shares and shares held by any Company Entity or any Parent Entity and excluding shares held by stockholders who perfect their statutory appraisal rights, if applicable, as provided in Section 3.3) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a cash payment (without interest) in the amount of $16.50 (the “Merger Consideration”) payable to the holder thereof, less any applicable withholding of taxes, in the manner provided in Article IV.

3.2                       Shares Held by the Company Entities or Parent Entities.

Each share of Company Common Stock (including treasury shares) held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.3                       Dissenting Stockholders.

Any holder of shares of Company Common Stock who has not voted in favor of the Merger or consented thereto in writing and who perfects such holder’s appraisal rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL (the “Dissenting Shares”) shall not be entitled to receive the Merger Consideration but shall be entitled only to such rights as provided by Section 262 of the DGCL, if any. No payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to the Company the certificate or certificates representing the shares for which payment is being made; provided, that, at the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and the holder of such Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except as set forth in this Section 3.3 or as otherwise provided in the DGCL. In the event that after the Effective Time a dissenting stockholder of the Company fails to perfect, or effectively withdraws or loses, such dissenting stockholder’s right to appraisal of and payment for such dissenting stockholder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Company Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Company Common Stock held by such holder. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

3.4                       Stock Options; Warrants.

(a)        Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that each option, stock appreciation right, or other Equity Right to purchase shares of Company Common Stock (“Company Options”) granted by the Company under the Company Stock Plans and outstanding at the Effective Time and each warrant to purchase shares of Company Common Stock (the “Company Warrants”) outstanding at the Effective Time, shall become fully vested and shall be exercisable immediately prior to the Effective Time. Except as set forth in Section 3.6, Holders of the Company Options and/or Company Warrants shall be given the opportunity to exercise their Company Options and Company Warrants, effective immediately prior to the Effective Time and conditioned upon the consummation of the Merger, and thereby to receive the Merger Consideration for each share of Company Common Stock subject to such exercised Company Option or Company Warrant pursuant to Section 3.1(c).

(b)        At the Effective Time, each Company Option which is not exercised in accordance with Section 3.4(a) or Section 3.6 or treated as a Rollover Option shall be canceled and shall no longer represent the right to purchase shares of Company Common Stock, and each holder of such Company Option shall cease to have any rights with respect to such Company Option except for the right to receive, upon delivery of an option surrender agreement in a form that is customary for transactions of this type (the “Option Surrender Agreement”) in accordance with Article IV, a cash payment (without interest) by the Surviving Corporation for each share of Company Common Stock subject to such Company Option equal to the amount, if any, by which the Merger Consideration exceeds the per share purchase price of Company Common Stock subject to such Company Option (the “Option Settlement Payment”). Each Company Option that, immediately prior to the Effective Time, has an exercise price greater than or equal to the Merger Consideration will be automatically canceled without compensation at the Effective Time. At the Effective Time, the Rollover Options, if any, shall be terminated and cancelled. and in exchange for such termination and cancellation, such Rollover Optionholders shall be entitled to those rights set forth in the Rollover Agreements.

(c)        At the Effective Time, each Company Warrant which is not exercised in accordance with Section 3.4(a) shall be canceled and shall no longer represent the right to purchase shares of Company Common Stock, and each holder of such Company Warrant shall cease to have any rights with respect to such Company Warrant except for the right to receive, upon delivery of a warrant surrender agreement in a form that is customary for transactions of this type (the “Warrant Surrender Agreement”) in accordance with Article IV, a cash payment (without interest) by the Surviving Corporation for each share of Company Common Stock subject to such Company Warrant equal to the amount, if any, by which the Merger Consideration exceeds $11.00 (the “Warrant Settlement Payment”), and the Company shall take all action to provide that such treatment of the Warrants occurs or is permitted to occur as set forth herein as of or prior to Closing. As soon as practicable following the date of this Agreement, the Company shall obtain such consents as are necessary under the Company Warrants to amend such Company Warrants in order to provide for the cancellation of such Company Warrants at the Effective Time in exchange for the Warrant Settlement Payment.

(d)        Between the date of this Agreement and the Effective Time, the Company shall take all necessary action with respect to the Company’s 1993 Long-Term Incentive Plan; 1998 Long-Term Incentive Plan; 1999 Long-Term Incentive Plan; and 2001 Long-Term Incentive Plan to (a) (i) amend the definition of “Change In Control Price” so that it shall be no greater than the Merger Consideration price per share or (ii) provide that the cash out provisions and definition of “Change In Control Price” are not applicable to the transactions contemplated hereby and simultaneously provide for the termination of the foregoing Long-Term Incentive Plans, the acceleration of vesting of the Company Options and the cancellation of the Company Options as set forth in Section 3.4(b), and (b) to delete all references to, and provisions providing payments in connection with, any “Potential Change In Control.”

(e)        The Company shall be entitled to deduct and withhold from the consideration otherwise payable to the holders of Company Options or Company Warrants, as the case may be, who receive amounts hereunder, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any applicable provision of state, local or foreign Tax law.

3.5                       Impact of Stock Splits, etc.

In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including Company Stock Options and Company Warrants), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock (or Option Settlement Payment to be paid for any Company Stock Option or Warrant Settlement Payment to be paid for any Company Warrant, as the case may be) as provided in this Agreement shall be equitably adjusted to effect such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, the Option Settlement Payment or the Warrant Settlement Payment, as the case may be, subject to further adjustment in accordance with this Section 3.5.

3.6                       Stock Purchase Plan.

Between the date of this Agreement and the Effective Time, the Company shall take all necessary action with respect to the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”), including necessary amendments to the ESPP, to (a) terminate the ESPP on or before the Effective Time in accordance with its terms, (b) provide that the Offering Termination Date for the Offering Period (as such terms are defined in the ESPP) that is in effect as of the date of the Effective Time shall occur on or before the last trading day prior to the Effective Time, (c) provide that all Company Options issued and outstanding under the ESPP on such Offering Termination Date will be automatically exercised on such Offering Termination Date, and (d) provide that the shares of Company Common Stock issued pursuant to the exercise of such Company Options shall be treated in the manner described in Section 3.1(c).

3.7                       Waiver and Termination of Certain Agreements.

The Parties agree that, effective as of the Closing, each of the documents listed on Section 3.7 of the Company Disclosure Schedule shall be automatically terminated by the Company without any further action by the parties thereto or any further liability of the Company thereunder.

ARTICLE IV

PAYMENT FOR SHARES

4.1                       Procedures.

(a)        Prior to the Effective Time, the Company and Parent shall enter into an agreement with the Company’s transfer agent or another paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), and Parent will deposit or cause to be deposited, by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the holders of Company Common Stock, Company Options and/or Company Warrants cash in an aggregate amount equal to the sum of (i) the product of the Merger Consideration and the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration (provided, however, that the portion of the aggregate Merger Consideration allocable to the Dissenting Shares shall not be required to be deposited with the Paying Agent), plus (ii) the aggregate Option Settlement Payments plus (iii) the aggregate Warrant Settlement Payments (collectively, the “Payment Fund”). The Paying Agent shall invest the Payment Fund in the manner specified by Parent, and interest or other income resulting from the investment of the Payment Fund shall be solely for the account of Parent or the Surviving Corporation. No such investment or loss thereon shall affect the amounts payable to the Company’s stockholders hereunder. All costs and expenses related to the Paying Agent, the Payment Fund, the agreement with the Paying Agent and the investments made by the Paying Agent shall be paid one-half by the Company and one-half by Parent (or, if after the Effective Time, the Surviving Corporation).

(i)         Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to deliver to each holder of record of (A) a certificate or certificates which represented shares of Company Common Stock (other than treasury shares or shares held by any Company Entity or Parent Entity) immediately prior to the Effective Time (collectively, the “Certificates”) or (B) shares of Company Common Stock represented immediately prior to the Effective Time by book-entry (“Book-Entry Shares”), appropriate transmittal materials and instructions (collectively, the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal). The Certificates of Company Common Stock so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that is not registered in the transfer records of the Company, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (z) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

(ii)       Promptly after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to deliver (A) to each holder of Company Options (other than Company Options issued and outstanding under the ESPP), an Option Surrender Agreement, instructions for effecting the surrender of such Company Options in exchange for the Option Settlement Payment and (B) to each holder of Company Warrants, a Warrant Surrender Agreement, instructions for effecting the surrender of such Company Warrants in exchange for the Warrant Settlement Payment.

The Paying Agent may establish such other reasonable and customary rules and procedures to effect an orderly exchange. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the consideration provided in Article III.

(b)        After the Effective Time:

(i)         Each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory appraisal rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender their Certificate(s) or Book-Entry Shares (in accordance with the terms of the Letter of Transmittal) to the Paying Agent and shall promptly upon surrender thereof, together with a properly completed Letter of Transmittal, receive in exchange therefor the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate or Book-Entry Share. The Paying Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificates (or the documents required by Section 4.1(a) for a lost, stolen, mislaid or destroyed Certificate) or Book-Entry Shares (in accordance with the terms of the Letter of Transmittal) for exchange as provided in this Section 4.1.

(ii)       Upon surrender of a Company Option (other than Company Options issued and outstanding under the ESPP) for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Paying Agent, the holder of such Company Option shall be entitled to receive in exchange therefor the Option Settlement Payment, and the Company Option so surrendered shall then be canceled. Until surrendered in accordance with the provisions of this Section 4.1, each Company Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Settlement Payment as contemplated by this Article IV.

(iii)      Upon surrender of a Company Warrant for cancellation to the Paying Agent, together with the Warrant Surrender Agreement, duly executed, and any other documents reasonably required by the Paying Agent, the holder of the Company Warrant shall be entitled to receive in exchange therefor the Warrant Settlement Payment, and the Company Warrant so surrendered shall then be canceled. Until surrendered in accordance with the provisions of this Section 4.1, each Company Warrant shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Warrant Settlement Payment as contemplated by this Article IV.

(c)        Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to the holders of Company Common Stock, Company Options or Company Warrants, as the case may be, pursuant to this Agreement such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any applicable provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Options or Company Warrants, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(d)        Any portion of the Payment Fund (including any interest thereon) made available to the Paying Agent pursuant to Section 4.1(a) that remains unclaimed by the holders of shares of Company Common Stock, Company Options or Company Warrants, as the case may be, six months after the

Effective Time shall be returned to Parent by the Paying Agent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration, Company Options for the Option Settlement Payment or Company Warrants for the Warrant Settlement Payment, as the case may be, in accordance with this Section 4.1 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration (without any interest thereon) upon due surrender of their Certificates (or affidavits of loss in lieu thereof) in respect of such shares or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, the Option Settlement Payment (without any interest thereon) upon delivery to Parent of the Option Surrender Agreement, duly executed, in respect of such Company Options or the Warrant Settlement Payment (without interest thereon) upon delivery to Parent of the Warrant Settlement Payment, in respect of the such Company Warrants, as the case may be. Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to a holder of Company Common Stock, Company Options or Company Warrants for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by any holder of shares of Company Common Stock, Company Options or Company Warrants two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to, or become property of any federal, state of local government authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

4.2                       Rights of Former Company Equity Holders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Common Stock (other than shares to be canceled pursuant to Sections 3.2 or as to which statutory appraisal rights have been perfected as provided in Section 3.3) and each Book-Entry Share shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1                       Organization, Standing and Power.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect as of the date of this Agreement, and each such copy accurately reflects in all respects all amendments thereto.

5.2                       Authority; No Breach By Agreement.

(a)        The Company has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement and each other certificate or agreement entered into in connection with the Merger (collectively, the “Transaction Documents”), and the other transactions contemplated hereby, and with respect to the Merger, upon the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders in accordance with this Agreement and the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock as contemplated by Section 8.1, which is the only stockholder vote required for the approval and adoption of this Agreement and consummation of the Merger by the Company. Subject to the Company Stockholder Approval, this Agreement and the other Transaction Documents represent a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

(b)        Neither the execution and delivery of this Agreement and the other Transaction Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws (or other organizational documents) of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) except as disclosed in Section 5.2(b) of the Company Disclosure Schedules, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity (with or without notice or lapse of time, or both) under, any Contract or Permit of any Company Entity, except where such Default or Lien, or any failure to obtain such Consent, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets.

(c)        Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and the rules of Nasdaq, and other than Consents required under the HSR Act and any other applicable foreign pre-merger notification or competition laws, rules or regulations set forth in Section 5.2(c) of the Company Disclosure Schedules, and other than Consents, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no notice to, filing with, or Consent of, any governmental body or authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement and the other Transaction Documents.

5.3                       Capital Stock.

(a)        The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock, of which 6,548,037 shares are issued and outstanding as of the date of this Agreement, including -0- shares of restricted stock issued under the Company Stock Plans, and not more than 7,593,763 (including as a result of exercise of Company Options and/or Company Warrants) shares will be issued and outstanding at the Effective Time, and (ii) 3,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights of the current or past stockholders of the Company. As of the date of this Agreement, (i) 914,547 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 914,547 shares of Company Common Stock are subject to issuance upon exercise of outstanding Company Options (excluding Company Options issued and outstanding under the ESPP) and (ii) 131,179 shares of Company Common Stock were reserved for issuance in respect of the Company Warrants.

(b)        Except as disclosed in Section 5.3(b) of the Company Disclosure Schedules, there are no shares of capital stock, other equity securities or voting securities (including voting debt securities) of the Company outstanding and no outstanding Equity Rights (including, for the avoidance of doubt, stock appreciation rights) relating to the capital stock of the Company. Except as specifically contemplated by this Agreement or set forth in Section 5.3(b) of the Company Disclosure Schedules, there is no Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the registration, purchase, subscription or issuance of any securities of the Company. There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of capital stock (or other equity interests) of the Company. To the Knowledge of the Company, no Company stockholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement, except for the Voting Agreement.

5.4                       Company Subsidiaries.

The      Company has disclosed in Section 5.4 of the Company Disclosure Schedules each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company or other non-corporate entity (identifying the jurisdiction in which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Company Disclosure Schedules, the Company or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary free and clear of any Lien. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. Except for the ownership of the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity or voting interests of, or any interest convertible into or exchangeable for such capital stock or such equity or voting interests of, any Person. Except as set forth in Section 5.4 of the Company Disclosure Schedules, all of the shares of capital stock (or other equity interests) of each Company Subsidiary that is a corporation held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted, except where the failure of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the organizational documents of each of the Company’s material Subsidiaries as in effect as of the date of this Agreement, and each such copy accurately reflects in all respects all amendments thereto.

5.5                       SEC Filings; Financial Statements.

(a)        The Company has timely filed or furnished all SEC Documents required to be filed or furnished by the Company since December 31, 2003 (the “Company SEC Reports”). The Company SEC Reports as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) (i) complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or at any time since December 31, 2003 has been, required to file any SEC Documents.

(b)        Each of the Company Financial Statements contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or will at the time filed comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of and at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)        The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Except as otherwise disclosed in any Company SEC Report, to the Company’s Knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2003.

(d)        The Company and the Company Subsidiaries are in compliance with all provisions of the Sarbanes-Oxley Act which are applicable to it as of the date of this Agreement. The Company and the Company Subsidiaries will be in compliance with all provisions of the Sarbanes-Oxley Act which are applicable to it as of the Closing Date. Except as disclosed on Section 5.5(d) of the Company Disclosure Schedules or otherwise in any Company SEC Report, the Company and the Company Subsidiaries have established and maintain an effective system of internal control over financial reporting (as such term is defined in the Exchange Act ). Except as disclosed on Section 5.5(d) of the Company Disclosure Schedule

or otherwise in any Company SEC Report, the Company and the Company Subsidiaries have established and maintain disclosure controls and procedures (as defined in and required by the Exchange Act). The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in the applicable Company SEC Reports their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the periods covered by such Company SEC Reports based on such evaluation.

5.6                       Absence of Undisclosed Liabilities.

Except as set forth in Section 5.6 of the Company Disclosure Schedules or as and to the extent set forth on the consolidated balance sheet of the Company contained in the last quarterly report on Form 10-Q filed by the Company prior to the date of this Agreement, or reflected in the notes thereto, no Company Entity has any material Liabilities and, since the Company Balance Sheet Date, no Company Entity has incurred or paid any Liability, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7                       Absence of Certain Changes or Events.

Since December 31, 2005 (the “Company Balance Sheet Date”), except as disclosed in Section 5.7 of the Company Disclosure Schedules or in any Company SEC Reports, (i) there have been no events, changes, effects, developments or occurrences which have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company Entities have conducted their business only in the ordinary course of business consistent with past practice, and (iii) there has not been any action taken by any of the Company Entities through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 7.2 (a), (e), (i), (j), (k), (l) or (o).

5.8                       Tax Matters.

(a)        All Company Entities have timely filed (taking into account any extension of time within which to file) with the appropriate Tax authorities all Federal income Tax Returns and all other material Tax Returns in all jurisdictions in which Tax Returns were required to be filed by them, and such Tax Returns were correct and complete in all material respects. All Taxes of the Company Entities that have become due and payable have been paid (other than Taxes for which proper accruals pursuant to GAAP have been established in the Company Financial Statements). There are no Liens for any Taxes (other than a Permitted Lien or Liens for current real property or ad valorem Taxes not yet due and payable or Liens for Taxes contested in good faith) on any of the Assets of any of the Company Entities.

(b)        Except as disclosed in Section 5.8(b) of the Company Disclosure Schedules, none of the Company Entities has received any notice of a material assessment or a proposed assessment in connection with any Taxes, and there are no pending material disputes, claims, audits, actions, suits, proceedings or examinations regarding any Taxes of any Company Entity or the Assets of any Company Entity nor, to the Knowledge of the Company, have any been threatened in writing. None of the Company Entities has waived any statute of limitations or agreed to any extension of time in respect of any Taxes or agreed to a Tax assessment or deficiency which is currently outstanding.

(c)        Each Company Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate Tax authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and Taxes required to be withheld and paid pursuant to the Internal Revenue Code or similar provisions under state, local or foreign Law.

(d)        Except as disclosed in Section 5.8(d) of the Company Disclosure Schedules, none of the Company Entities is a party to any Tax allocation agreement, Tax sharing agreement or any similar agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has or will have any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor, by contract or otherwise.

(e)        During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. All mergers, spin-offs, transfers of assets or any other kind of transactions that may qualify as a tax-free reorganization for Federal income tax purposes have been made, and continue to be, in compliance with all applicable Tax Laws. The consummation of the transaction contemplated by this Agreement will not affect the Tax treatment of such transaction.

(f)         None of the Company Entities has been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) during the applicable period specified in Internal Revenue Code Section 897(c)(1)(A)(ii).

(g)        The Company Entities have delivered to Parent correct and complete copies of (i) all Tax Returns filed by or on behalf of the Company Entities for all completed Tax years of the Company Entity that remain open for audit or review by the relevant Taxing authority and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, tax opinions, and similar documents or communication sent or received by the Company Entities relating to Taxes.

(h)        Except as set forth in Section 5.8(h) of the Company Disclosure Schedule, no Tax asset or attribute of the Company is currently subject to a limitation in Section 382 or Section 383 of the Internal Revenue Code or similar provision of state, local or foreign Law.

5.9                       Assets.

(a)        Except as disclosed in Section 5.9 of the Company Disclosure Schedules, the Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except (i) for any Permitted Liens, or (ii) for Assets that have been sold or disposed of in the ordinary course of business. All Assets used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are sufficient for the operation of the business in the ordinary course of business consistent with the Company’s past practices, except where failure to be in such condition would not reasonably be expected to have a Company Material Adverse Effect.

(b)        All Assets which are material to the Company’s business on a consolidated basis and are held under leases or subleases by any of the Company Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(c)        The Assets of the Company Entities include all Assets required to operate the business of the Company Entities in all material respects as presently conducted.

5.10                Real Property; Leased Real Property.

(a)        The Company has no Real Property.

(b)        Section 5.10(b) of the Company Disclosure Schedules contains a true and correct list of each parcel of Leased Real Property. The Company or one of its Subsidiaries is the lessee under each of the Real Property Leases. Each Real Property Lease is in full force and effect and there is no existing Default by the Company or one of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Leases. Except as described in Section 5.10(b) of the Company Disclosure Schedules, the Company’s and its Subsidiaries’ leasehold interest in the Real Property Leases is valid and enforceable, free and clear of any Liens except Permitted Liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by the Company other than the lessor thereof or any mortgagees of such lessors. A true, correct and complete copy of each Real Property Lease has been made available to Parent prior to the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there does not exist any pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect of the Leased Real Property.

5.11                Intellectual Property.

(a)        Company IP.

(i)         Section 5.11(a)(i) of the Company Disclosure Schedules sets forth a true and complete list of all material United States and non-United States applications and registrations for Intellectual Property owned by the Company or its Subsidiaries as of the date of this Agreement. Except for any Permitted Liens, the Company or its Subsidiaries own all right, title and interest in and to (x) each of the items set forth on Schedule 5.11(a)(i), and (y) all of the material United States and non-United States unregistered Intellectual Property owned by the Company or its Subsidiaries (collectively, the “Company Owned IP”), free and clear of any liens or encumbrances.

(ii)       Section 5.11(a)(ii) of the Company Disclosure Schedules sets forth a true and complete list of all material Intellectual Property as to which the Company or its Subsidiaries holds a valid and enforceable license to use such Intellectual Property, including using, including or incorporating such Intellectual Property in or in connection with the Company’s business and/or products (collectively, the “Company Licensed IP”).

(iii)      Neither the Company nor any Company Subsidiary is in breach or default of any material IP Agreement granting rights in and to the Company Owned IP and the Company Licensed IP (collectively, the “Company IP”), each of which is a valid and binding agreement of the Company or its Subsidiaries and is in full force and effect as to the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, as to each other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Closing will not affect the rights of the Company, its Subsidiaries, or any other third party under such material IP Agreements.

(iv)       Section 5.11(a)(iv) of the Company Disclosure Schedules sets forth a true and complete list of all material Software included within the Company IP. All such Software is free of any viruses and does not include any open source or public domain software or code.

(b)        The Company IP does not infringe, misappropriate or otherwise violate the rights of any third party in such third party’s Intellectual Property. Except as disclosed in Section 5.11(b) of the Company Disclosure Schedules, no proceedings have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) based upon, challenging, or seeking to deny or restrict the use by the Company or any of its Subsidiaries of any of the Company IP,

(ii) alleging that any of the Company IP infringes, misappropriates or otherwise violates the Intellectual Property of any third party, or (iii) alleging that any of the Company IP is being used by the Company or any of its Subsidiaries in conflict with the terms of any material IP Agreement, except for proceedings which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(c)        Except as disclosed in Section 5.11(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries have asserted any claim (i) based upon, challenging, or seeking to deny or restrict the use by any third party of any of the Company IP, (ii) alleging that any third party is infringing, misappropriating or otherwise violating the Company IP, or (iii) alleging that any third party is using the Company IP in conflict with the terms of any material IP Agreement, except for proceedings which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(d)        Except as disclosed in Section 5.11(d) of the Company Disclosure Schedules, every employee of any Company Entity is a party to a Contract which requires such employee to assign any interest in any Intellectual Property developed in the course and scope of their employment to the Company or one of its Subsidiaries, and to keep confidential any trade secrets, proprietary data, customer information or other business information of the Company and its Subsidiaries, and, to the knowledge of the Company, as of the date hereof no material violation of or non-compliance with any such agreements has occurred. In addition, to the Knowledge of the Company, no such employee is party to any Contract with any third party which requires such employee to assign any interest in any Intellectual Property to any third party or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any third Party.

(e)        The Company and its Subsidiaries have taken all steps reasonably necessary to maintain the validity of the Company IP, including paying all necessary fees and making all necessary filings with the appropriate government entity, except to the extent that any failure to take such steps would not reasonably be expected to have a Company Material Adverse Effect. The Closing will not disturb any of the Company IP, and following the Closing the Company will possess all of the Company IP as they currently exist. The Company’s continued operation of its business as presently conducted will not give rise to any claims that allege that the operations of the Company’s business as presently conducted, including the manufacture, use or sale of any product or service or the use of any process now used or offered by the Company or any of its Subsidiaries, infringes, violates, misappropriates or conflicts with any Intellectual Property of any third party, or constitutes unfair competition with any third party, and no royalty or other payment will accrue or be due following the Closing based on the continued operation of the business as presently conducted. The Company IP includes all Intellectual Property required to operate the business of the Company Entities in all material respects as presently conducted.

5.12                Environmental Matters.

Except as described in Section 5.12 of the Company Disclosure Schedules or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) no Company Entity is in violation of, or since December 31, 2003 has violated, any Environmental Law; (b) none of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by any Company Entity (including surface and subsurface soils and surface and ground waters) contains levels of Hazardous Materials that require investigation, removal, remediation or corrective action under applicable Environmental Laws; (c) no Company Entity has been the subject of any claim, suit, action, proceeding, notice, order, investigation or request for information alleging any actual or potential violation of, or liability under any Environmental Law; (d) each Company Entity has all permits, licenses and other authorizations required under any Environmental Law for the operation of the Company (“Environmental Permits”); (f) each Company Entity is, and since December 31, 2003 has been, in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to

Hazardous Materials, or any notice to or Consent of Regulatory Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. The Company has furnished to Parent all material reports, audits, assessments, investigations, studies and analyses relating to environmental conditions at properties owned, leased or occupied by the Company or any Company Entity.

5.13                Compliance with Laws.

Each Company Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any federal, state or local government or any Regulatory Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 5.13 of the Company Disclosure Schedules:

(a)        none of the Company Entities is, or at any time since December 31, 2003 has been, in Default under any of the provisions of its certificate or articles of incorporation or bylaws (or other governing instruments);

(b)        each of the Company Entities is, and since December 31, 2003 has been, (i) in compliance in all material respects with all applicable Laws (including the Health Insurance Portability and Accountability Act of 1996 (as amended)) and Orders, and (ii) in compliance with the terms of the Permits, except for failures to comply with such Permits that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(c)        none of the Company Entities at any time since December 31, 2003, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority (i) asserting that any Company Entity is not, or may not be, in compliance with any Laws or Orders in all material respects, (ii) threatening to revoke any Permits, the revocation of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) requiring any Company Entity to enter into or Consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.14                Labor Relations.

Except as set forth in Section 5.14 of the Company Disclosure Schedules, no Company Entity is the subject of any Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or seeking to compel it or any other Company Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to the Company’s relationship or dealings with its employees, any labor organization or any other employee representative. No employee of any Company entity is represented by any labor organization, union or association. There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or, to the Knowledge of Company, threatened and there has been no such actions or disputes in the past five years. Except as set forth in Section 5.14 of the Company Disclosure Schedules or as required by Law, to the Knowledge of the Company, in the past five years, there have not been any attempt by any Company Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity. Except as set forth in Section 5.14 of the Company Disclosure Schedules or as required by applicable Law, the employment of each employee of each Company Entity is terminable at will by the relevant Company Entity without any penalty, liability or severance obligation incurred by any Company Entity. Except as set forth in Section 5.14 of the Company Disclosure Schedules, no Company Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date for change of control payments or severance obligations.

5.15                Employee Benefit Plans.

(a)                        Section 5.15(a) of the Company Disclosure Schedules sets forth a list of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or ERISA Affiliate thereof or under which the Company has any obligation or Liability, contingent or otherwise (collectively, the “Company Benefit Plans”).

(b)        The Company has delivered or made available to Parent prior to the execution of this Agreement true and complete copies of the Employee Benefit Plans including (i) all trust agreements or other funding arrangements for such Employee Benefit Plans, (ii) the most recent determination letter and all rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”) or the United States Department of Labor (“DOL”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year to the extent applicable and the three preceding plan years and (v) the most recent summary plan descriptions and any material modifications thereto.

(c)        Each Company Benefit Plan is in compliance with the terms of such Company Benefit Plan and the Internal Revenue Code, ERISA and all other applicable Laws in all material respects. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect. To the Knowledge of the Company, nothing has occurred since the date of the applicable determination letter that could reasonably be expected to have a material adverse effect on the qualified status of any such plan or the exempt status of any applicable trust. The Company has not received any communication (written or unwritten) from any Regulatory Authority questioning or challenging the compliance of any Company Benefit Plan with applicable Laws. Within the past three calendar years, no Company Benefit Plan has been, nor is any Company Benefit Plan currently being, audited by a Regulatory Authority.

(d)        There has been no written, or to the Company’s Knowledge, oral representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Company which is not substantially in accordance with the written or otherwise preexisting material terms and provisions of such plans. Neither the Company nor any employee of the Company who is an administrator or fiduciary of any Company Benefit Plan (or, to the Company’s Knowledge, any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Company or Parent to any direct or indirect material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no material unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no material action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Company Benefit Plan.

(e)        Except as disclosed in Section 5.15(e) of the Company Disclosure Schedules, all Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL and distributed to participants of the Company Benefit Plans (as required by Law) and there have been no material changes in the information set forth therein (in each case, except as may be required by Law).

(f)         No Company Entity has, and, to the Company’s Knowledge, no other “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Company Benefit Plan has, engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(g)        The Company and its ERISA Affiliates have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j)), (ii) a “multiemployer plan” (as defined in ERISA Sections 3(37) or 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)). The Company and its ERISA Affiliates have not incurred and, to the Company’s Knowledge, there are no circumstances under which any of such Persons could reasonably incur, any Liability under Title IV of ERISA.

(h)        Except as disclosed in Section 5.15(h) of the Company Disclosure Schedules, no Company Entity has any Liability for retiree health or life benefits under any of the Company Benefit Plans except (i) to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B or state or local Law or (ii) disability benefits under a welfare plan that is fully covered by insurance. All health benefits currently provided to an employee of a Company Entity are provided under an accident or health insurance policy.

(i)         Except as disclosed in Section 5.15(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any person to any benefit under any Company Benefit Plan, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or (iv) entitle any individual to payments that would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code.

(j)         The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries have been fully reflected in all material respects on the Company Financial Statements to the extent required by, and in accordance with, GAAP.

(k)        All current employees of each Company Entity that are participating in (or eligible to participate in) any Company Benefit Plan are common-law employees of a Company Entity. Any individual who performs services for a Company Entity and is not treated as an employee for federal income Tax purposes by such Company Entity is not an employee for any purpose including for Tax withholding or Company Benefit Plan purposes.

(l)         Each “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company is in reasonable good faith compliance with Section 409A of the Internal Revenue

Code and the published applicable guidance thereunder. Except as expressly set forth on Section 5.15(l) of the Company Disclosure Schedules, no Company Benefit Plan that is a nonqualified deferred compensation plan (but solely to the extent attributable to deferred compensation that was earned and vested (within the meaning of Code Section 409A and the published applicable guidance thereunder) as of December 31, 2004) has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

5.16                Material Contracts.

Except as disclosed in Section 5.16 of the Company Disclosure Schedules, as of the date of this Agreement, none of the Company Entities, nor any of their respective material Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract that (A) restricts the Company’s or any of its Subsidiaries’ right to terminate the employment of any employee without cause or without a specified notice period or (B) obligates the Company or any of its Subsidiaries to pay severance to any employee of the Company or any of its Subsidiaries upon termination of such employee’s employment with the Company or any of its Subsidiaries or to pay any Person a bonus or other remuneration upon a change of control or similar event (including the transactions contemplated by this Agreement), (ii) any Contract relating to the borrowing of money or extension of credit by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any other Contract or amendment thereto that would be required to be filed under Items 601(b)(4), (9) and (10) of Regulation S-K promulgated by the SEC as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement, (v) any Contract involving annual expenditures or payments to or from any Company Entity in excess of $75,000 or any Contract not cancelable without penalty by any Company Entity within three years, (vi) any Contract for the acquisition sale, lease or license of material properties or assets of any Company Entity outside the ordinary course of business consistent with past practice (by merger, purchase or sale of Assets or stock or otherwise), (vii) any Contract evidencing obligations secured by a Lien, or interest rate, currency or commodities hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company Entities under such Contract are greater than $75,000, (viii) any material Contract pursuant to which any Company Entity is subject to or the beneficiary of continuing indemnification, “earn-out,” or other contingent payment obligations, other than such Contracts entered into in the ordinary course of business consistent with past practice, (ix) any Contract between or among a Company Entity, on the one hand, and any of the Company Entities, on the other hand, other than Company Benefit Plans or other compensation plans or immaterial agreements, (x) any Contract relating to a material joint venture, material partnership or other arrangement that is material involving a sharing of profits, losses, costs or liabilities with another person, (xi) any Contract with respect to Company Common Stock and (xii) any Contract that relates to capital expenditures by the Company in excess of $75,000 (together with all Contracts referred to in Sections 5.10 and 5.15(a), the “Company Contracts”). With respect to each Company Contract and except as disclosed in Section 5.16 of the Company Disclosure Schedules: (A) the Contract is in full force and effect and is legal, valid and binding on each Company Entity party thereto and, to the Knowledge of the Company, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity; (B) no Company Entity is in Default thereunder, other than Defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (C) no Company Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder. A true, correct and complete copy of each Company Contract has been provided or made available to Parent prior to the date hereof.

5.17                Government Contracts.

(a)        Section 5.17(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all contracts entered into since December 31, 2003 between the Company and/or any Company Subsidiary and any Regulatory Authority that provide or provided for annual payments in excess of $75,000 to any of the Company Entities (“Government Contracts”), true, complete and correct copies of which have been made available to Parent.

(b)        Except as set forth in Section 5.17(b) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any current material dispute relating to a Government Contract. Except as set forth on Section 5.17(b) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has received notice from the Regulatory Authority that is counterparty in any such Government Contract (“Official Notice”) that the Company or any Company Subsidiary has breached or violated any applicable Law, certification, representation, clause, provision or requirement with respect to any Government Contract. There is no current or, to the Knowledge of the Company, threatened Litigation against the Company or any Company Subsidiary arising out of or relating to any Government Contract. Neither the Company nor any Company Subsidiary has received an Official Notice that constitutes a cure notice, a show cause notice, a suspension of work notice or a stop work order with respect to any Government Contract.

(c)        Except as set forth in Section 5.17(c) of the Company Disclosure Schedules, neither any Regulatory Authority nor any other Person has given Official Notice to the Company or any Company Subsidiary that the Company, any Company Subsidiary, or any of its or their directors, officers, agents or employees have breached or violated any applicable Law, certification or regulation relating to any Government Contract.

(d)        With respect to each Government Contract, except as set forth in Section 5.17(d) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has been challenged by any Regulatory Authority as to any cost incurred by the Company or any Company Subsidiary and no such cost been the subject of any audit or investigation by any Regulatory Authority, or disallowed by any Regulatory Authority. No payment due to the Company or any Company Subsidiary relating to any Government Contract has been withheld or set off (except to the extent such withholding or setting off is in the ordinary course of business), nor has any claim been made by any Regulatory Authority to withhold or set off (except to the extent such withholding or setting off is in the ordinary course of business) money due to the Company or any Company Subsidiary under a Government Contract.

(e)        Except as set forth in Section 5.17(e) of the Company Disclosure Schedules, the Company and the Company Subsidiaries have complied in all material respects with the terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law. The Company and the Company Subsidiaries have, with respect to all Government Contracts (i) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such Government Contract and (ii) submitted certifications and representations with respect to each such Government Contract that were in all material respects accurate, current and complete when submitted, and were properly updated in all material respects to the extent required by Law or the applicable Government Contract, except where failure to submit any such certificate or representation would not reasonably be expected to have a Company Material Adverse Effect.

(f)         Except as set forth in Section 5.17(f) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has received Official Notice of any warranty claims relating to any Government Contract other than in the ordinary course of business.

(g)        Neither the Company nor any Company Subsidiary has received Official Notice of any unfavorable past performance assessments, evaluations or ratings relating to any Government Contract.

(h)        Except as set forth in Section 5.17(h) of the Company Disclosure Schedules, no Government Contracts are subject to any right of set off, except as provided under applicable Law. Neither the Company nor any Company Subsidiary has received any written Official Notice that monies due under any Government Contract are or may be subject to withholding or set off.

(i)         Except as set forth in Section 5.17(i) of the Company Disclosure Schedules, during the past three (3) years, neither the Company nor any Company Subsidiary has been or is now being audited or, to the Knowledge of the Company, investigated, by any Regulatory Authority in respect of any Government Contract.

(j)                                           Neither the Company, the Company Subsidiaries, nor, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s officers, directors or employees, has knowingly or recklessly provided to any Person any materially false or misleading information with respect to the Company, the Company Subsidiaries, or any of its or their officers, directors, equity holders or employees, in connection with the procurement of, performance under or renewal of, any Government Contract.

5.18                Customer and Supplier Relationships.

(a)        Section 5.18 of the Company Disclosure Schedules sets forth the fifty (50) largest customers by dollar volume of the Company (“Customers”), and the ten (10) largest suppliers by dollar value of the Company (“Suppliers”), in each case during the Company’s fiscal year 2006 as of the date of this Agreement.

(b)        Except as set forth in Section 5.18(b) of the Company Disclosure Schedules, there exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any change in, the business relationship that any of the Customers or Suppliers has with the Company or any Company Subsidiary that has had, or would reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, no Customer or Supplier has experienced any work stoppage or other circumstance or condition that has had or would reasonably be expected to have a Company Material Adverse Effect or that has had, or would reasonably be expected to have, a material adverse effect on the Company’s or any Company Subsidiary’s future relationship with any such Customer or Supplier. There are no pending material disputes or controversies between the Company or any Company Subsidiary and any Customer or Supplier. No Customer of the Company or any Company Subsidiary has any right to any credit or refund for products sold or services rendered or to be rendered by the Company or any Company Subsidiary pursuant to any Contract, understanding or practice of the Company or any Company Subsidiary other than pursuant to the normal course return policy of the Company or any Company Subsidiary.

5.19                Legal Proceedings.

Section 5.19 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete list of all Litigation instituted or pending, or, to the Knowledge of the Company, threatened against any Company Entity, none of which (i) involves, in any individual case, a claim for monetary damages in excess of $100,000, (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iii) would prohibit or materially restrict the ability of the Company Entities to operate their consistent with past practice, nor are there any Orders outstanding against any

Company Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.20                Insurance.

Section 5.20 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete list of all material insurance policies owned or held by the Company Entities. With respect to each such material insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, in each case in all material respects; (ii) all premiums due and payable under such policies have been fully paid to date, (iii) no Company Entity is in material breach or Default under the policy and (iv) no notice of cancellation, termination or modification has been received other than in connection with ordinary renewals.

5.21                State Takeover Laws.

Each Company Entity has taken all necessary action to exempt the execution, delivery and performance of this Agreement and the Voting Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 203 of the DGCL (collectively, “Takeover Laws”).

5.22                No Brokers.

Except for William Blair & Company, LLC (“William Blair”) and its Affiliates (the amounts of which have been disclosed to Parent prior to the date hereof), no Company Entity has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and no Company Entity is otherwise obligated to pay any such fee, commission or other payment, and the Company has no Knowledge of any basis for any claim by any Person for the payment of such fee, commission or other payment.

5.23                Opinion of Financial Advisor.

The Board of Directors of the Company (or the Special Committee) has received the executed opinion letter of William Blair or its Affiliate, dated the date of this Agreement (the “Fairness Opinion”), to the effect that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, and an execution copy of such Fairness Opinion has been provided to Parent and the Company has not been informed of any changes, amendments, supplements, or withdrawals to be made with respect to the Fairness Opinion. The Company has been authorized by William Blair to permit the inclusion of the Fairness Opinion in its entirety and/or references thereto in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to William Blair and its counsel.

5.24                Board Recommendation.

The Board of Directors of the Company, upon the unanimous vote of all members present at a meeting duly called and held, has (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, are advisable, are fair to and in the best interests of the Company and its stockholders and has approved, adopted and declared advisable this Agreement the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) resolved to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the other Transaction Documents and approve the Merger (the “Company Board Recommendation”) and (iii) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption. The Special Committee has been validly and duly formed by the Board and the Special Committee is comprised of the following members of the Board of Directors of the Company: Frank Calcagno, John Gallagher, Yacov Shamash, and Joseph Sicinski.

5.25                Charter Provisions.

Each Company Entity has taken all action so that the entering into of this Agreement and the other Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

5.26                Information to be Supplied.

None of the information supplied or to be supplied by any Company Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company stockholders in connection with the Stockholders’ Meeting, the Schedule 13E-3, if applicable, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when filed and when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement and the Schedule 13E-3, if applicable, or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied solely by Parent or Merger Sub for inclusion or incorporation by reference.

5.27                Receivables and Payables.

(a)        All the accounts receivable and notes receivable owing to the Company and its Subsidiaries as of the date of this Agreement constitute, and as of the Closing will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof other than such as have arisen or will arise in the ordinary course of business and for which adequate reserves have been established in the Company Financial Statements. Except as set forth on Section 5.27(a) of the Company Disclosure Schedules, as of the date of this Agreement, (i) all accounts and notes receivable are good and collectible in the ordinary course of business consistent with past practice at the aggregate recorded amounts thereof net of such reserves as have been established in the Company Financial Statements; (ii) no account debtor or note debtor is delinquent in its payment by more than ninety (90) days; (iii) no account debtor or note debtor has refused or, to the Knowledge of the Company, threatened to refuse, to pay its obligations for any reason other than as adequately reserved for in the Company Financial Statements; (iv) to the Knowledge of the Company, no account debtor or note debtor is insolvent or bankrupt; (v) no account receivable or note receivable has been pledged to any third party by the Company or its Subsidiaries and (vi) to the Knowledge of the Company, no customer has changed or intends to change its accounts payable policy in a manner adverse to the Company or its Subsidiaries.

(b)        All accounts payable and notes payable by the Company and its Subsidiaries to third parties as of the date of this Agreement arose, and as of the Closing will have arisen, in the ordinary course of business, and, except as set forth on Section 5.27(b) of the Company Disclosure Schedules there is no such account payable or note payable delinquent in its payment, except those contested in good faith and for which adequate reserves have been established in the Company Financial Statements. Neither the Company nor its Subsidiaries has altered its payment policies or practices since December 31, 2005.

5.28                Related Party Transactions.

There are no outstanding amounts payable to or receivable from, and no Company Entity is otherwise a creditor or debtor to, or party to any contract, agreement or transaction with any beneficial owner of 5% or more of the Company Common Stock or any director, officer, employee or Affiliate of the Company Entities, or to the Knowledge of the Company, any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

5.29                Listing and Maintenance Requirements.

The Company Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Company Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as specified in the Company SEC Reports or as set forth on Section 5.29 of the Company Disclosure Schedules, the Company has not, in the two (2) years preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements for continued listing of the Company Common Stock on the applicable Trading Market, including the eligibility rules thereunder.

5.30                Accountants.

The Company’s accountants are Marcum & Kliegman LLP. Marcum & Kliegman LLP, who the Company expects will express their opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2006, is an independent registered public accounting firm as required by the Securities Act and registered with the Public Company Accounting Oversight Board. The Company expects such accounting firm to consent to the inclusion of their opinion on such financial statements into the registration statement and the prospectus which forms a part thereof.

5.31                No Manipulation of Stock.

The Company has not taken and will not take, any action designed to or that could reasonably be expected to cause or result in manipulation of the price of the Company Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Company Common Stock.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

6.1                       Organization, Standing and Power.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Parent and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The certificate of incorporation and bylaws of each of Parent and Merger Sub have been made available to the Company for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.

6.2                       Authority; No Breach By Agreement.

(a)        Each of Parent and Merger Sub has the corporate power and authority necessary to execute, deliver and perform this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Sub. This Agreement and the other Transaction Documents represent a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

(b)        Neither the execution and delivery of this Agreement and the other Transaction Documents by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, nor compliance by each of Parent and Merger Sub with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provision of Parent’s certificate of incorporation or bylaws, (ii) conflict with or result in a breach of any provision of the articles of incorporation or bylaws or equivalent organizational documents of any Parent Subsidiary (including Merger Sub), or (iii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien (other than pursuant to the credit agreement entered into in connection with the Debt Financing or Alternative Financing) on any Asset of any Parent Entity (with or without notice or lapse of time, or both) under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

(c)        Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and any other applicable foreign pre-merger notification or competition laws, rules or regulations, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

6.3                       Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, nor are there any Orders outstanding against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.4                       Stock Ownership.

Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

6.5                       No Brokers.

No Parent Entity has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and no Parent Entity is otherwise obligated to pay any such fee, commission or other payment, and Parent has no knowledge of any basis for any claim by any Person for the payment of such fee, commission or other payment.

6.6                       Information to be Supplied.

None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company stockholders in connection with the Stockholders’ Meeting, the Schedule 13E-3, if applicable, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when filed and when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement and the Schedule 13E-3, if applicable, or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting.

6.7                       Financing.

(a)        The Parent has delivered to the Company a true, complete and correct copy of the debt commitment letter, dated as of the date hereof, from Wells Fargo Foothill, Inc. (the “Lender”) to an Affiliate of Parent (the “Debt Commitment Letter”) pursuant to which the Lender has committed, upon the terms and subject to the conditions set forth therein, to provide credit facilities in the amount of $55.0 million (including a $5.0 million revolver) in connection with the transactions contemplated by this Agreement.

(b)        The Debt Commitment Letter, in the form delivered to the Company, is in full force and effect and constitutes a legal, valid and binding obligation of Parent to the extent of its terms and, to the knowledge of Parent, the Lender. All commitment fees required to be paid thereunder have been and will be duly paid in full when due. As of the date hereof, there is no existing default or breach on the part of Parent, or, to the Parent’s knowledge, the Lender. As of the date hereof, Parent does not believe that it will be unable to satisfy in a timely basis any term or condition of Closing to be satisfied by it contained in the Debt Commitment Letter. The aggregate proceeds contemplated by the Debt Commitment Letter, if and when funded immediately prior to the Effective Time in accordance with the Debt Commitment Letter, together with the proceeds of the Equity Financing, Rollover Contribution or any other exchange similar to the Rollover Contribution and available unrestricted cash of the Parent and Merger Sub, will be sufficient for Parent and the Merger Sub to pay the aggregate Merger Consideration, the aggregate Option Settlement Payment and the aggregate Warrant Settlement Payment, and the fees and expenses incurred in connection with the transactions contemplated thereby. The obligation of the Lender to fund the commitments under the Debt Commitment Letter is not subject to any conditions other than as set forth or referred to in the Debt Commitment Letter.

ARTICLE VII

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1                       Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or as required by Law, the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, (A) operate its business only in the ordinary course consistent with past practice, (B) use reasonable best efforts to preserve intact its business organization and material Assets and keep available the services of their present officers and employees, and (C) not knowingly take any action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2                       Negative Covenants of the Company.

From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly required or contemplated herein or as required by Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)        amend the certificate of incorporation, bylaws or other governing instruments of any Company Entity;

(b)        (i) incur, create or assume any additional debt obligation or other obligation for borrowed money (other than indebtedness between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries) in excess of an aggregate of $75,000 (for the Company Entities on a consolidated basis) or guarantee any indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person, or (ii) impose, or suffer the imposition, on any material Asset of any Company Entity of any material Lien or permit any such Lien to exist (other than in connection with Permitted Liens or Liens in effect as of the date hereof that are disclosed in Section 7.2(b) of the Company Disclosure Schedules);

(c)        repurchase, redeem or otherwise acquire or exchange (other than exchanges or exercises in the ordinary course under employee benefit plans), directly or indirectly, any shares or any securities convertible into or exchangeable for any shares, of the capital stock of any Company Entity;

(d)        except as contemplated in this Agreement, or pursuant to the exercise of stock options or the conversion of other convertible securities outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof or as revised pursuant to the terms of Section 3.4 of this Agreement, or as disclosed in Section 7.2(d) of the Company Disclosure Schedules, issue, grant, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant or other Equity Right, including pursuant to the Company Stock Plans;

(e)        adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, license, sublicense, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or (ii) any Asset other than in the ordinary course of business consistent with past practice for reasonable and adequate consideration;

(f)         except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any investment in excess of an aggregate of $75,000, either by purchase of stock of securities, contributions to capital, merger, consolidation, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(g)        grant any increase in compensation, severance, bonus, welfare or other benefits to the current or former officers of the Company or any of its Subsidiaries, except in accordance with past practice or as required by Law or Contract in effect as of the date hereof; pay any severance or termination pay or any bonus other than pursuant to past practices, written policies or written Contracts in effect on the date of this Agreement; or enter into or amend any severance agreements with officers of the Company or any of its Subsidiaries who are not currently eligible for such agreements; grant any material increase in fees or other increases in compensation or other benefits to directors of the Company except as disclosed in Section 7.2(g) of the Company Disclosure Schedules;

(h)        enter into or amend any employment Contract between any Company Entity and any Person having a base salary thereunder in excess of $75,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)         adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Company Entity (other than any such change that is required by Law or that, in the opinion of counsel, is necessary to maintain the tax qualified status of any such plan), or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans;

(j)         make any change in any method of reporting income or deductions for Tax purposes or accounting methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP that become effective subsequent to the date of this Agreement;

(k)        file any amended Tax Return or make, change or rescind any express or deemed Tax election (including any election for any joint venture, partnership, limited liability company or other investment where the Company Entities have the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), or settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or participate in discussions with a Tax authority to facilitate such a settlement or compromise;

(l)         commence any Litigation other than in accordance with past practice, pay, discharge or settle any Litigation involving any Liability of any Company Entity for amounts in excess of $75,000 or that restrict the ability of the Company to do business in any material respect;

(m)      except in the ordinary course of business or as contemplated in Section 7.2(m) of the Company Disclosure Schedules, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $1,000,000) or waive, release, compromise or assign any material rights or claims;

(n)        declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

(o)        adopt a plan of complete or partial liquidation or dissolution or restructuring, recapitalization or other reorganization;

(p)        make any loans or advances to any Person other than the Company or any wholly-owned Subsidiary of the Company, except for loans or advances to employees in the ordinary course of business consistent with past practice;

(q)        accelerate the payment of accounts receivables or delay the payment of any accounts payable other than in the ordinary course of business consistent with past practice;

(r)        extend discounts off published list prices except in the ordinary course of business;

(s)        fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the material owned Intellectual Property;

(t)         make, authorize, or permit any Company Subsidiary to make or authorize any capital expenditures which are in the aggregate greater than 120% of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget for fiscal year 2006 which budget has previously been made available to the Parent;

(u)        enter into, renew or amend in any material respect any Contract, transaction, agreement, arrangement or understanding between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act; or

(v)        agree, authorize or commit to do any of the foregoing.

7.3                       Reports.

Each of the Company and Parent shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time. If financial statements are contained in any such reports filed by the Company with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may be subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect. As of their respective dates, such reports filed with the SEC will comply in all material respects with the applicable Securities Laws. Without limiting the generality of the foregoing, the Company shall, on or before 5:00 p.m. Eastern time on the fourth (4th) business day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to Parent, disclosing all such information required to be disclosed pursuant to the rules and regulations of the SEC, including the material terms of the transactions contemplated hereby, and shall attach all appropriate documentation thereto.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1                       Proxy Statement; Stockholder Approval.

(a)        As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare and file the preliminary Proxy Statement and a Rule 13e-3 Transaction Statement on Schedule 13E-3, if applicable, (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) with the SEC, shall use its reasonable efforts to cause the preliminary Proxy Statement to be cleared by the SEC and thereafter mail the Proxy Statement and all other proxy materials required in connection with such meeting to its stockholders as soon as practicable. The Company shall give Parent and its counsel a reasonable opportunity to review the preliminary Proxy Statement and the Schedule 13E-3, if applicable, prior to its being filed with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall promptly notify Parent of the receipt of any comments of the SEC staff with respect to the Proxy Statement or the Schedule 13E-3, if applicable, and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent as promptly as reasonably practicable, and in any event within one business day, copies of all written correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement or the Schedule 13E-3, if applicable. If comments are received from the SEC staff with respect to the Proxy Statement or the Schedule 13E-3, if applicable, the Company shall respond as promptly as reasonably practicable to such comments. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to each of the preliminary and the definitive Proxy Statement and the Schedule 13E-3, if applicable, and all comments from the SEC and responses thereto prior to their being filed with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent shall furnish to the Company all information concerning it that the Company may reasonably request in connection with the Proxy Statement and the Schedule 13E-3, if applicable. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable thereafter, to its stockholders of record, as of the record date established by the Board of Directors of the Company. Notwithstanding the foregoing, the Company shall not file or mail the preliminary or definitive Proxy Statement (or any amendment or supplement thereto) or respond to the comments of the SEC with respect thereto prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Parent and the Company shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws, including filings required under SEC Rule 14a-12.

(b)        The Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”), to be held as soon as reasonably practicable after the Proxy Statement and the Schedule 13E-3, if applicable, are cleared by the SEC, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger and such other related matters as it deems appropriate (the “Company Stockholder Approval) and shall use its reasonable best efforts to obtain the Company Stockholder Approval. Once the Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Stockholders’ Meeting without Parent’s consent. Subject to Section 10.1(g), the Board of Directors of the Company shall submit this Agreement to its stockholders, whether or not the Board of Directors of the Company at any time changes, withdraws or modifies its Company Board Recommendation. Subject to Section 10.1(g), without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 8.2(b), shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) the Company agrees that its obligations pursuant to this Section 8.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal.

(c)        Except to the extent provided in Section 8.2(d): (i) the Board of Directors of the Company (or the Special Committee) shall make the Company Board Recommendation to the stockholders at the Stockholders’ Meeting and the Board of Directors of the Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or Consent of the Company stockholders required by the DGCL and the Company’s certificate of incorporation and bylaws, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company stockholders vote in favor of approval and adoption of this Agreement and approval of the Merger at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

8.2                       Other Offers.

(a)        The Company agrees that it shall not, and shall cause its Subsidiaries and its Representatives and its Subsidiaries’ Representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate, propose or induce any inquiry with respect to, or the making, submission or announcement of any inquiries, offers or proposals relating to, any Acquisition Proposal, (ii) initiate, enter into, explore, maintain, participate in or continue any discussions or negotiations with any Person regarding an Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or furnish or disclose to any Person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with or in response to an Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend or propose or determine to approve endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 8.2(d)), or (v) approve, endorse or recommend, or propose or determine to approve, endorse or recommend or enter into any agreement in principle, arrangement, understanding, term sheet, letter of intent or contract relating to any Acquisition Proposal or transaction contemplated thereby (except as permitted pursuant to Sections 8.2(d)).

(b)        As soon as reasonably practicable (and in any event within one business day) after receipt by the Company or any of its Subsidiaries (including through a notification by its representatives) of any Acquisition Proposal or any request for information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or “Group” (as such term is defined under Section 13(d) of the Exchange Act) making any such Acquisition Proposal, request or inquiry and a copy of such proposal, request or inquiry, if in writing (or, where such proposal, request or inquiry was not in writing, a description of the terms of such proposal, request or inquiry), and any written material submitted in connection with such proposal request or inquiry. Upon receipt of an Acquisition Proposal, the Company shall (i) provide Parent as promptly as reasonably practicable (and in any event within one business day) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry, and any communications related thereto (including with respect to the terms of any such proposal, request or inquiry and whether such proposal, request or inquiry has been modified or withdrawn) and (ii) provide Parent as promptly as reasonably practicable (and in any event, within one business day after receipt or delivery thereof) with copies of all correspondence and other written materials sent or provided to the Company or any of its Subsidiaries or its or their directors, employees, agents or Representatives from any third party or its agents or Representatives in connection with any such proposal, request or inquiry or that was sent or provided by the Company or its Subsidiaries or its or their directors, employees, agents or Representatives to any third party or its agents or Representatives in connection with such proposal, request or inquiry. The Company shall provide any information to Parent that it is providing to any third party pursuant to this Section 8.2(b) at the same time it provides such information to such other third party. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any third party after the date hereof that prohibits the Company or any of its Subsidiaries from providing such information to Parent.

(c)        Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party at any time prior to the Company Stockholder Approval being obtained and its Board of Directors (or the Special Committee) has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that as soon as reasonably practicable (and in any event within one business day) prior to entering into negotiations with such third party, it gives Parent written notice of the its intention to enter into negotiations with such third party.

(d)        In response to the receipt of an Acquisition Proposal that the Board of Directors of the Company (or the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal advisors, constitutes a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Acquisition Proposal), the Board of Directors of the Company may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the Company Board Recommendation, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company (or the Special Committee), a “Change of Recommendation”), if all of the following conditions are met: (i) a Superior Proposal with respect to it has been made and has not been withdrawn; (ii) the Company Stockholder Approval has not been obtained; (iii) it has determined, after consultation with its financial advisors and outside legal counsel, that such action is necessary to comply with the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law; (iv) it shall have (A) provided to Parent written notice at least 5 business days prior to taking such action which shall state expressly (1) that it has received a Superior Proposal (and provided Parent with the terms and provisions of the Superior Proposal and copies of such agreements and/or documents providing for the Superior Proposal), (2) the identity of the Person or Group making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) made available to Parent all nonpublic information (to the extent such nonpublic information has not been previously so furnished) made available to the Person or Group making the Superior Proposal in connection with such Superior Proposal; and (v) it shall not have breached in any material respect any of the provisions set forth in Section 8.1 or this Section 8.2.

(e)        Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to its stockholders, to the extent required by applicable Law, a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement; provided, further, that in any such disclosure document or communication prepared, filed, issued or made in conjunction with the compliance by the Company, the Board of Directors of the Company or any committee thereof with such rules or regulations as set forth in this Section 8.2(e), the Board of Directors of the Company (or any committee thereof) shall, except as expressly permitted by Section 8.2(d), re-affirm its recommendation to the Company’s stockholders to adopt this Agreement and approve the Merger (including the Company Board Recommendation).

(f)         The Company shall, and shall cause its Subsidiaries, Representatives and Affiliates to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted on or prior to the date hereof with respect to any Acquisition Proposal or any proposal or discussion that could reasonably be expected to lead to an Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly, and in any event within three business days after the date hereof, inform the Persons referred to in the first sentence of Section 8.2(a) of this Section 8.2. The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 8.2 by any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed a breach of this Section 8.2 by the Company.

8.3                       Antitrust Notification; Consents of Regulatory Authorities.

(a)        To the extent required by the HSR Act, each of the Parties will, within a reasonable period of time, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the

Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve, such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws; or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order; provided, however, that no Party shall be required to sell, or otherwise dispose, of any businesses or material Assets or take any action that would materially and adversely effect or otherwise impair such Party’s business or financial condition. Parent shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.

(b)        The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.4                       Filings with State Offices.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Parent, the Company and Merger Sub shall execute and file the Certificate of Merger (in form and substance satisfactory to Parent) with the Secretary of State of the State of Delaware in connection with the Closing.

8.5                       Agreement as to Efforts to Consummate.

(a)        Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article IX; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

(b)        The Company agrees to use reasonable best efforts to take, or cause to be taken, or assist Parent in taking, all action necessary to obtain all Consents required for, and to effect all necessary registrations and filings and submissions of information requested or required by any Regulatory Authority in connection with, the transactions contemplated hereby, including any novation of the Company’s or any of its Subsidiaries’ obligations under any Government Contract.

(c)        The Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers and employees to provide, reasonable cooperation as reasonably requested by Parent or Merger Sub in connection with the arrangement and consummation of, and the negotiation of agreements with respect to, the third party debt financing (the “Debt Financing”) to be obtained by the Parent or Merger Sub in connection with the transactions contemplated hereby as described in the Debt Commitment Letter, or in connection with any Alternative Financing (defined below). Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Debt Commitment Letter or the arrangements therefor prior to the Effective Time. If Parent has been notified by any or all of the lenders party to the Debt Commitment Letters that funds will not be available pursuant to the Debt Commitment Letters so as to enable Parent to proceed with the Closing by the Closing Date for reasons other than (i) the occurrence of a Company Material Adverse Effect or (ii) the actual or anticipated failure of the conditions to the Closing set forth in Section 9.1 to be satisfied or the actual or anticipated failure by the Company to satisfy the conditions to Closing set forth in Section 9.2, then Parent shall use its commercially reasonable efforts to obtain alternative debt financing (“Alternative Financing”) from a Person that is not an Affiliate of Parent in an amount at least sufficient to consummate the transactions contemplated by this Agreement by the Closing Date; provided, however, that in no event shall Parent be required to obtain Alternative Financing on terms that are materially less favorable to Parent or the Company than the terms set forth in the Debt Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its respective commercially reasonable efforts to arrange the Debt Financing or any Alternative Financing in accordance with this Section 8.5. Parent or Merger Sub shall not amend the Debt Commitment Letter so as to provide for any additional closing conditions without the prior written consent of the Company.

8.6                       Investigation and Confidentiality.

(a)        Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests upon reasonable notice and during normal business hours, provided that such investigation shall be related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

(b)        In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)        Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse

Effect, as applicable; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

8.7                       Press Releases.

Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of, and will provide each other the opportunity to review and comment on, any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law (in which case such Party shall promptly inform the other parties hereto of such compelled disclosure).

8.8                       Intentionally Omitted.

8.9                       Charter Provisions.

Each Company Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

8.10                Indemnification.

(a)        From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, or acting on behalf of the Company or any Subsidiary whether or not in such capacity, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations, except to the extent such the Indemnified Parties acted with gross negligence or willful misconduct. Each Indemnified Party will be entitled, subject to applicable Law, to advancement of expenses reasonably incurred in connection with the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation pursuant, and subject, to the terms of Section 8.10(b).

(b)        Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.10, upon learning of any such claims, shall promptly notify Parent and the Surviving Corporation thereof; provided that any delay in notification will not release or discharge the indemnification obligation except to the extent, if any, that such delay has actually prejudiced the Parent or Surviving Corporation. In the event of any such claims which relate to any Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (except as provided below); provided, that Parent and the Surviving

Corporation shall be obligated pursuant to this Section 8.10(b) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party (i) when and if a court of competent jurisdiction shall have determined by final non-appealable judgment that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or (ii) to the extent that a court of competent jurisdiction shall have determined by final non-appealable judgment that such the Indemnified Parties acted with gross negligence or willful misconduct. In any case where the Parent or Surviving Corporation shall have assumed the defense, the Indemnified Parties shall have the right to participate therein, and shall have the right to employ their own counsel which shall be at their own expense unless (i) the Parent, Surviving Corporation and the Indemnified Parties mutually agree to the retention of the same counsel, in which case such counsel shall be retained at the expense of the Parent or Surviving Corporation or (ii) the named parties to such claim include both the Parent and Surviving Corporation, on the one hand, and an Indemnified Party, on the other hand, and the Indemnified Party shall have been advised that in the reasonable opinion of counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Parent and Surviving Corporation and that the assertion of such defenses may create a conflict of interest such that it would be inappropriate for counsel to the Parent and Surviving Corporation to represent the Indemnified Party, in which case such counsel shall be retained at the expense of the Parent or Surviving Corporation.

(c)        The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

(d)        Parent shall cause the Surviving Corporation (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect, to the extent available, for a period of six years after the Effective Time the Company’s existing directors’ and officers’ liability insurance policy (provided that Parent or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are no less favorable to such directors and officers or (ii) with the Consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that such insurance policies shall not be procured and/or maintained if the annual premium therefor shall be in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the “Insurance Cap”); provided further that if the annual premium shall exceed the Insurance Cap, then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained at a cost up to but not exceeding the Insurance Cap.

(e)        If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 8.10.

The provisions of this Section 8.10 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, by-law or agreement, and are intended to be for the benefit of, and shall be enforceable by, each of the Company’s director’s and officers who are currently covered by such applicable insurance and their respective heirs and representatives.

8.11                Access.

From the date hereof until the Effective Time, and subject to applicable Law, the Confidentiality Agreement and the terms of this Agreement, the Company shall, upon reasonable notice and during normal business hours in a manner that does not unreasonably disrupt or interfere with the business operations of the Company (i) give Parent and its Representatives and financing sources reasonable access, subject to Parent’s and the Company’s compliance with applicable Law, to the offices properties, books and records of the Company and the Subsidiaries and (ii) furnish to Parent, its Representatives and financing such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company Entities to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company may restrict the foregoing access to the extent that (i) in the reasonable judgment of the Company upon written advice from counsel, any Law, treaty, rule or regulation of any Regulatory Authority applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Company upon written advice from counsel, disclosure of any such information or document would result in the loss of the Company’s attorney-client privilege or (iii) in the reasonable judgment of the Company, such disclosure would result in a material breach of a Contract to which the Company or any of its Subsidiaries is a party on the date of this Agreement.

8.12                Further Assurances.

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, documents, instruments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

8.13                Stockholder Litigation.

The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors relating to the Merger or the other transactions contemplated hereby; provided that no such settlement shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld.

8.14                Notice of Events.

The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that would be reasonably likely to result in any of the conditions set forth in Article IX not being met or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

8.15                Delisting; Withdrawal of Registration.

(a)        Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Capital Market and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

(b)        Prior to the Effective Time, the Company shall take all action necessary to withdraw or otherwise cancel the Company’s filed registration statements (effective or otherwise) including registration statements on Form S-3, Form S-3/A, Form S-8 or other similar forms under the Securities Act filed with the SEC, including the filing of post-effective amendments as appropriate.

8.16                Payoff Letter.

Prior to the Effective Time, Bank of America, N.A. (“BOA”), as lender under that certain Revolving Credit and Term Loan Agreement dated as of October 7, 2005 (as amended, modified, restated or supplemented from time to time, the “Loan Agreement”) by and between the Company and BOA, shall have provided the Company with a payoff letter in form and substance reasonably satisfactory to Parent and Merger Sub that shall acknowledge, among other things, that (i) the Loan Agreement and all commitments thereunder shall have been terminated, (ii) any and all Liens held by BOA shall have been released and (iii) the Company and the Company Subsidiaries party to the Loan Agreement or any guaranty, pledge, security or other ancillary agreement executed in connection with the Loan Agreement (the “Ancillary Agreements”) shall have been released from any and all liabilities, guaranties, pledges, grants and other obligations under the Loan Agreement and the Ancillary Agreements, in each case subject to repayment of the aggregate principal amount outstanding under the Loan Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder in connection with such prepayment.

8.17                Employee Matters.

(a)        Except as otherwise provided in new employment or other agreements (including as contemplated by Section 9.2(j)), that are entered into by Employees of the Company on or after the date hereof, Employees of the Company as of the Effective Time (“Continuing Employees”) shall receive credit for all years of past service with the Company for purposes of accrual of vacation time and, to the extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation and vesting under any employee benefit plan, program or arrangement established or maintained by the Parent, Surviving Corporation or any of their respective Subsidiaries under which Continuing Employees may be eligible to participate on or after the Effective Time (“New Plans”). In addition and without limiting the generality of the foregoing, except as otherwise provided in new employment or other agreements (including as contemplated by Section 9.2(j)), that are entered into by Employees of the Company on or after the date hereof: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any Continuing Employee, the Surviving Corporation shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b)        Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of the Continuing Employees, and nothing in this Agreement shall obligate the Surviving Corporation to maintain the employment of any Continuing Employee for any period of time. Nothing in this Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any of the Company Benefit Plans in accordance with their terms.

(c)        The provisions of this Section 8.18 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, without limitation, any Continuing Employee), other than parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 8.18) under or by reason of any provision of this Agreement, and nothing herein, express or implied, is intended or shall be construed to amend or modify the terms or provisions of any Company Benefit Plan.

ARTICLE IX

CONDITIONS PRECEDENT

9.1                       Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.5:

(a)        Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.

(b)        Regulatory Approvals.   Other than filing the Certificate of Merger, all Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(c)        Legal Proceedings.   No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

9.2                       Conditions to Obligations of Parent.

The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.5(a):

(a)        Representations and Warranties.   For purposes of this Section 9.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies that are de minimus in amount). The representations and warranties set forth in Sections 5.21, 5.23, 5.24, and 5.25 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement

(excluding the representations and warranties set forth in Sections 5.3, 5.21, 5.23, 5.24, and 5.25) such that the effect of such inaccuracies (without regard to any materiality, or Company Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Performance of Agreements and Covenants.   Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)        Certificates.   The Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to the Company and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall reasonably request.

(d)        Absence of Company Material Adverse Effect.   There shall not have occurred after the date of this Agreement any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)        Dissenting Shares.   The total number of shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL shall not have exceeded 5% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

(f)         Consents and Approvals.   Each of the Consents set forth in Section 9.1(c) of the Company Disclosure Schedules shall have been obtained, as well as any and all Consents required to prevent any Default under any Contract or Permit of the Company Entities which, if not obtained or made, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)        Financing.   Parent shall have received the proceeds of the financings described in the Debt Commitment Letter or Alternative Financing, if applicable, in accordance with Section 8.5(c), (sufficient, when taken together with the proceeds of the Equity Financing and the Rollover Contribution, to pay the aggregate Merger Consideration, the aggregate Option Settlement Payments and the aggregate Warrant Settlement Payments payable pursuant to Sections 3.1 and 3.4, respectively); provided, that (i) this Section 9.2(g) shall not be a condition precedent to the consummation of the Parent’s obligations under this Agreement solely in the event that all conditions to the Debt Financing or Alternative Financing have been satisfied except those conditions solely in control of the Parent, the Insight Entities or the Bessemer Entities and those conditions that are not able to be satisfied solely because the conditions that are solely in control of the Parent, the Insight Entities or the Bessemer Entities have not been satisfied; and (ii) notwithstanding Section 9.2(g)(i), this Section 9.2(g) shall continue to be a condition precedent to the extent the failure to satisfy such conditions to the Debt Financing or Alternative Financing that are solely in control of the Parent, the Insight Entities or the Bessemer Entities is caused by any breach of this Agreement by the Company.

(h)        Fairness Opinion.   The Company shall have delivered to Parent an executed copy of the Fairness Opinion.

(i)         Resignations.   Parent and Merger Sub shall have received resignations, dated and effective as of the Closing Date, of the individual directors and officers of the Company and the Company Subsidiaries identified in writing by Parent prior to the Closing Date.

(j)         Employment Agreements.   On or prior to the Closing Date, the Company and each of James Conway and Anthony Grisanti, shall have executed and delivered to the Company amended and restated employment agreements, each in form substantially similar to that set forth respectively on Exhibit B and Exhibit C, attached hereto, and documents to be entered into in connection therewith and such agreements shall be in full force and effect.

9.3                       Conditions to Obligations of the Company.

The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 11.5(b):

(a)        Representations and Warranties.   For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Parent or Merger Sub set forth in this Agreement such that the aggregate effect of such inaccuracies (without regard to any materiality, or Parent Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) has, would reasonably be expected to have, a Parent Material Adverse Effect.

(b)        Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Parent and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)        Certificates.   Parent shall have delivered to the Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer or other duly authorized officers, to the effect that the conditions set forth in Section 9.1 as relates to Parent and Merger Sub and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent’s Board of Directors and Merger Sub’s Board of Directors and sole stockholder, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company and its counsel shall reasonably request.

9.4                       Frustration of Closing Condition.

No Party may rely on the failure of a condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to act in good faith or failure to use its reasonable efforts to consummate the transactions to the extent required by this Agreement.

ARTICLE X

TERMINATION

10.1                Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)        By mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

(b)        By either Parent or the Company in the event that the Merger shall not have been consummated by May 15, 2007 (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(b); or

(c)        By either Parent or the Company (provided that the terminating Party is not then in material breach of any covenant or other agreement contained in this Agreement and has not willfully breached any of such Party’s representations and warranties contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which breach would permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standards set forth in Section 9.2(a) or (b) or 9.3(a) or (b), as applicable; provided that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of reasonable efforts and the breaching Party exercises reasonable efforts to cure such breach, then the non-breaching Party may not terminate this Agreement under this Section 10.1(c) prior to 30 days following the receipt of written notice of such breach by the other Party; provided that the failure of Parent to deposit (or caused to be deposited) the Merger Consideration in the Payment Fund at the Closing prior to the Effective Time to the extent required hereunder and to the extent all of the conditions set forth in Section 9.1 and Section 9.2 have been met, shall not be subject to cure hereunder, and in the event of such breach, the Company may thereupon terminate this Agreement immediately; or

(d)        By either Parent or the Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby pursuant to Section 9.1(b) shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the transactions contemplated by this Agreement shall have become final and nonappealable; or

(e)        By either Parent or the Company in the event the Company Stockholder Approval is not obtained at the Stockholders’ Meeting or at any adjournment thereof where such matters were presented to such stockholders for approval and voted upon; or

(f)         By Parent in the event (i) the Board of Directors of the Company (or the Special Committee) shall have made a Change of Recommendation, (ii) the Company materially breaches Sections 8.1 or 8.2 hereof or (iii) the Board of Directors of the Company (or the Special Committee) resolves to take any of the foregoing actions.

(g)        By the Company if the Board of Directors of the Company (or Special Committee) shall have made a Change of Recommendation in accordance with Section 8.2(d).

A terminating Party shall provide written notice of termination to the other Party specifying the reason for such termination.

10.2                Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 8.7 and Article XI, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive such termination or abandonment in accordance with their terms.

10.3                Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time; provided, however, that this Section 10.3 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time.

ARTICLE XI

MISCELLANEOUS

11.1                Definitions.

(a)        The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section
Agreement	Preamble
Alternative Financing	8.5(c)
Ancillary Agreements	8.16
Antitrust Laws	8.3(a)
Bessemer Entities	Recitals
BOA	8.16
Book-Entry Shares	4.1(a)
Certificate of Merger	1.3
Certificates	4.1(a)
Change of Recommendation	8.2(d)
Closing	1.2
Company	Preamble
Company Balance Sheet Date	5.7
Company Benefit Plans	5.15(a)
Company Board Recommendation	5.24
Company Contracts	5.16
Company Expenses	11.2(g)
Company IP	5.11(a)
Company Licensed IP	5.11(a)
Company Options	3.4(a)
Company Owned IP	5.11(a)
Company SEC Reports	5.5
Company Stockholder Approval	8.1(b)
Company Warrants	3.4(a)
Continuing Employees	8.17(a)
Current Rollover Persons	Recitals
Debt Commitment Letter	6.7(a)
Debt Financing	8.5(c)

Dissenting Shares	3.3
DOJ	8.3(a)
DOL	5.15(b)
Effective Time	1.3
End Date	10.1(b)
Environmental Permits	5.12
Equity Financing	Recitals
ESPP	3.6
Fairness Opinion	5.23
FTC	8.3(a)
Group	8.2(b)
HoldCo	Recitals
Indemnified Parties	8.10(a)
Insight Entities	Recitals
IRS	5.15(b)
Lender	6.7
Letter of Transmittal	4.1(a)
Loan Agreement	8.16
Merger	1.1
Merger Consideration	3.1(c)
Merger Sub	Preamble
New Plans	8.17(a)
Old Plans	8.17(a)
Option Settlement Payment	3.4(b)
Option Surrender Agreement	3.4(b)
Parent	Preamble
Parent Expenses	11.2(f)
Paying Agent	4.1(a)
Payment Fund	4.1(a)
Rollover Contribution	Recitals
Schedule 13E-3	8.1(a)
Stockholders’ Meeting	8.1(b)
Takeover Laws	5.21
Termination Fee	11.2(b)
Transaction Documents	5.2(a)
Voting Agreement	Recitals
Voting Agreement Persons	Recitals
Warrant Settlement Payment	3.4(c)
Warrant Surrender Agreement	3.4(c)
William Blair	5.22

(b)        Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any written or oral Contract, offer or proposal or indication of interest (whether communicated to the Company or publicly announced to the Company’s stockholders) by any Person or Group (other than Parent or any of its Affiliates) with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, reclassification, or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company; (ii) any direct or indirect purchase or acquisition by any Person or Group of more than 15% of the voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company; (iii) any direct or indirect purchase of Assets, securities or ownership interests representing an amount equal to or greater than 15% of the fair value of the consolidated Assets of the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company; or (iv) any liquidation or dissolution of the Company or any of its Subsidiaries whose assets, individually or in the aggregate constitute more than 15% of the consolidated assets of the Company.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Closing Date” means the date on which the Closing occurs.

“Company Common Stock” means the $.01 par value common stock of the Company.

“Company Disclosure Schedules” means the written information entitled “Netsmart Disclosure Schedules” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Company Entities” means, collectively, the Company and all Company Subsidiaries.

“Company Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of September 30, 2006, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, as filed by the Company in the SEC Documents, and (ii) the consolidated balance sheets of the Company (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) included in the SEC Documents filed with respect to periods ended subsequent to September 30, 2006.

“Company Material Adverse Effect” means an event, change, condition or occurrence which, individually or together with any other event, change, condition or occurrence, has a material adverse impact or effect on (i) the financial position, condition, business assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its material obligations under this Agreement and the other Transaction Documents or to consummate the Merger or the other transactions contemplated hereby or thereby; provided that “Company Material Adverse Effect” shall not be deemed to include the impact or effect of (A) changes in Laws or interpretations applicable to the Company or the industry in which the Company operates, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries in a significant respect, taken as a whole, as compared to other Persons in the industry in which the Company and its Subsidiaries operate, (B) changes in GAAP or the interpretations thereof, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons in the industry in which the Company and its Subsidiaries operate, (C) compliance with and performance of this Agreement and the transactions contemplated by this Agreement, (D) changes affecting general economic conditions and the industry in which the Company operates except to the extent such change has a disproportionate effect on the Company and its Subsidiaries in a significant respect, taken as a whole, as compared to other Persons in the industry in which the Company and its Subsidiaries operate, (E) any change in the Company’s stock price or trading volume, in and of itself (it being agreed that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect), or (F) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being agreed that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect).

“Company Stock Plans” means the existing stock option and other stock-based compensation plans of the Company designated as follows: 1993 Long-Term Incentive Plan; 1998 Long-Term Incentive Plan; 1999 Long-Term Incentive Plan; 2001 Long-Term Incentive Plan; 1999 Employee Stock Purchase Plan; and Executive Retirement, Non-Competition and Consulting Plan, as amended.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include the Company Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 17, 2006 between the Company and Insight Venture Management, LLC.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding or undertaking of any kind or character.

“DGCL” means the General Corporation Law of the State of Delaware.

“Default” means (i) any breach or violation of, default under, contravention of or conflict with, any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, trust, policy, program, practice, custom understanding, arrangement or agreement providing compensation or other benefits for the benefit of any current or former officer, employee, director, retiree or independent contractor or any spouse, dependent or beneficiary thereof, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all codes, Laws (including common Law), ordinances, regulations, reporting or licensing requirements, rules, or statutes relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (x) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this subparagraph; (xi) any amendments to the statues, laws or ordinances listed in parts (i) - (x) of this subparagraph; and (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Company Entity would be treated as a single employer under Internal Revenue Code Section 414 or ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, asbestos, and polychlorinated biphenyls (PCBs).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean any and all (x) (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, patents, patent applications, provisional applications, patent equivalents, statutory invention registrations, and any disclosures, revivals, renewals, reissuances, divisions, continuations, continuations-in-part, revisions, extensions, reexaminations, or certifications relating to the foregoing, (ii) trademarks, service marks, trade names, devices, designs, icons, logos, slogans, or Internet domain names, or any other designation of origin, source or sponsorship, together with the goodwill relating to any of the foregoing, (iii) copyrights, copyrightable works, works of authorship, and moral rights, (iv) computer software and programs (excluding commercial, off-the-shelf software), databases, and mask works, and (v) confidential or proprietary information, including trade secrets, know-how, knowledge, technology and technical information, processes, formulae, discoveries, technical advances, designs or design protocols, devices, instructions, specifications, products and methods, as well as (y) any documentation and media constituting, describing or relating to any of the foregoing, and (z) any applications or registrations for any of the foregoing and including the Company Owned IP and the Company Licensed IP.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IP Agreements” means any and all agreements to which the Company or its Subsidiaries are a party with a third party governing licenses of any Intellectual Property to or from the Company or its Subsidiaries, other than routine commercial off-the-shelf shrink-wrap or click-through licenses.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the persons listed in Section 11.1 of the Company Disclosure Schedules after due inquiry.

“Law” means any code, law (including common law), ordinance, regulation, treaty reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Leased Real Property” means all real property that is not owned in fee simple by the Company or its Subsidiaries that the Company or its Subsidiaries either occupies or uses or has the right to occupy or use, together with all improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, determinable or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, charge, reservation, restriction, security interest, title retention, deed of trust, option, right of first refusal, defect in title preemptive right or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, (iii) the filing of a filing statement under the Uniform Commercial Code or its equivalent in any jurisdiction or (iv) any agreement by such Person to grant, give or otherwise convey any of the foregoing (each of the Liens referred to in clauses (i) and (ii), a “Permitted Lien”).

“Litigation” means any action, arbitration, mediation, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), hearing or administrative or other proceeding relating to or affecting such a Party.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger Sub Common Stock” means the $0.01 par value common stock of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Material Adverse Effect” means an event, change, condition or occurrence which, individually or together with any other event, change, condition or occurrence, has a material adverse impact or effect on the ability of Parent to perform its obligations under this Agreement and the other Transaction Documents or to consummate the Merger or the other transactions contemplated hereby or thereby.

“Parent Subsidiaries” means the Subsidiaries of Parent and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Party” means any of the Company, Merger Sub or Parent, and “Parties” means the Company, Merger Sub and Parent.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement, as amended or supplemented, used by the Company to solicit the Company Stockholder Approval.

“Real Property” means all real property that is owned by the Company or any of its Subsidiaries, and all of the Company’s or its Subsidiaries’ right, title, and interest in the improvements located thereon, together with all water lines, rights of way, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

“Real Property Leases” means any real estate leases (including, any assignment of a real estate lease or sublease) pursuant to which the Company or any of its Subsidiaries leases any Leased Real Property, and any and all assignable warranties of third parties with respect thereto, and any amendments, extensions and renewals of such real estate leases.

“Regulatory Authorities” means, collectively, the SEC, Nasdaq, the IRS, and all other federal, state, county, local, foreign or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” means any officers, directors, employees, investment banker, financial advisor, attorney, accountant, consultant or other representative, agent or advisor engaged by a Person.

“Rollover Agreements” means those individual agreements entered into by the Rollover Persons and Parent or Holdco, at or prior to the Closing Date, including employment or other agreements related thereto.

“Rolling Persons” means those holders of Company Options or shares of Company Common Stock, including the Current Rolling Persons, to be set forth in a schedule to be delivered by Parent to the Company no later than 5 days prior to the Closing Date.

“Rollover Options” means a number of Company Options held by the Rolling Persons that the Rolling Persons agree, pursuant to the Rollover Agreements shall be cancelled in exchange for options to purchase shares of common stock or other equity interests of Holdco.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules and other documents, including all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an SEC Document, filed or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Software” means any and all computer programs and software programs (including all source code and object code).

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliates with Parent or Merger Sub and are not members of the Company’s management and are “independent” as defined under applicable rules of the Nasdaq, formed for the purpose of, among other things, evaluating and making a recommendation for the full Board of Directors of the Company (including the Company Board Recommendation) with respect to this Agreement and the transactions contemplated hereby.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned or controlled directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least 75% of the voting securities of the Company or 75% of the consolidated Assets of the Company and its Subsidiaries, taken as a whole, and (ii) with respect to which the Board of Directors of the Company (or the Special Committee) (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory, timing of consummation and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal and (B) determines in its good faith judgment (after consultation with its financial advisors and receiving the advice of outside legal advisors and William Blair, its affiliates or any other financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders (including from a financial point of view) than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors and receiving the advice of outside legal advisors and William Blair, its affiliates or any other financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal). The Company acknowledges and agrees that each successive modification of the financial or other material terms of an Acquisition Proposal that is determined to be a Superior Proposal shall be deemed to constitute a new Superior Proposal if such proposal, as modified, otherwise shall satisfy the definition hereof.

“Surviving Corporation” means the Company as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, escheat, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, and any Liability imposed by Law for the Taxes of another Person, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group (including pursuant to Treasury Regulations 1.1502-6 and corresponding provisions of state, local and foreign Law), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Termination Fee Acquisition Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) involving the acquisition of at least 35% of the voting securities of the Company or 35% of the consolidated Assets of the Company and its Subsidiaries, taken as a whole.

“Trading Market” means the following markets or exchanges on which the Company Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market or the OTC Bulletin Board.

(c)        Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2                Expenses.

(a)        Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, whether or not the Merger is consummated.

(b)        Notwithstanding the foregoing, if Parent shall terminate this Agreement pursuant to Section 10.1(f) or if the Company shall terminate this Agreement pursuant to Section 10.1(g), then the Company shall pay to Parent an amount equal to three-percent (3.0%) of the aggregate Merger Consideration, Option Settlement Payments and Warrant Settlement Payments payable hereunder (the “Termination Fee”). Payment of the Termination Fee pursuant to this Section 11.2(b) shall be made by wire transfer of immediately available funds, to an account designated by Parent, no later than two business days from the date of termination of this Agreement.

(c)        If (i) either Parent or the Company terminates this Agreement pursuant to Section 10.1(e), (ii) at the time of the Stockholders’ Meeting there shall have been proposed or announced a bona fide Acquisition Proposal and (iii) either (A) within 365 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to such Acquisition Proposal or enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with the same Person who had made such Acquisition Proposal or (B) within 180 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with any Person, then at the closing or other consummation of a transaction with respect to such Acquisition Proposal or Termination Fee Acquisition Proposal, the Company shall pay Parent an amount equal to the Termination Fee less any Parent Expenses paid by the Company to Parent pursuant to Section 11.2(f) by wire transfer of immediately available funds, to an account designated by Parent, no later than two business days from the date such transaction is consummated.

(d)        If (i) either Parent or the Company terminates this Agreement pursuant to Section 10.1(b) and (ii) either (A) within 365 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to an Acquisition Proposal that was proposed or announced at the time of termination or enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with the same Person who had made such Acquisition Proposal or (B) within 180 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with any Person, then at the closing or other consummation of a transaction with respect to such Acquisition Proposal or Termination Fee Acquisition Proposal, the Company shall pay Parent an amount equal to the Termination Fee less any Parent Expenses paid by the Company to Parent pursuant to Section 11.2(f) by wire transfer of immediately available funds, to an account designated by Parent, no later than two business days from the date such transaction is consummated.

(e)        If (i) Parent shall terminate this Agreement pursuant to Section 10.1(c) and (ii) either (A) within 365 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to an Acquisition Proposal that was proposed or announced at the time of termination or enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with the same Person who had made such Acquisition Proposal or (B) within 180 days following the date of such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to any Termination Fee Acquisition Proposal with any Person, then at the closing or other consummation of a transaction with respect to such Acquisition Proposal or Termination Fee Acquisition Proposal, the Company shall pay Parent an amount equal to the Termination Fee less any Parent Expenses paid by the Company to Parent pursuant to Section 11.2(f) by wire transfer of immediately available funds, to an account designated by Parent, no later than two business days from the date such transaction is consummated.

(f)         In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 10.1(e) or 10.1(b), or if Parent terminates this Agreement pursuant to Section 10.1(c), in each case under circumstances in which the Termination Fee is not payable at the time of such termination pursuant to this Section 11.2, then the Company shall pay, to an account or account designated by Parent, as promptly as possible (and in any event within 2 business days) following receipt of an invoice therefor, all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than one-percent (1.0%) of the aggregate Merger Consideration, Option Settlement Payments and Warrant Settlement Payments payable hereunder; provided, however, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to this Section 11.2 shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this paragraph (f) of this Section 11.2; provided further, however, that the payment by the Company of the Parent Expenses pursuant to this paragraph (f) of this Section 11.2 shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to this Section 11.2.

(g)        In the event that this Agreement (i) is terminated by the Company pursuant to Section 10.1(c), or (ii) (A) is terminated by the Company pursuant to Section 10.1(b), (B) all conditions to Closing as set forth in Article IX, other than the conditions set forth in Section 9.2(g) with respect to the Debt Financing or Alternative Financing, have been satisfied, (C) all other conditions to the Debt Financing or Alternative Financing have been satisfied (except those conditions solely in control of the Parent, the Insight Entities or the Bessemer Entities and those conditions that are not able to be satisfied solely because the conditions that are solely in control of the Parent, the Insight Entities or the Bessemer Entities have not been satisfied), and (D) the failure to satisfy the conditions set forth in Section 9.2(g) is not caused by any breach of this Agreement by the Company; then the Parent shall pay, to an account or account designated by the Company, as promptly as possible (and in any event within 2 business days) following receipt of an invoice therefor, all of the Company’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by the Company on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Company Expenses”) as directed by the Company in writing, which amount shall not be greater than one-percent (1.0%) of the aggregate Merger Consideration, Option Settlement Payments and Warrant Settlement payments payable hereunder.

(h)        The Parties acknowledge that the agreement contained in paragraphs (b)-(g) of this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that without the agreement, they would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Termination Fee or Parent Expenses payable by it pursuant to this Section 11.2, then the Company shall pay to Parent, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank N.A. from the date such payment was due under this Agreement until the date of payment to the extent the Parent is successful in seeking a judgment or settlement for the payment by the Company of all or a portion of the Termination Fee or Parent Expenses. The Company acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Transaction Documents or any document or instrument delivered in connection herewith or therewith, the rights set forth in Section 11.2(g) shall be the Company’s or any of its Affiliates’ sole and exclusive remedy against the Parent, Merger Sub or any of their respective Affiliates, with respect to the matters set forth in Section 11.2(g) and with respect to the failure of Parent or Merger Sub to satisfy an obligation due to a failure to obtain the Debt Financing or the Alternative Financing to the extent the conditions precedent set forth in Section 9.2(g) are not available pursuant to the terms thereof, except as otherwise expressly set forth in the equity commitment letters entered into with the Insight Entities and the Bessemer Entities in connection with the Equity Financing.

11.3                Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to or shall confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 8.10.

11.4                Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Company Stockholder Approval of this Agreement has been obtained; provided, however, that after any such approval by the holders of Company Common Stock, no amendment shall be made that requires the further approval of the stockholders of the Company, without such further approval.

11.5                Waivers.

(a)        Prior to or at the Effective Time, Parent, acting through its Board of Directors (or Special Committee, as the case may be), chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b)        Prior to or at the Effective Time, the Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent or Merger Sub, to waive or extend the time for the compliance or fulfillment by Parent or Merger Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

(c)        The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6                Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests, and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary or Affiliate of Parent and (ii) Parent or Merger Sub may assign in its or their sole discretion, any of or all its or their rights, interests and obligations under this Agreement to any financing source, but in either case, no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7                Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, by courier or overnight carrier, or by facsimile transmission to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

the Company:	Netsmart Technologies, Inc.
3500 Sunrise Highway, Suite D-122
Great River, New York 11739
Attention: James Conway
Fax: (631) 968-2123
Copy to Counsel:	Farrell Fritz P.C.
1320 Reckson Plaza
Uniondale, NY 11556-1320
Attention: Nancy Lieberman, Esq.
Fax: (516) 227-0777

Copy to Special
Committee Counsel:	Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attention: Edward F. Cox, Esq.
Fax: (212) 336-2222
Parent:	NT Acquisition, Inc.
c/o Insight Venture Management, L.L.C.
680 Fifth Avenue, 8th Floor
New York, NY 10019
Attention: Lawrence Handen
Fax: (212) 230-9272
Copy to Counsel:	O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Ilan S. Nissan, Esq.
Fax: (212) 326-2061

11.8                Governing Law.

Regardless of any conflict of Law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. All actions and proceedings arising out of or relating to this Agreement (including any action or proceeding by a person who is a beneficiary of Section 8.10 to enforce his or her rights thereunder) shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or any federal court sitting in the State of Delaware. The Parties hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any proceeding arising out of or relating to this Agreement brought by any Party or any beneficiary of Section 8.10 and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or the transactions contemplated herein may not be enforced in or by any of the above-named courts.

11.9                Counterparts.

This Agreement may be executed in two or more counterparts, including via facsimile transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10         Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.11         Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12         Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, except as otherwise provided in Section 11.2(h), the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13         Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14         Waiver of Jury Trial.

Each Party hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated herein. Each Party (a) certifies that no agent or representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated herein, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.14.

11.15         Disclosure Schedules.

Parent and Merger Sub shall be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement only if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Schedules in sufficient detail and is reasonably apparent to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedules (i) does not represent a determination by the Company that such item is “material” or has, or would reasonably be expected to have, a Company Material Adverse Effect and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:
NT ACQUISITION, INC.
By:	/s/ LAWRENCE HANDEN
Name:	Lawrence Handen
Its:	President
MERGER SUB:
NT MERGER SUB, INC.
By:	/s/ LAWRENCE HANDEN
Name:	Lawrence Handen
Its:	President
THE COMPANY:
NETSMART TECHNOLOGIES, INC.
By:	/s/ JAMES L. CONWAY
Name:	James L. Conway
Its:	CEO

Annex A

John F. Phillips
Gerald O. Koop
James L. Conway
Anthony F. Grisanti
Joseph G. Sicinski
Francis J. Calcagno
John S.T. Gallagher
Yacov Shamash
Kevin Scalia
Alan B. Tillinghast

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NETSMART TECHNOLOGIES, INC.

ARTICLE I

NAME

The name of the corporation (herein called the “Corporation”) is “Netsmart Technologies, Inc.”

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle 19808. The name of the registered agent of the Corporation at such address is Corporate Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall be of one class, shall be designated Common Stock and shall have a par value of $0.01 per share.

ARTICLE V

DIRECTORS

The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

ARTICLE VI

MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

6.1        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered:

(a)        to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation;

(b)        without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the board of directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property;

In addition to the powers and authorities herein or by statute expressly conferred upon it, the board of directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Corporation.

6.2        Any director or any officer elected or appointed by the stockholders or by the board of directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

6.3        From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (c).

ARTICLE VII

CREDITORS MEETINGS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the DGCL, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

INTERESTED TRANSACTIONS

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

CORPORATE OPPORTUNITY

9.1        In anticipation that Insight Venture Partners V, L.P., Bessemer Venture Partners VI L.P. and/or their respective affiliates (each, an “Investor”, and collectively, the “Investors”) will be, indirectly or directly, substantial stockholders of the Corporation, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with each Investor

(including service of officers, directors, partners, managers, employees or affiliates of each Investor (collectively, “Investor Persons”) as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article IX are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Investors and any Investor Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

9.2        Except as the Investors may otherwise agree in writing, each Investor shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and no Investor or Investor Person (except as provided in paragraph (c) of this Article IX) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of such Investor or such Investor Person’s participation therein. In the event that any Investor or Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Investor, such Investor or Investor Person shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that such Investor or Investor Person shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such Investor pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

9.3        In the event that a director or officer of the Corporation who is an Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and any Investor, such corporate opportunity shall belong to such Investor, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, unless such corporate opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Corporation, in which case such corporate opportunity shall belong to the Corporation.

9.4        For the purposes of this Article IX, “corporate opportunities” shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation’s business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy.

9.5        Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

9.6        For purposes of this Article IX only, the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board required by this Certificate of Incorporation, the affirmative vote of the holders of more than eighty percent (80%) of the voting power of the Common Stock then outstanding, voting together with a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of any Investor or Investor Person, or adopt any provision adverse to the interests of any Investor or Investor Person and inconsistent with, any provision of this Article IX.

ARTICLE X

INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

10.1     Right to Indemnification.   Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph (b) of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part hereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, further, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article X or otherwise.

10.2     Right of Claimant to Bring Suit.   If a claim under Paragraph (a) of this Article X is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition whether the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

10.3     Non-Exclusivity of Rights.   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

10.4     Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent, of other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

*     *     *     *

Annex B

November 18, 2006

Special Committee of the Board of Directors
Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, NY 11739

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than the Current Rollover Persons as well as Bessemer Venture Partners VI, L.P. and Insight Venture Partners V. L.P. or their respective affiliates) (collectively the “Stockholders”) of Netsmart Technologies, Inc. (the “Company”) of the $16.50 per share in cash (the “Merger Consideration”) proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger dated as of November 18, 2006 (the “Merger Agreement”) by and among NT Acquisition, Inc. (“Parent”), NT Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Merger Agreement. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement: (i) Merger Sub shall be merged with and into the Company (the “Merger”); and (ii) each share of common stock of the Company, excluding treasury shares and shares held by any Company Entity or any Parent Entity and excluding shares held by Stockholders who perfect their statutory appraisal rights as provided in Section 3.3 of the Merger Agreement, issued and outstanding at the Effective Time will be converted into the right to receive the Merger Consideration less any applicable withholding of taxes upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) certain audited historical financial statements of the Company for the three years ended December 31, 2005; (c) the unaudited financial statements of the Company for the three quarters ended September 30, 2006; (d) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”), prepared by the senior management of the Company; (e) certain publicly available business and financial information relating to the industry in which the Company operates; (f) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) current and historical market prices and trading volumes of the common stock of the Company; and (i) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management of the Company. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have not assumed any obligation to conduct, nor have we

B-1

conducted a physical examination of the properties or facilities of the Company. We have further relied on the assurances of the senior management of the Company that it is not aware of any facts that would make such information inaccurate or misleading. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved as indicated and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement without any waiver, delay, amendment or modification of any material terms or conditions by the Company. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for consummation of the Merger will be obtained without any adverse effect on the Company. In each case, we have made these assumptions with your permission.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the draft of the Merger Agreement and is not intended to confer rights or remedies upon any other person or entity (including, without limitation, the stockholders of the Company). Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. In that regard, we were not asked to consider, nor did we consider, any alternatives that may be available to the Company. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.

B-2

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are eligible for appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder eligible for appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are eligible for appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is eligible for appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise eligible for appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become eligible for appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not eligible for appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NETSMART TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

[   •   ], 2007

[   •   ]

Netsmart Technologies, Inc. 3500 Sunrise Highway
Great River, NY 11739

This proxy is solicited by the board of directors for use at the Special Meeting on [   •   ], 2007.

The undersigned hereby appoints JAMES L. CONWAY and ANTHONY F. GRISANTI, and each of them, as lawful proxies, separately and with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned all shares of the common stock, $0.01 par value, of Netsmart Technologies, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of Netsmart Technologies, Inc. on [   •   ], 2007, and any adjournment, continuation or postponement thereof. The above named proxies are instructed to vote as specified all of the undersigned’s shares of stock on the proposal set forth in the accompanying Notice of Special Meeting and Proxy Statement, the receipt of which such shareholder acknowledges, and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy relates to shares owned by the undersigned. Each share of common stock is entitled to one vote.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. A proxy that is returned properly signed but without direction as to voting will be voted “FOR” the approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS
(Important—To be signed and dated on reverse side)

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE IS
NECESSARY IF MAILED FROM THE UNITED STATES

See reverse for voting instructions

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to:

Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, NY 11739
Attention: Corporate Secretary

Netsmart Technologies, Inc.’s Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

MARK THE APPROPRIATE BOXES BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO
VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION

1.

Proposal to adopt the Agreement and Plan of Merger, dated as of November 18, 2006, by and among NT Acquisition, Inc., NT Merger Sub, Inc. and Netsmart Technologies, Inc. NT Merger Sub, Inc. will be merged with and into Netsmart Technologies, Inc. and each share of common stock of Netsmart Technologies, Inc. outstanding immediately prior to the merger (other than shares held by NT Acquisition, Inc., NT Merger Sub, Inc. and Netsmart Technologies, Inc. (or any of its subsidiaries) and other than shares held by stockholders properly exercising appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $16.50 in cash, without interest.

		☐	For	☐	Against	☐	Abstain
2.	To approve postponements or adjournments of the special meeting, if necessary, to solicit additional proxies.	☐	For	☐	Against	☐	Abstain
3.	In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting, including any adjournments or postponements of the meeting.	☐	For	☐	Against	☐	Abstain

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN PERSONALLY.  WHERE APPLICABLE, INDICATE YOUR OFFICIAL POSITION OR REPRESENTATION CAPACITY.  IF NO INSTRUCTIONS ARE INDICATED, ALL OF YOUR SHARES WILL BE VOTED FOR APPROVAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

IMPORTANT: Please sign exactly as your name(s) appear(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.